Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

Paloma Permian Holdings, LLC,

and

Paloma Permian Intermediate, LLC,

as Sellers,

and

Paloma Permian, LLC,

as Company,

and

MRC Ranger, LLC,

as Purchaser,

and, solely for purposes of Section 14.18,

MRC Energy Company,

as Purchaser Parent,

Dated as of July 22, 2026

i

EXHIBITS:

Exhibit A	Assets
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Surface Rights and Rights of Way
Exhibit B	Form of Assignment of Subject Securities
Exhibit C	Form of Excluded Asset Assignment
Exhibit D	Illustration of Effective Time Working Capital and Unadjusted Purchase Price Adjustments
Exhibit E	Form of Excluded Asset JOA
Exhibit F	Form of Termination and Release Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of AMI and Standstill Agreement
Exhibit I	R&W Conditional Binder

SCHEDULES:

Schedule AC	Acquisition Costs
Schedule 1.1	Company Hedges
Schedule 1.2	Excluded Assets
Schedule 1.3	Knowledge
Part A	Sellers’ and Company’s Knowledge
Part B	Purchaser’s Knowledge
Schedule 1.4	Lease Records
Schedule 1.5	Lease Expirations
Schedule 2.8	Allocated Value
Schedule 4.4	Seller Conflicts
Schedule 5.1	Existence and Qualification
Schedule 5.4	Company Conflicts
Schedule 5.5	Capitalization
Schedule 5.6	Financial Statements
Schedule 5.7	Undisclosed Liabilities
Schedule 5.8	Litigation
Schedule 5.10	Taxes
Schedule 5.12	Compliance with Laws
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Certain Material Contract Matters
Schedule 5.14	Outstanding Capital Commitments
Schedule 5.15	Preferential Rights
Schedule 5.16	Wells
Schedule 5.17	Environmental Matters
Schedule 5.18	Royalties
Schedule 5.19	Imbalances
Schedule 5.20	Advance Payments
Schedule 5.21(a)	Owned Real Property

v

Schedule 5.21(b)	Leased Real Property
Schedule 5.21(c)	Surface Rights and Rights of Way
Schedule 5.21(d)	Real Property Restrictions
Schedule 5.23	Insurance
Schedule 5.24	Indebtedness
Schedule 5.25(a)	Bank Accounts
Schedule 5.25(b)	Officers; Powers of Attorney
Schedule 5.28	Absence of Certain Changes
Schedule 5.30	Suspense Funds
Schedule 5.31	Payout Balances
Schedule 5.32	Credit Support Obligations
Schedule 5.34	Lease Status
Schedule 5.37	Consents
Schedule 5.40	Specified Matters
Schedule 5.42	Non-Consent Operations
Schedule 5.48	Certain Transfers
Schedule 8.2	Operation of Business of Company Group
Schedule 8.2(e)	Ordinary Course Development Plan
Schedule 8.16	Property Trades
Schedule 10.2(l)	Standstill Agreement Parties
Schedule 13.2(d)	Specified Liability Matters

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of July 22, 2026 (the “Execution Date”), by and among Paloma Permian Holdings, LLC, a Delaware limited liability company (“Paloma Holdings”), Paloma Permian Intermediate, LLC, a Delaware limited liability company (“Paloma Intermediate” and together with Paloma Holdings, each a “Seller” and collectively, “Sellers”), Paloma Permian, LLC, a Delaware limited liability company (the “Company”), MRC Ranger, LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of Section 14.18, MRC Energy Company, a Texas corporation (“Purchaser Parent”, and together with Purchaser, the “Purchaser Parties”). Each Seller and each of Company, Purchaser and, solely for purposes of Section 14.18, Purchaser Parent are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Sellers collectively desire to sell, and Purchaser desires to purchase, one hundred percent (100%) of the issued and outstanding Securities (as defined below) of the Company (the “Subject Securities”), with such Subject Securities being more fully described on Schedule 5.5.

WHEREAS, the Company owns one hundred percent (100%) of the issued and outstanding Securities of Paloma Permian AssetCo, LLC, a Delaware limited liability company, and Paloma Permian Nominee Corporation, a Delaware corporation; and

WHEREAS, pursuant to the Agency Agreement dated as of January 19, 2024 by and between Paloma Permian AssetCo, LLC and Paloma Permian Nominee Corporation, Paloma Permian Nominee Corporation holds legal title to certain federal oil and gas leases as an agent on behalf of Paloma Permian AssetCo, LLC, with Paloma Permian AssetCo, LLC retaining all of the economic benefits and burdens of such assets.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

Article 1

Definitions

Section 1.1         Certain Definitions. As used herein:

“AAA” means the American Arbitration Association.

“Accounting Principles” is defined in Section 2.5(a).

“Accounting Referee” is defined in Section 2.7(b).

“Acquisition Costs” means any actual and documented direct costs and expenses incurred by the applicable member of the Company Group to fund the consideration for the acquisition of any interests set forth on Schedule AC, including amounts owed as deferred purchase price or otherwise pursuant to a contractual obligation with respect to a future payment of consideration.

“Action” means any action, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitral action, hearing, audit by a Governmental Authority or criminal prosecution.

“Adjusted Purchase Price” is defined in Section 2.2.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with “control” in such context meaning the ability to direct the management or policies of a Person through ownership of voting Securities, pursuant to a written agreement, or otherwise; provided, however, each member of Company Group shall be deemed to be an Affiliate of each Seller (and not of Purchaser or its Affiliates) for all periods prior to the Closing, each member of Company Group shall be deemed to be an Affiliate of Purchaser (and not of any Seller or its Affiliates) for all periods after the Closing, and when used with respect to any Seller, except when used in clause (c) of the definition of “Excluded Records” and in the definition of Seller Group (in which case, such term shall exclude any operating or other portfolio company of EnCap Investments L.P. or any investment fund managed by EnCap Investments L.P. (other than Paloma Resources and any member of the Company Group) other than in Article 13 (excluding the last sentence of Section 13.4(a)) and Article 14), the term “Affiliate” shall not include EnCap Investments L.P., any operating or other portfolio company of EnCap Investments L.P. or any investment fund managed by EnCap Investments L.P. (other than Paloma Resources and any member of the Company Group).

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means, (a) with respect to the applicable Subject Formation as to each Lease and Well, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Lease and Well and (b) as to the other Assets, if any, listed on Schedule 2.8, the portion of the Unadjusted Purchase Price allocated to each such Asset on Schedule 2.8, in each case of (a) and (b), as such amounts may be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.4 applicable to such Asset.

“Allocation” is defined in Section 2.8.

“Applicable Indemnity Cap” means (a) with respect to Sellers’ Representative’s obligations and liabilities under Section 13.2: (i) Overall Indemnity Cap, (ii) with respect to the Specified Representations and the indemnity obligation of Sellers in Section 13.2(b), the Specified Representation Indemnity Cap, and (iii) with respect to the Specified Liability Matters and the indemnity obligation of Sellers in Section 13.2(d), the Specified Liability Matters Indemnity Cap, and (b) with respect to Purchaser’s obligations and liabilities under Section 13.1, the cap specified in Section 13.3(c)(ii).

“Asset Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Asset with a positive Allocated Value or portion thereof as a result of or in connection with the transfer of such Asset.

“Assets” means all of the Company Group’s assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including (i) all goodwill related thereto and (ii) such Company Group’s individual or collective right, title, and interest in and to the following:

(a)            all Hydrocarbon leases, mineral interests, fee mineral interests, overriding royalties, reversionary interests, non-participating royalty interests, net profit interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases or other interests described herein, including those interests set forth on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Leases or any Wells (the “Units”), together with all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or the Units (collectively, the “Lands”);

(b)            any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under, or within the Lands, including those described on Exhibit A-2, and any related facilities (the “Wells”, and together with the Leases, the Units and the Lands, the “Oil and Gas Properties”), in each case whether producing, non-producing, or permanently or temporarily Plugged and Abandoned;

(c)            all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface, in each case to the extent appurtenant to, and used or held for use in connection with, the ownership or operation of the Oil and Gas Properties, including the property described on Exhibit A-3 (the “Surface Rights and Rights of Way”); and

(d)            all other assets and real or personal property owned, leased or licensed by the Company Group, including all of Company Group’s bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds;

provided, however, “Assets”, “Leases”, “Units”, “Wells”, “Surface Rights and Rights of Way” and “Oil and Gas Properties” shall not include any Excluded Assets.

“Assignment” is defined in Section 10.2(b).

“Audit Firm” is defined in Section 8.10(a).

“Balance Sheet Date” is defined in Section 5.6.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.

“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business” means the ownership, development and operation by Company Group of the Assets and other activities conducted by Company Group that are incidental, ancillary or necessary thereto.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required to be closed for business in Houston, Texas.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by the Company Group.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

“Cash and Cash Equivalents” means, as of the time of determination, (a) money, currency or a credit balance in a deposit account at a financial institution (subject to the proviso below), (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash equivalents in accordance with GAAP; provided, however, that, Cash and Cash Equivalents shall be calculated net of (x) restricted balances, that are not freely usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the Company Group on behalf of Third Parties in each case other than the Credit Documents), and (y) outstanding outbound checks, draws, ACH debits and wire transfers.

“Casualty Event” is defined in Section 8.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 13.5(b).

“Closing” is defined in Section 10.1.

“Closing Certificate” means the certificate delivered by Sellers and Company at the Closing pursuant to Section 10.2(d).

“Closing Date” is defined in Section 10.1.

“Closing Distribution” means a distribution to be made by the Company Group at or immediately prior to Closing to Sellers in an amount equal to all of the Cash and Cash Equivalents of the Company Group as of the close of business six (6) Business Days prior to the Closing Date.

“Closing Payment” means the amount of cash consideration payable by Purchaser at the Closing and disbursed in accordance with Section 2.6(a), which shall be an amount equal to the remainder of the estimate of the Adjusted Purchase Price as determined pursuant to Section 2.7(a), minus the Deposit, and minus the Holdback Amount.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the introductory paragraph hereof.

“Company Group” means the Company and each of its Subsidiaries.

“Company Hedges” means the Hedges described on Schedule 1.1.

“Company Indemnified Parties” is defined in Section 8.9(a).

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Paloma Permian, LLC dated as of January 24, 2024 (as amended as of the Execution Date).

“Company Taxes” means (a) any Taxes imposed on or with respect to any member of the Company Group or the Assets or the Business and (b) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to any member of the Company Group, determined as though each member of the Company Group that is a member of such Seller Consolidated Group were members of a Consolidated Group that only included such members of the Company Group; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes, (ii) Taxes imposed on or with respect to gain recognized by any Seller from the transactions described in this Agreement or (iii) Transfer Taxes.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 1, 2026, by and between Company and MRC Permian Company, as amended from time to time.

“Consent” means any consent, approval, authorization, or permit of, or filing with, or notification to, any Governmental Authority or any other Person which is required to be obtained, made, or complied with for or in connection with the sale, assignment or transfer of the Subject Securities or the other transactions contemplated by this Agreement or the other Transaction Documents.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal Income Tax Returns and any similar group under foreign, state or local Law.

“Contracts” means all contracts, agreements and instruments that are binding on any member of the Company Group, the Assets or the Business or that relate to the ownership, development or operation of the Assets or the Business, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts pursuant to which Company Group acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, recycling agreements, disposal agreements and processing agreements; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Leases, Surface Rights and Rights of Way and other instruments of record constituting Company Group’s chain of title to the Oil and Gas Properties or Surface Rights and Rights of Way.

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Document Indebtedness” means all Pre-Effective Time Credit Document Indebtedness and Post-Effective Time Credit Document Indebtedness.

“Credit Documents” means (a) that certain Credit Agreement dated as of May 23, 2025 (as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Time, the “Paloma Credit Agreement”), among Paloma Permian Holdings, LLC, BOKF, NA DBA BANK OF TEXAS, as administrative agent, issuing bank, lead arranger and bookrunner and the lenders party thereto and (b) all Loan Documents (as defined in the Paloma Credit Agreement described in subpart (a)  of this definition), in each case of subparts (a)  and (b), together with any amendments, supplements, extensions and/or replacements thereof.

“Credit Support” is defined in Section 5.32.

“Cure Deadline” means the date that is one hundred and fifty (150) days after the Closing Date.

“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.7(b).

“D&O Insurance” means a directors’ and officers’ insurance and indemnification policy.

“Damages” means the amount of any actual loss, cost, costs of settlement, damage, fine, penalty, obligation, Taxes, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 13 or (b) any damages that are waived, released or restricted under Section 14.11.

“Data Room” means any virtual data room established by or on behalf of Sellers pertaining to the Assets.

“Data Security Requirements” means collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, disclosure, security, or disposal of any personal information or data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company Group: (i) the Company Group’s own published rules, policies, and procedures; (ii) all applicable Laws; and (iii) Contracts to which any member of the Company Group is party or by which it is otherwise bound.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” is defined in Section 3.2(d).

“Defect Deadline” is defined in Section 3.2(a).

“Defect Escrow Amount” means an amount equal to the positive remainder, if any, of (a) the aggregate Defect Amounts with respect to all alleged Defects (after giving effect to Section 3.2(d)(viii) and Section 3.2(f)(i)) asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline minus (b) the Title Defect Deductible or the Environmental Defect Deductible, as applicable, minus (c) the aggregate amount of all Defect Amounts with respect to any and all Defects and Defect Amounts with respect thereto that Sellers and Purchaser have agreed upon prior to Closing and/or that Sellers and Purchaser have agreed that Sellers have cured prior to Closing minus (d) the aggregate amount of all Title Benefit Amounts with respect to any and all Title Benefits and Title Benefit Amounts with respect thereto that Sellers and Purchaser have agreed upon prior to Closing plus (e) the aggregate Title Benefit Amounts with respect to all alleged Title Benefits asserted by Sellers pursuant to one or more valid Title Benefit Notices prior to the Closing that Sellers and Purchaser have not agreed upon prior to Closing.

“Defect Notice” is defined in Section 3.2(a).

“Defect Referee” means the Title Referee or the Environmental Referee, as applicable.

“Deferred Employment Taxes” means any indebtedness, liability or other obligation for any employment or payroll Taxes deferred pursuant to the CARES Act, IRS Notice 2020-65 or IRS Notice 2021-11.

“Deposit” is defined in Section 2.3(a).

“Direct Claim” is defined in Section 13.5(g).

“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of each Seller or Company set forth in Article 4 or Article 5.

“Dispute” is defined in Section 14.3(a).

“Effective Time” means 12:01 a.m., Central Time, on June 1, 2026.

“Effective Time Working Capital” means the positive or negative amount of (a) the Working Capital Assets minus (b) the Working Capital Liabilities. An illustrative example of the calculation of the Effective Time Working Capital, as well as the adjustments contemplated by Section 2.4 is set forth in Exhibit D; provided, however, that for the avoidance of doubt, in the event of a contradiction or inconsistency between the definitions of Working Capital Assets and Working Capital Liabilities and the provisions of Section 2.4, on the one hand, and the illustrative example, on the other hand, such definitions and provisions shall control.

“Emergency Event” is defined in Section 8.2(c).

“Environmental Defect” means any violation of any Environmental Laws or condition with respect to the Assets (including any Release of Hazardous Substances) that presently requires Remediation under applicable Environmental Laws and, with respect to the Oil and Gas Properties, any of the costs thereof are or would be chargeable to Company Group’s Working Interest in an Oil and Gas Property; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM, (b) Plugging and Abandonment obligations or liabilities as may be required by any Governmental Authority, (c) the flaring of natural gas or other gaseous hydrocarbons, except where such flaring is in violation of Environmental Law or a Permit issued thereunder, (d) any condition, matter, Release or Environmental Liability expressly disclosed in the Disclosure Schedules, (e) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), except with respect to equipment that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or the use or condition of which is in violation of or presently requires Remediation under Environmental Law or (f) has been cured or Remediated as of the Closing Date.

“Environmental Defect Deductible” means an amount equal to one percent (1.0%) of the Unadjusted Purchase Price.

“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment or biological resources; or (iii) the disposal, transportation, storage, management, Release or threat of Release of Hazardous Substances.

“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with or remedial obligations arising under any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Assets.

“Environmental Referee” is defined in Section 3.2(i)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 5.11(f).

“Escrow Agent” means UMB Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Execution Date among each Seller, Purchaser and the Escrow Agent, as such may be amended, supplemented or replaced from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Asset JOA” is defined in Section 3.2(g)(ii).

“Excluded Assets” means the following: (a) the assets and properties, if any, set forth on Schedule 1.2, (b) the Excluded Records; (c) any Assets expressly excluded pursuant to Section 3.2(g)(ii); (d) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets related to Pre-Effective Time Company Taxes and Flow Through Income Taxes for any Tax period (or portion thereof) ending on or before the Closing Date; (e) to the extent not covered in subclause (d) of this definition, any and all claims for refunds or credits owed to any member of the Company Group from any Governmental Authority or Third Party to the extent related or attributable to the period prior to the Effective Time, (f) the Subject Marks, (g) any proceeds or earnings with respect to any other Excluded Assets, and (h) all computer servers, computer hardware, software (including software licenses), phones, cellular phones, radios and similar equipment and property (except owned SCADA equipment).

“Excluded Asset Assignment” means an assignment and conveyance of the Excluded Assets from any member of Company Group to one or more Sellers or their respective designees in the form attached hereto as Exhibit C.

“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions, documents and records relating to the auction, marketing, sales negotiation or sale of the Subject Securities or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and Records that relate primarily to the businesses of any Affiliate of any Seller other than any member of Company Group or the Business; (c) legal records and legal files of any member of Company Group with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or any member of Company Group’s legal counsel (other than title opinions); (d) except for any Contracts that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Records), all e-mails on Paloma Resources’ or any member of the Company Group’s servers and networks relating to the Assets or the Excluded Assets and all other electronic files on Paloma Resources’ or Company Group’s servers and networks constituting any other Excluded Records; and (e) any personnel or employee records.

“Execution Date” is defined in the introductory paragraph hereof.

“Final Settlement Statement” is defined in Section 2.7(b).

“Financial Statements” is defined in Section 5.6.

“Financing” is defined in Section 6.8.

“Financing Source” means each Person (other than the Purchaser or any of its Affiliates) that has committed to provide or arrange any Financing, or that otherwise is or becomes a party to any agreement in connection with all or part of any Financing, including any Person (other than the Purchaser or any of its Affiliates) party to any commitment letter, engagement letter, joinder agreement, fee letter, indenture, loan agreement, credit agreement or other agreement relating to any Financing.

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity (e.g., an entity treated as a partnership or disregarded entity for Income Tax purposes) on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Fraud” means, (a) any actual and intentional fraud or misrepresentation by Seller or the Company with respect to the making of any representation or warranty of any Seller and/or Company set forth in Article 4 or Article 5 or the Special Warranty of Title; provided, that such actual and intentional fraud or misrepresentation of a Seller and/or Company shall only be deemed to exist if any of the individuals identified in clause (a) of the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by any Seller and/or Company in Article 4 or Article 5 were actually breached when made, with the intention that Purchaser rely thereon to Purchaser’s detriment and (b) any actual and intentional fraud or misrepresentation by Purchaser with respect to the making of any representation or warranty of Purchaser set forth in Article 6; provided, that such actual and intentional fraud or misrepresentation of Purchaser shall only be deemed to exist if any of the individuals identified in clause (b) of the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Purchaser in Article 6 were actually breached when made, with the intention that a Seller or the Company rely thereon to such Seller’s or the Company’s detriment. For the avoidance of doubt, “Fraud” (and any claims for aiding and abetting fraud or conspiracy to commit fraud) does not include (a) constructive fraud, equitable fraud, unfair dealings fraud, promissory fraud, or any torts (including a claim for fraud) based on negligence or recklessness or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness, or any similar theory. A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.7, Section 4.8, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, and Section 5.27 (including the corresponding representations and warranties given in the Closing Certificate).

“GAAP” means generally accepted accounting principles in the U.S.

“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, certificate of formation, by-laws, the limited partnership agreement, the partnership agreement, the operating agreement or the limited liability company agreement or such other organizational documents of such Person which govern the formation, operation and governance of such Person.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof, or any person acting in an official capacity for such government or organization, including (a) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (c) any non-U.S. political party or party official or any candidate for foreign political office.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “solid waste”, “hazardous waste”, “hazardous substance”, “hazardous material” or “toxic substance” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law, including hazardous substances under CERCLA.

“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which any member of Company Group is bound.

“Hedge Gains” means, with respect to the Company Hedges, the amount to which any member of Company Group is entitled to receive under the terms of any and all such Company Hedges (without offset or netting of amounts under any other Hedge transaction with the counterparty that is a party to such Company Hedges), including any liquidation and/or termination fees or payments made upon the liquidation or termination of the same.

“Hedge Losses” means, with respect to the Company Hedges, the amount any member of Company Group is obligated to pay to the applicable counterparty (under the terms of such Company Hedges), without offset or netting of amounts under any other Hedge transaction with the counterparty that is a party to any such Company Hedges, including any liquidation and/or termination fees or payments payable upon the liquidation or termination of the same.

“Holdback Amount” means (a) as of the Closing Date, an amount equal to the Specified Representation Indemnity Cap, plus three million dollars ($3,000,000), and (b) as of the applicable date of determination after the Closing Date, an amount equal to the sum of (i) such amount described in subpart (a) of this definition plus (ii) any and all interest and earnings accrued on the Holdback Amount under the Escrow Agreement after the Closing Date as of such date of determination minus (iii) any and all disbursements and distributions of the Holdback Amount made after Closing pursuant to Section 13.6.

“Holdback Release Date” means the date that is eighteen (18) months after the Closing Date.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, processing agreements, and gathering or transportation agreements.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating tax, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above (but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating tax, real or personal property transfer or other similar Taxes), or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indebtedness” means, with respect to any Person, at any date, in each case without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with the Accounting Principles, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from any member of Company Group in the ordinary course of business), (b) all obligations of such Person evidenced by loans, bonds, mortgages, debentures, indentures, notes or debt securities or other debt instrument, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) that portion of any obligations of the Company Group under any capital leases (excluding the Leases and any operating lease liabilities recognized in accordance with Accounting Standards Codification 842) which are recorded as capital leases on the Financial Statements to the extent not reflected as a current liability on the balance sheet of Company Group, (f) all obligations in respect of any reimbursement obligations or obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds, and performance bonds, whether or not matured, (g) amounts owing by such Person as deferred purchase price for property or services (other than any Acquisition Costs), including “earn-out” payments, direct or indirect guarantees in respect of, any obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any such indebtedness or obligations referred to in clauses (a) through (f) above or any indebtedness or obligations of any other Person, (h) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any other Indebtedness that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, and (i) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles (excluding, in each case, for the avoidance of doubt, Tax obligations).

“Indemnified Person” is defined in Section 13.5(a).

“Indemnifying Party” is defined in Section 13.5(a).

“Indemnitors” is defined in Section 8.9(f).

“Individual Threshold” means One Hundred Twenty Five Thousand Dollars ($125,000.00).

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress; (c) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing); (d) trade secrets, including but not limited to, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; and (e) registrations and applications for registrations for any of the foregoing.

“International Trade Laws” means (a) any economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. State Department, (b) all applicable Laws relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act), and any other export or import controls administered by an agency of the U.S. government, and (d) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) as to any Seller and/or Company, the actual knowledge of only those Persons named on Part A of Schedule 1.3, and such knowledge as any such Persons would have obtained, in each case, after reasonable inquiry of their respective direct reports who, in each case, would reasonably be expected to have actual knowledge of the matter in question and (b) as to Purchaser, the actual knowledge of only those Persons named on Part B of Schedule 1.3, and such knowledge as any such Persons would have obtained, in each case, after reasonable inquiry of their respective direct reports who, in each case, would reasonably be expected to have actual knowledge of the matter in question.

“Lands” is defined in subsection (a) of the definition of “Assets”.

“Laws” means all laws, statutes, rules, regulations, ordinances, Orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Leakage” means any of the following arising after the Effective Time and on or prior to the Closing: (a) any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of shares or quotas) or other payment made on any Securities of any member of the Company Group, by any member of the Company Group to or on behalf of or for the benefit of, any Seller or any other member of the Seller Group (other than a member of the Company Group), including the Closing Distribution but excluding any dividends or distributions of any Excluded Assets; (b) any sale, transfer or surrender of any assets or rights from any Seller or any other member of the Seller Group (other than a member of the Company Group) to any member of the Company Group to the extent such sale, transfer or surrender of assets or rights is in excess of their fair market value; (c) any liabilities assumed, indemnified, guaranteed, incurred or paid by any member of the Company Group for the benefit of or on behalf of any Seller or any other member of the Seller Group (other than a member of the Company Group or pursuant to the terms of the Management Services Agreement); (d) any waiver, forgiveness or release by any member of the Company Group of any amount owed to it by (or any right or any claim against) any Seller or any other member of the Seller Group (other than a member of the Company Group); and/or (e) any agreement or arrangement entered into by any member of the Company Group to give effect to any matter referred to in subparts (a) through (d) above. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the general and administrative expenses and overhead costs of the Company Group actually incurred on behalf of the Company Group, the Assets or the Business between the Effective Time and Closing up to $800,000 per month plus any amounts with respect to which any member of the Company Group is obligated to provide indemnification pursuant to any Material Contracts, joint operating agreements or similar agreements shall not constitute Leakage hereunder or otherwise result in any downward adjustment to the Unadjusted Purchase Price.

“Leased Real Property” means all of the Company Group’s right, title and interest in and to the leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group members, in each case, other than any Oil and Gas Properties, and/or Surface Rights and Rights of Way.

“Leases” is defined in subsection (a) of the definition of “Assets”.

“Lien” means any lien, encumbrance, mortgage, deed of trust, pledge, charge, collateral assignment, or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Lowest Cost Response” means the response required or allowed under Environmental Laws and any express and applicable environmental remediation or corrective action requirements contained in any Contract or Lease imposing a legally binding obligation that cures, remediates, removes or remedies the applicable present condition alleged with respect to an Environmental Defect at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response as the same would be viewed by a reasonably prudent operator while complying with all applicable laws, regulations, codes and restrictive covenants and using good workmanlike manners and methods) sufficient to comply with Environmental Laws and any applicable Contract or Lease imposing a legally binding obligation compared to any other response that is required or allowed under Environmental Laws and any applicable Contract or Lease imposing a legally binding obligation. The Lowest Cost Response shall take into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Assets, including caps, dikes, encapsulation or leachate collection systems if such responses are allowed under Environmental Laws and any applicable Contract or Lease imposing a legally binding obligation. The Lowest Cost Response shall not include: (a) the costs of Purchaser’s or any of its Affiliate’s employees or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil and Gas Properties) to the extent such costs are not increased as a result of the Environmental Defect; (c) overhead costs of Purchaser or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws and any express and applicable environmental remediation or corrective action requirements contained in any Contract or Lease as they exist on the Execution Date; or (e) costs or expenses to the extent incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws and any express and applicable environmental remediation or corrective action requirements contained in any Contract or Lease.

“Malicious Code” is defined in Section 5.46.

“Management Services Agreement” means that certain Amended and Restated Management Services Agreement dated effective June 26, 2026, between the Company and Paloma Resources, as amended, modified and supplemented.

“Material Adverse Effect” means any event, effect, change, fact or circumstance that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the Business, ownership, operation, condition (financial or otherwise), or results of operations of the Company Group or the Assets, taken as a whole, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance of any Seller’s or Company’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, including any general increase in operating costs or capital expenses or any general reduction in drilling activity or production generally applicable to the oil and gas industry in the United States; (iii) changes in economic, financial, credit or political conditions generally and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, hurricanes, tornados, meteorological events, storms and pandemics (including COVID-19); (v) orders, acts or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practices; (viii) changes in Laws or the Accounting Principles or the interpretation thereof; (ix) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 12; (x) any effect to the extent resulting from (A) any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement or (B) the omission of an action that was required to be taken by Purchaser or any of its Affiliates under the express terms of this Agreement; (xi) action taken by a Seller or any Affiliate of a Seller (including Company Group) with Purchaser’s written consent or that are otherwise expressly permitted or prescribed hereunder; (xii) natural declines in well performance; (xiii) any change in the financial condition or results of operation of Purchaser or its Affiliates; or (xiv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 8; except to the extent such event, effect, change, fact or circumstance resulting from or arising from clauses (i) – (ix) above materially and disproportionately affects any member of the Company Group relative to other participants in the industries in which the Company Group operates; or (xv) any matters, facts or disclosures readily ascertainable from the face of the Disclosure Schedules.

“Material Contract” means, to the extent binding on any member of Company Group, the Business or the Assets, any Contract that is one or more of the following types or that:

(a)            any Contract (other than joint operating agreements, unit operating agreements, pooling agreements or similar Contracts) that can reasonably be expected to result in aggregate payments by any member of Company Group of more than $125,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(b)            any Contract (other than joint operating agreements, unit operating agreements, pooling agreements or similar Contracts) that can reasonably be expected to result in aggregate revenues to Company Group of more than $125,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(c)            any Hydrocarbon purchase and sale, marketing, transportation, gathering, processing or similar Contract that (i) is not terminable without penalty upon sixty (60) days’ or less notice and (ii) can reasonably be expected to result in aggregate payments by or revenues to any member of Company Group of more than $125,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(d)            any (i) Credit Document or (ii) Contract that relates to the creation, incurrence, assumption or guarantee of any other Indebtedness with a value in excess of $125,000;

(e)            any Contract constituting a farmout agreement, joint operating agreement, participation agreement, exploration agreement, development agreement, salt water or produced water disposal agreement, bottom hole agreement, acreage contribution agreement, unitization, pooling and other communitization agreement, transportation, pipeline interconnect, transportation, facility operating agreement, disposal and water injection agreement or similar Contracts with any remaining drilling or development obligations or unexpired acreage or wellbore earning rights;

(f)            any Contract that constitutes a lease (other than any Lease) under which any member of Company Group is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by a member of the Company Group without penalty upon sixty (60) days’ or less notice and (ii) involves an annual base rental of more than $125,000 (net to the Company Group);

(g)            any Contract that is a drilling contract, Contracts for fraccing or completion services for oil and natural gas wells or Contract that requires any member of the Company Group to drill any well;

(h)            any Contract that contains or constitutes an existing area of mutual agreement or an agreement that prohibits or materially restricts a member of the Company Group from competing in any jurisdiction or from hiring or soliciting any employees;

(i)             any Contract that (i) requires any member of the Company Group to dispose of or acquire assets or properties (including Oil and Gas Properties), or (ii) involves any pending or contemplated merger, consolidation or similar business combination transaction in an amount in excess of $125,000;

(j)             any Contract between any member of Company Group or any of its directors, managers, officers or consultants, on one hand, and a Seller or any Affiliate of any Seller (other than a member of the Company Group, but including, for the avoidance of doubt, Paloma Resources), or any of its directors, managers, officers or consultants, on the other, that will not be terminated prior to Closing;

(k)            any purchase and sale agreements pursuant to which any Seller, any member of the Company Group or their Affiliates (directly or indirectly) acquired the Oil and Gas Properties with an aggregate purchase price in excess of $1,000,000 and that contain indemnity obligations or reversionary rights (other than, for the avoidance of doubt, any such rights that are included in any Lease that is the subject of such purchase and sale agreement), in each case, that will be binding on Purchaser or its Affiliates (including any member of the Company Group) following Closing;

(l)             any settlement agreements (i) wherein obligations remain in the amount, individually or in the aggregate, of more than $125,000, or (ii) that contain material behavior commitments or restrictions that must continue to be performed, in each case, that will be binding on Purchaser or Company Group following Closing;

(m)           the Company Hedges;

(n)            any Contract that contains any call upon, option to purchase, take or pay payment, advance payment, minimum volume commitment, prepayment or similar provision, or requiring gas to be gathered, delivered, processed or transported or proceeds from the sale thereof, or options to purchase Hydrocarbons, carbon dioxide, critical minerals, produced water or other substances from the Wells;

(o)            any partnership agreement, limited liability company agreement or any other substantially similar Contract (other than the Governing Documents of any Company Group member) that govern or pursuant to which any member of the Company Group hold any Securities;

(p)            any Contract (i) for which the primary purpose is to indemnify another Person or (ii) guaranteeing any payment or performance of any obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed; and

(q)            any Contract with a Governmental Authority, including any that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of Company Group will have any material outstanding obligation after the date of this Agreement.

“MMBtu” means one million (1,000,000) BTU.

“Net Acre” means, as calculated separately with respect to each Lease as to the Lands described for such Lease on Schedule 2.8, (i) the number of gross acres of land covered by such Lease, multiplied by, (ii) the undivided interest in the fee or mineral interests in the Lands burdened by or constituting such Lease, multiplied by (iii) any or all members of the Company Group’s undivided interest in such Lease.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property, after giving effect to all Royalties.

“Non-Fundamental Representations” means all representations and warranties of any Seller and/or Company set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate), excepting and excluding any and all Fundamental Representations.

“Non-Recourse Person” is defined in Section 14.13.

“NORM” means naturally occurring radioactive material.

“Notice” is defined in Section 14.1.

“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets”.

“Open Property Trade” is defined in Section 8.16(b).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Ordinary Course Development Plan” means the Company Group’s development plan with respect to the Company Group’s ordinary course drilling and completion operations for the Oil and Gas Properties and the applicable Scheduled Wells, in each case, from the Execution Date through the Outside Date, which plan is set forth on Schedule 8.2(e).

“Other Party” means (a) as it relates to any Seller (and any member of the Company Group prior to Closing), Purchaser (and any member of the Company Group after Closing), and (b) as it relates to Purchaser (and any member of the Company Group after Closing), any Seller (and any member of the Company Group prior to Closing).

“Outside Date” is defined in Section 12.1(b).

“Overall Indemnity Cap” is defined in Section 13.3(c)(i)(D).

“Owned Real Property” means all of the Company Group’s right, title and interest in and to all real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, other than any Oil and Gas Properties, and/or Surface Rights and Rights of Way.

“Paloma Holdings” is defined in the introductory paragraph hereof.

“Paloma Intermediate” is defined in the introductory paragraph hereof.

“Paloma Resources” means Paloma Resources, LLC, a Delaware limited liability company.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Permits” means any permits, licenses, authorizations, consents, certificates, registrations, and other approvals granted by any Governmental Authority (including the rules and regulations of all Governmental Authorities having jurisdiction over the Assets) that pertain or relate in any way to the Assets.

“Permitted Encumbrances” means any or all of the following:

(a)            all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce Company Group’s Net Revenue Interest or Net Acres, as applicable, in the applicable Subject Formations as to each Lease or Well below that shown in Schedule 2.8 or Exhibit A-2, as applicable, for such Lease or Well;

(b)            the terms of any Contract described on Schedule 5.13(a), Lease, or Surface Rights and Rights of Way, including provisions for penalties, suspensions, or forfeitures contained therein, in each case to the extent the aggregate effect thereof does not operate: (i) in the case of any Lease, to reduce the Net Revenue Interest percentage or Net Acres shown for such Subject Formation as to such Lease in Schedule 2.8; (ii) in the case of any Well, to reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; (iii) in the case of any Well, to increase the Working Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; or (iv) to materially interfere with the use, operation, or ownership of the Assets subject thereto or affected thereby (as operated as of the Execution Date);

(c)            all (i) Asset Preferential Rights with respect to the Assets; provided, that any Asset Preferential Rights shall not constitute Permitted Encumbrances to the extent such rights were breached or otherwise not complied with in connection with any prior transfers or transactions in the chain of title to the Assets (other than in any acquisition by a member of the Company Group) within the last ten (10) years prior to the Execution Date and (ii) Consents, consents, notice requirements and similar restrictions which are not applicable to the sale of the Subject Securities contemplated by this Agreement; provided, that Punitive Consents shall not constitute Permitted Encumbrances to the extent such Punitive Consents were breached or otherwise not complied with in connection with any prior transfers or transactions in the chain of title to the Assets (other than in any acquisition by a member of the Company Group) within the last ten (10) years prior to the Execution Date;

(d)            Liens for Taxes not yet delinquent or Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;

(e)            Liens created under the terms of the Leases, Surface Rights and Rights of Way or the Contracts, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than any member of Company Group or its Affiliates or any predecessor in interest of any member of Company Group or (ii) not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions;

(f)             to the extent not yet triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(g)            any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date or that does not, individually or in the aggregate, (i) materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby (as operated as of the Execution Date); (ii) in the case of any Lease, reduce the Net Revenue Interest percentage or Net Acres shown for such Subject Formation as to such Lease in Schedule 2.8; (iii) in the case of any Well, reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; or (iv) in the case of any Well, increase the Working Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2;

(h)            all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Execution Date, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, which, in each case, do not, individually or in the aggregate, (1) materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby (as operated as of the Execution Date) (2) in the case of any Lease, reduce the Net Revenue Interest percentage or Net Acres shown for such Subject Formation as to such Lease in Schedule 2.8; (3) in the case of any Well, reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; or (4) in the case of any Well, increase the Working Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2;

(i)             rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation or (ii) common owner of any interest in Assets currently held by any member of Company Group and such common owner as tenants in common or through common ownership or by contract, if the net cumulative effect of such do not, individually or in the aggregate, (1) materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby (as operated as of the Execution Date) (2) in the case of any Lease, reduce the Net Revenue Interest percentage or Net Acres shown for such Subject Formation as to such Lease in Schedule 2.8; (3) in the case of any Well, reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; or (4) in the case of any Well, increase the Working Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2;

(j)             except for matters set forth on Schedule 1.4, (i) the failure of the records of the State of New Mexico to reflect any member of the Company Group as the owner of any Leases issued by the State of New Mexico to the extent such failure is due to (A) such Leases having more than one (1) record owner, or (B) such member of the Company Group’s interest in such Leases being the subject of a term assignment or other “miscellaneous instrument” (as described in New Mexico Administrative Code § 19.2.100.43), provided that the instruments evidencing the conveyance of such title to any member of the Company Group from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county or counties where the lands burdened by such Lease are located; (ii) failure to record Leases or Surface Rights and Rights of Way issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases or Surface Rights and Rights of Way are located, provided that the instruments evidencing the conveyance of such title to any member of Company Group are recorded with the Governmental Authority that issued any such Lease or Surface Rights and Rights of Way, and provided further, that evidence of the conveyance of such Lease or Surface Rights and Rights of Way is not required by applicable Law to be filed in the real property, conveyance or other records of the county in which such Leases or Surface Rights and Rights of Way are located or (iii) delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to any member of Company Group or any predecessor in title to any member of Company Group unless such approval has been expressly denied or rejected in writing by such Governmental Authority, and provided that the instruments evidencing such assignment to Company Group or any predecessor in title have been submitted for approval to such Governmental Authority;

(k)            any other Liens, defects, burdens or irregularities which are based solely on (i) a lack of information in any member of Company Group’s files or of record or (ii) the inability to locate an unrecorded agreement of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded agreement in a recorded instrument (or a reference to a further unrecorded agreement in such unrecorded agreement), if any such unrecorded agreement is dated earlier than ten (10) years prior to the Execution Date and no claim has been made by a Third Party under such unrecorded instruments within the last ten (10) years;

(l)             lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) with respect to any well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, production sharing agreement, pooling, proration or production or drilling units not yet obtained, formed or created;

(m)           any Liens, defects, irregularities or other matters (i) set forth or described on Exhibit A or the Disclosure Schedules, or (ii) that are expressly waived (or deemed to have been waived), cured, assumed, bonded, indemnified for, or otherwise discharged at or prior to Closing;

(n)            the terms and conditions of this Agreement, or any other Transaction Document;

(o)            defects based solely on or arising out of the failure of a Lease to hold after the date set forth on Schedule 1.5 for such Lease a specified number of Net Acres after the primary term of such Lease has expired based solely on any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held payments in lieu of such production);

(p)            Liens created under deeds of trust, mortgages, and similar instruments by the lessor or mineral owners under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) such Liens or obligations secured thereby have expired by their own terms and the enforcement of which are barred by applicable statutes of limitation, but which have not been released of record or (ii) (A) such Liens do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such Lien has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Company received any written notice of default under any such Lien;

(q)            (i) lack of a division order, (ii) unless the basis of the member of the Company Group’s title arises from elections under an operating agreement, lack of an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (iii) failure to obtain waivers of maintenance of uniform interest or restrictions on zone transfer in operating agreements with respect to assignments in Company Group’s chain of title to the Asset unless, in each case there is an outstanding and pending unresolved claim from a Third Party with respect to such lack of division order or operating agreement or the failure to obtain such waiver;

(r)            defects based on or arising out of the failure of any member of Company Group to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent (i) such Well has been permitted by the applicable Governmental Authority and (ii) the Hydrocarbons produced from such Well among such Lease or tracts are being allocated based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production to the extent such allocation is not expressly prohibited by the Lease or other Contract applicable to the Well;

(s)            any Liens, defects, irregularities or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement;

(t)            any Liens, defects, irregularities or other matters which have been terminated, released, waived or otherwise cured under Sections 105(a), 363(b), and 363(f) of the Bankruptcy Code as a result of a final Order within the meaning of 28 U.S.C. § 158(a);

(u)            the expiration of any Leases by their terms on or after the date set forth on Schedule 1.5 for such Lease;

(v)            any Liens, defects, irregularities or other matters which do not, individually or in the aggregate, (i) materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby, (ii) which would be accepted or waived by a reasonably prudent and sophisticated purchaser engaged in the business of owning and operating Hydrocarbon producing properties, (iii) in the case of any Lease, reduce the Net Revenue Interest percentage or Net Acres shown for such Subject Formation as to such Lease in Schedule 2.8; (iv) in the case of any Well, reduce the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; and (v) in the case of any Well, increase the Working Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2; or

(w)           the failure of the records of the Bureau of Land Management (“BLM”) to reflect any member of the Company Group as the owner of such interest set forth on Schedule 1.4 to the extent such failure is due to such interest not being of a nature traditionally recognized by the BLM; provided that the instruments evidencing the conveyance of such title to any member of the Company Group from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county or counties where the lands burdened by such interests are located.

“Permitted Securities Lien” means Liens or restrictions on transfer: (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Governing Documents of any members, respectively, of the Company Group, (iii) created or imposed by Purchaser or its Affiliates at or after Closing, (iv) with respect to pre-Closing periods only, arising in connection with the Credit Documents or (v) that are released from the Subject Securities as of Closing.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.

“Phase I” is defined in Section 8.1(a).

“Phase II” is defined in Section 8.1(a).

“Plan” shall mean: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, health or welfare plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in clause (a) above.

“Plugging and Abandonment,” and “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field connections, transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Surface Rights and Rights of Way and Contracts.

“Post-Effective Time Company Taxes” means all Company Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time determined in accordance with Section 11.1.

“Post-Effective Time Credit Document Indebtedness” means any Indebtedness of Company Group incurred pursuant to the Credit Documents after the Effective Time, together with any interest accrued thereon after the Effective Time, but excluding, for the avoidance of doubt, any Company Hedges; provided, however, to the extent any Indebtedness of Company Group incurred pursuant to the Credit Documents after the Effective Time is used to pay off or replace any Pre-Effective Time Credit Document Indebtedness, then such Indebtedness, together with any interest accrued thereon after the Effective Time, shall constitute Pre-Effective Time Credit Document Indebtedness.

“Post-Effective Time Period” means any Tax period beginning at or after the Effective Time.

“Pre-Effective Time Company Taxes” means all Company Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time determined in accordance with Section 11.1.

“Pre-Effective Time Credit Document Indebtedness” means the Indebtedness of Company Group (a) incurred and outstanding pursuant to the Credit Documents as of the Effective Time, together with any interest accrued thereon after the Effective Time and (b) any Indebtedness of Company Group incurred pursuant to any replacement Credit Documents after the Effective Time, together with any interest accrued thereon, to the extent the proceeds thereof is used to pay off or replace any Pre-Effective Time Credit Document Indebtedness, but excluding in each case of (a) and (b), for the avoidance of doubt, any Company Hedges.

“Pre-Effective Time Period” means any Tax period ending before the Effective Time.

“Pre-Effective Time Tax Contest” is defined in Section 11.7.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Assets or portion thereof as a result of or in connection with (a) the transfer of the Subject Securities or direct or indirect change of control of any members of the Company Group, (b) the indirect transfer of any Assets or (c) the execution of this Agreement or the consummation of the transactions contemplated herein.

“Preliminary Settlement Statement” is defined in Section 2.7(a).

“Property Costs” means all operating expenses (including costs of insurance, overhead, employees, rentals (including office rentals), shut-in payments, and title examination and curative actions and capital expenditures, and costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs charged to the Assets under any applicable Contracts, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to Taxes; provided, however, solely for the purposes of Section 2.4(g)(ii) all references in this definition to “Assets” or the “Business” shall be deemed to be references to the “Excluded Assets”.

“Property Trade” means any proposed or pending trade or exchange of oil and gas properties of any member of the Company Group between any Seller or any member of the Company Group, on the one hand, and any Third Party, on the other hand, in each case, that is set forth on Schedule 8.16, pursuant to which any Seller or any member of the Company Group is entitled to acquire oil and gas properties from such Third Party or divest Oil and Gas Properties to such Third Party.

“Property Trade Allocated Value” is defined in Section 8.16(b).

“Property Trade Termination Date” is defined in Section 8.16(c).

“Public Transaction Statement” is defined in Section 8.6.

“Punitive Consent” means any consent of any Third Party that is required to be obtained in connection with the sale, assignment or transfer of all or any portion of the Oil and Gas Properties, where (a) the failure to obtain such consent would (i) expressly cause the assignment of an Oil and Gas Property to be void or voidable, (ii) trigger an express termination or right of termination of any Oil and Gas Property or (iii) expressly provide for the payment of any monetary fee or penalty or provide for liquidated damages in connection with the breach or failure to obtain such consent or (b) such consent does not expressly provide that such consent cannot be unreasonably withheld (or words of similar import).

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Financial Statements” is defined in Section 8.10(b).

“Purchaser Group” is defined in Section 13.2.

“Purchaser Operating Affiliate” means Matador Production Company, a Texas corporation.

“Purchaser Parent” is defined in the introductory paragraph hereof.

“Purchaser Parent Guarantee” is defined in Section 14.18(a).

“Purchaser Parties” is defined in the introductory paragraph hereof.

“Purchaser Party Certificate” means the certificate delivered by Purchaser at the Closing pursuant to Section 10.3(d).

“Purchaser Prepared Returns” is defined in Section 11.3.

“Purchaser’s Representatives” is defined in Section 8.1(a).

“R&W Conditional Binder” means the conditional binder attached hereto as Exhibit I.

“R&W Insurance Policy” means a representations and warranties insurance policy to be issued by one or more representation and warranty insurers (or agent to the R&W Conditional Binder) and to be bound for the benefit of Purchaser in accordance with the R&W Conditional Binder. The term “R&W Insurance Policy” shall also include any excess representations and warranties insurance policies providing coverage in excess of the policy attached to the R&W Conditional Binder.

“Reasonable Documentation” means, with respect to any Defect, as applicable, asserted hereunder:

(a)            A copy of an applicable title opinion or landman’s title report describing the asserted Title Defect;

(b)            A copy of the relevant document to the extent the alleged Defect is a document;

(c)            A reasonable description of the assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in any member of Company Group’s chain of title;

(d)            A copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance; or

(e)            Any other documents in the possession, custody or control of Purchaser or its Affiliates and Representatives reasonably necessary for Sellers and the Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) to verify or investigate the existence of and Defect Amount with respect to such alleged Defect.

“Record/Beneficial Title” means that aggregate record and/or beneficial title of Company Group in and to the Leases and Wells that, as of the Effective Time and Closing Date and except for and subject to Permitted Encumbrances:

(a)            as to the applicable Subject Formations, entitles all or any member of Company Group to (1) receive a Net Revenue Interest as to Hydrocarbons (i) in the case of any Lease during the term of such Lease, not less than the Net Revenue Interest percentage shown for such Subject Formation as to such Lease in Schedule 2.8; (ii) in the case of any Well, not less than the Net Revenue Interest percentage shown for such Subject Formation as to such Well in Exhibit A-2 throughout the productive life of such Well; and (2) in the case of any Lease, during the term of such Lease, ownership of not less than the Net Acres set forth on Schedule 2.8 for such Lease, except, in each case, (A) any decreases in connection with those operations in which any member of Company Group may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms hereof, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in accordance with the terms hereof, (D) any decreases required to allow other Working Interest owners to make up or settle Imbalances, or (E) as otherwise stated in Exhibit A;

(b)            as to the applicable Subject Formation, obligates all or any member of Company Group to bear a Working Interest no greater than the Working Interest shown for such Well without increase throughout the productive life of such Well in Exhibit A-2, except (i) as stated in Exhibit A-2, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (iii) increases that are accompanied by at least a proportionate increase in Company Group’s Net Revenue Interest in such Subject Formation; and

(c)            is free and clear of Liens.

“Records” means all books, records, files, data, information, drawings and maps to the extent (and only to the extent) related to the Subject Securities, any member of Company Group, or the Assets, including electronic copies of all computer records where available, contract files, easement files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data, surveys, production records, engineering files, and environmental records, in each case, to the extent disclosure or transfer is not restricted, prohibited or subjected to payment of a fee, penalty or other consideration by any license agreement or other agreement with a Person other than Affiliates of any Seller, or by applicable Law, or for which consent to transfer has been received or for which Purchaser has agreed in writing to pay such fee, penalty, or other consideration, as applicable, but excluding, however, in each case, the Excluded Records.

“Records Period” is defined in Section 8.10.

“Regulation S-X” is defined in Section 8.10.

“Reimbursement Expenses” is defined in Section 12.2(b).

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Remediate” means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws to cure or remove a Release or a violation of Environmental Law; provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment. The terms “Remediation” and “Remediated” shall have correlative meanings.

“Retention” means the retention (or self-insured retention) amount under the R&W Insurance Policy for claims thereunder.

“Representatives” means the Affiliates, directors, officers, employees, consultants, agents, representatives, accountants, attorneys, investment bankers, Financing Sources, environmental consultants, advisors and other representatives of a Party.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.

“Sale Transaction” is defined in Section 8.12(a).

“Scheduled Wells” means the wells set forth in the Ordinary Course Development Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil and Gas Properties.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” are defined in the introductory paragraph hereof.

“Seller Consolidated Group” means any Consolidated Group of which each of (a) one or more members of the Company Group and (b) any Seller or an Affiliate of a Seller (other than the members of the Company Group), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Group” is defined in Section 13.1.

“Seller Protected Parties” is defined in Section 8.15(c).

“Sellers’ Representative” means Paloma Holdings.

“Sellers’ Representative Prepared Returns” is defined in Section 11.3.

“Seller Taxes” means any and all (a) Pre-Effective Time Company Taxes, (b) Taxes (other than Company Taxes and Transfer Taxes) of or imposed on Sellers or any of their direct or indirect owners or Affiliates (other than any member of the Company Group) for any Tax period, (c) Taxes (other than Company Taxes) imposed on any member of the Company Group or for which any member of the Company Group otherwise becomes liable by reason of having been a member of a Consolidated Group (other than a Consolidated Group of which the Company is the common parent) on or prior to the Effective Time, (d) Taxes imposed on or with respect to the ownership or operation of Excluded Assets or (e) Taxes (other than Company Taxes) of a Person (other than a member of the Company Group, Purchaser or an Affiliate of Purchaser) for which a member of the Company Group is or becomes liable as a transferee or successor or by Contract or other agreement or arrangement (other than any commercial agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes), assumption, or operation of Law, which Taxes relate to an event or transaction occurring, or a Contract or other agreement or arrangement entered into, prior to the Effective Time; provided that no such Tax will constitute a Seller Tax to the extent such Tax results from actions taken by Purchaser, any of its Affiliates or any member of the Company Group after the Closing, was accounted for as a downward adjustment to the Unadjusted Purchase Price made pursuant to Section 2.4 and/or Section 2.7, as applicable, was economically borne by Sellers pursuant to Section 13.2, was a Transfer Tax borne by Sellers pursuant to Section 11.2, or was reimbursed by Sellers pursuant to Section 11.3.

“Settlement Price” means, with respect to volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time; or (c) if neither clause (a) or (b) applies, then, (i) in the case of gaseous Hydrocarbons, $-2.97/MMBtu, and (ii) in the case of crude oil, $95.11/Barrel.

“Software” means all computer software (in object code or source code format), data and databases.

“Specified Liability Matters” means the matters set forth on Schedule 13.2(d).

“Specified Liability Matters Indemnity Cap” is defined in Section 13.3(c)(i)(C).

“Specified Representation” means the representations and warranties of Company set forth in Section 5.10, Section 5.28(2), Section 5.40, and Section 5.41.

“Specified Representation Indemnity Cap” is defined in Section 13.3(c)(i)(B).

“Special Warranty of Title” is defined in Section 5.41.

“Standstill Agreements” is defined in Section 10.2(l).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Straddle Period Tax Contest” is defined in Section 11.7.

“Subject Formation” means:

(a)            for each producing (or capable of producing) Well with a positive Allocated Value, the depths from which such Well is producing;

(b)            for each Well with a positive Allocated Value that has been drilled but has not been completed, the formation identified for such Well on Schedule 2.8; and

(c)            for each Lease with a positive Allocated Value located in the Arrowhead Asset Area as designated on Schedule 2.8:

(i)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 3,560’ to 6,261’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “Delaware Mountain Group”);

(ii)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 6,261’ to 7,335’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “Avalon”);

(iii)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 7,335’ to 7,670’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “1st Bone Spring”);

(iv)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 7,670’ to 8,142’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “2nd Bone Spring Carb”);

(v)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 8,142 to 8,467’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “2nd Bone Spring”);

(vi)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 8,467’ to 9,164’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “3rd Bone Spring Carb”);

(vii)         to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,164 to 9,614’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “3rd Bone Spring”);

(viii)        to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,614’ to 10,140’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “Upper Wolfcamp”);

(ix)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 10,140’ to 10,653’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “Lower Wolfcamp”);

(x)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 10,653’ and below as observed on the well logs filed with the New Mexico Oil Conservation Division for the Darthrow 19 State 1 (API: 30-015-32873) (the “Deep”);

(d)            for each Lease with a positive Allocated Value located in the Ranger Asset Area as designated on Schedule 2.8:

(i)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 4,949’ to 8,652’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “Delaware Mountain Group”);

(ii)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 8,652’ to 9,678’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “Avalon”);

(iii)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,678’ to 9,971’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “1st Bone Spring”);

(iv)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,971’ to 10,262’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “2nd Bone Spring Carb”);

(v)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 10,262’ to 10,758’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “2nd Bone Spring”);

(vi)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 10,758’ to 11,220’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “3rd Bone Spring Carb”);

(vii)         to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,220’ to 11,515’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “3rd Bone Spring”);

(viii)        to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,515’ to 11,934’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “Upper Wolfcamp”);

(ix)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,934’ to 12,753’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “Lower Wolfcamp”);

(x)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 12,753’ and below as observed on the well logs filed with the New Mexico Oil Conservation Division for the Hat Mesa #1 (API: 30-025-26427) (the “Deep”);

(e)            for each Lease with a positive Allocated Value located in the Antelope Ridge Asset Area as designated on Schedule 2.8:

(i)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 5,416’ to 8,079’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “Delaware Mountain Group”);

(ii)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 8,079’ to 9,491’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “Avalon”);

(iii)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,491’ to 9,692’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “1st Bone Spring”);

(iv)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,692’ to 9,907’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “2nd Bone Spring Carb”);

(v)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,907’ to 10,295’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “2nd Bone Spring”);

(vi)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 10,295’ to 11,188’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “3rd Bone Spring Carb”);

(vii)         to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,188’ to 11,371’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “3rd Bone Spring”);

(viii)        to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,371’ to 11,747’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “Upper Wolfcamp”);

(ix)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,747’ to 11,805’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “Lower Wolfcamp”);

(x)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 11,805’ and below as observed on the well logs filed with the New Mexico Oil Conservation Division for the Independence AGI #1 (API: 30-025-48081) (the “Deep”);

(f)            for each Lease with a positive Allocated Value located in the Rustler Breaks Asset Area as designated on Schedule 2.8:

(i)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 2,042’ to 5,347’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “Delaware Mountain Group”);

(ii)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 5,347’ to 6,403’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “Avalon”);

(iii)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 6,403’ to 6,608’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “1st Bone Spring”);

(iv)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 6,608’ to 6,995’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “2nd Bone Spring Carb”);

(v)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 6,995’ to 7,167’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “2nd Bone Spring”);

(vi)          to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 7,167’ to 8,431’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “3rd Bone Spring Carb”);

(vii)         to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 8,431’ to 8,775’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “3rd Bone Spring”);

(viii)        to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 8,775’ to 9,789’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “Upper Wolfcamp”);

(ix)           to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 9,789’ to 10,182’ as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “Lower Wolfcamp”);

(x)            to the extent there are positive Allocated Values for such depths, depths from the stratigraphic equivalent of 10,182’ and below as observed on the well logs filed with the New Mexico Oil Conservation Division for the Pecos River 20 #001 (API: 30-015-34230) (the “Deep”);

provided, however, as to each Lease, subject to any exceptions, limitations or exclusions as noted on Exhibit A-1, Exhibit A-2 or Schedule 2.8 as to such applicable Well or Lease.

“Subject Marks” is defined in Section 8.14(a).

“Subject Representation” is defined in Section 14.15.

“Subject Securities” is defined in the recitals.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting Securities, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, each member of Company Group shall be considered a Subsidiary of Sellers, and after the Closing, each member of Company Group shall be considered a Subsidiary of Purchaser.

“Surface Rights and Rights of Way” is defined in subsection (c) of the definition of “Assets”.

“Suspense Funds” means any and all Royalties and other amounts held in suspense by any member of Company Group as of the Closing, and any interest accrued in escrow accounts for such suspended funds.

“Target Closing Date” is defined in Section 10.1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, New Mexico gross receipts, New Mexico compensating tax, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, and (b) any liability for any item described in clause (a) above as a result of being a member of an affiliated, aggregated, combined, consolidated, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state or local Law), as a transferee or successor, as a result of assumption, an express obligation to indemnify any Person or any obligation under any Contract or other agreement or arrangement or by operation of Law.

“Termination Date” is defined in Section 12.1.

“Third Party” means any Person other than a Seller, Purchaser, any member of the Company Group or any of their respective Affiliates as of the applicable date of determination.

“Third Party Claim” is defined in Section 13.5(c).

“Title Benefit” means the aggregate beneficial or record title of Company Group which, as of the Closing Date:

(a)            as to the applicable Subject Formation, entitles Company Group to receive a Net Revenue Interest in the case of any Well throughout the productive life of such Well or in the case of any Lease throughout the term of such Lease, greater than the Net Revenue Interest shown in Exhibit A-2 for such Well or Schedule 2.8 for such Lease, as applicable, except, in each case, as otherwise stated in Exhibit A;

(b)            as to the applicable Subject Formation, obligates Company Group to bear a Working Interest, in the case of any Well throughout the productive life of such Well, less than the “Working Interest” percentage shown in Exhibit A-2 with respect to such Well, except (i) as stated in Exhibit A and (ii) decreases that are accompanied by no or a less than proportionate decrease in Company Group’s Net Revenue Interest; or

(c)            as to the applicable Subject Formation, entitles Company Group to, in the case of any Lease, ownership of more than the Net Acres set forth on Schedule 2.8 for such Lease;

provided, however, that in no event shall any oil and gas property that is subject to a Property Trade or listed as an acquisition, trade or lease on Schedule AC constitute a Title Benefit for purposes of this Agreement.

“Title Benefit Amount” is defined in Section 3.2(e).

“Title Benefit Notice” is defined in Section 3.2(b).

“Title Defect” means (i) any individual Lien, obligation, burden or defect, including a discrepancy in Net Revenue Interest or Working Interest that results in the failure of the Company Group to collectively have Record/Beneficial Title to any individual Well or Lease with respect to any Lease listed in Exhibit A-1, or (ii) with respect to each Lease listed in Schedule 1.5 that is still in its primary term and not held by production or other operations as of the Closing Date, the primary term of such Lease expires prior to the earlier of (A) the date set forth for such Lease on Schedule 1.5 and (B) the date twelve (12) months after the Closing Date; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (b) any defect in the chain of the title consisting of the failure to recite marital status in a document, lack of spousal joinder or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets; (c) any defects or irregularities resulting from, arising out of or related to probate proceedings or lack thereof, which defects or irregularities have existed for more than ten (10) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (d) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets; (e) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches (subject to the applicable statute of limitations related thereto); (f) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (g) any Lien, obligation, burden, or defect that affects only which Third Party has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (h) any defect arising as a consequence of lack of production information, cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations (i) is conclusively shown to exist for more than six (6) consecutive months (unless a shorter period is expressly provided for in the applicable Lease) during the five (5) year period immediately prior to the Execution Date and (ii) is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease (or has caused or resulted in the automatic termination of such underlying Lease), evidence of which shall be included in a Defect Notice; (i) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent and there is no affirmative evidence that such lack of an affidavit results in any Third Party’s actual and superior claim of title to the Assets; (j) any defects or irregularities in acknowledgements to the extent there is no affirmative evidence that such defect or irregularity results in a Third Party’s actual and superior claim of title to the Assets; or (k) any defects arising from a lack of power of attorney unless affirmative evidence shows that such lack of a power of attorney results in a Third Party’s actual and superior claim of title to the Assets.

“Title Defect Deductible” means an amount equal to one percent (1.0%) of the Unadjusted Purchase Price.

“Title Referee” is defined in Section 3.2(i)(i).

“Transaction Costs” means, without duplication, to the extent not paid prior to the Closing, whether or not a member of the Company Group has been invoiced, and which shall include such expenses as are earned or payable only upon the Closing of the transactions hereunder, (a) all fees, costs and expenses of investment bankers, advisors, consultants, counsel (including Vinson & Elkins LLP), advisors, consultants, accountants, financial advisors, auditors, data room administrators and any other experts or advisors to the Company Group, and similar fees, and any transaction bonus, retention payments or change in control bonuses or severance payments (in each case, including any employment, payroll or other similar Taxes, any Tax withholding and any gross-up or similar payments for another Person’s Taxes required to be paid in connection therewith), in each case, payable by any member of the Company Group and incurred by the Company Group in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including all brokers’, finders’ or similar fees in connection with the transactions contemplated by this Agreement, and (b) any transaction, retention, or change in control bonus, or severance payments in connection with the transactions contemplated by this Agreement, or similar compensatory amounts payable to any employees or service providers of the Company Group, in each case, that is payable by any member of the Company Group pursuant to an agreement with such member of the Company Group, either Seller or any of their respective Affiliates, and, in each case which become payable in whole or in part as a result of or in combination with the consummation of the transactions contemplated hereby (including, in each case, any employment, payroll or other similar Taxes, any Tax withholding and any gross-up or similar payments for another Person’s Taxes required to be paid in connection therewith). “Transaction Costs” will exclude (i) all costs, fees and expenses and payment obligations to the extent deducted as a Working Capital Liability in the calculation of the Effective Time Working Capital, (ii) all costs, fees and expenses and payment obligations actually paid by Sellers or any member of the Company Group at or prior to the Closing and (iii) any costs, fees and expenses and payment obligations incurred by any member of the Company Group at or after Closing on behalf of or solely at the request of Purchaser.

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Excluded Asset Assignment, (d) the Confidentiality Agreement, (e) the Escrow Agreement, (f) the Transition Services Agreement, (g) the Standstill Agreements, and (h) each other agreement, document, certificate, or other instrument that is expressly contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing. When Transaction Documents is used with respect to a specific Person, it means only those Transaction Documents to which such Person is a party.

“Transfer Taxes” is defined in Section 11.2.

“Transition Services Agreement” is defined in Section 8.17.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unadjusted Purchase Price” is defined in Section 2.2.

“Units” is defined in subsection (a) of the definition of “Assets”.

“Wells” is defined in subsection (b) of the definition of “Assets”.

“Working Capital Assets” means the current assets of Company Group as of the Effective Time (including all Cash and Cash Equivalents and the items deemed to constitute Working Capital Assets pursuant to Section 2.5(b)(i)), each determined in accordance with Accounting Principles, and excluding any (a) Tax assets (other than Taxes paid or otherwise economically borne by Seller or its Affiliates as operator with respect to revenues or proceeds attributable to interests of Third Parties in Leases, Wells or Units), (b) current assets constituting Excluded Assets, and/or (c) Company Hedge assets.

“Working Capital Liabilities” means the current liabilities of Company Group as of the Effective Time (including any Indebtedness and the items deemed to constitute Working Capital Liabilities pursuant to Section 2.5(b)(ii)), each determined in accordance with Accounting Principles but excluding any (a) Tax liabilities, (b) Plugging and Abandonment or asset retirement obligations, (c) Environmental Liabilities, (d) Transaction Costs, (e) Credit Document Indebtedness (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon), (f) liabilities related to Company Hedges, (g) insurance premiums attributable to the insurance policies held by Company Group after the Effective Time and/or (h) Acquisition Costs for the acquisition of any interests set forth on Schedule AC, Part A or for which the Purchase Price is adjusted downward pursuant to Section 2.4(k).

“Working Interest” means, with respect to any Oil and Gas Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any Royalties.

Section 1.2         Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used, (n) any reference to the Company Group shall be deemed to refer both to the Company Group collectively and to each member of the Company Group, (o) all references to “made available” or similar words with respect to the production of documents shall mean that such documents were produced or made available to Purchaser in the Data Room at least two (2) Business Days prior to the Execution Date (except as otherwise acknowledged in writing by Purchaser); and (p) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person.

Article 2

Purchase and Sale

Section 2.1         Purchase and Sale. Subject to the terms and conditions contained in this Agreement, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, each Seller’s interest in and to the Subject Securities.

Section 2.2         Purchase Price. The consideration payable by Purchaser for the Subject Securities shall be One Billion Two Hundred and Seventy Five Million Dollars ($1,275,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).

Section 2.3         Deposit.

(a)            No later than 5:00 p.m. Central Time on the date that is one (1) Business Day after the Execution Date, Purchaser shall deposit with the Escrow Agent an amount equal to five percent (5%) of the Unadjusted Purchase Price (such amount, together with any and all interest and earnings accrued thereon under the Escrow Agreement after the Execution Date, the “Deposit”) via wire transfer of immediately available funds to the account or accounts designated by the Escrow Agreement, such Deposit to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b)            If for any reason this Agreement is terminated in accordance with Section 12.1, then the Deposit shall be disbursed as provided in Section 12.2.

Section 2.4         Adjustments to the Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:

(a)            increased or decreased with respect to the Effective Time Working Capital as follows:

(i)         increased, by an amount equal to the Effective Time Working Capital in the event the Effective Time Working Capital is a positive amount;

(ii)        decreased, by an amount equal to the absolute value of the Effective Time Working Capital in the event the Effective Time Working Capital is a negative amount;

(b)            increased, by an amount equal to the aggregate amount, if any, of all Cash and Cash Equivalent capital contributions made by or on behalf of Sellers after the Effective Time to the Company Group;

(c)            increased or decreased with respect to certain Hedge Losses and/or Hedge Gains as follows:

(i)        decreased, by an amount equal to the aggregate amount of all Hedge Losses attributable to the Company Hedges paid by any member of the Company Group on or after the Effective Time, excluding any payments made at the Closing from the proceeds of the Closing Payments;

(ii)        increased, by an amount equal to the aggregate amount of Hedge Gains attributable to the Company Hedges paid to or received by any member of the Company Group on or after the Effective Time;

(d)            increased or decreased with respect to certain Credit Document Indebtedness as follows:

(i)        decreased by an amount, if any, equal to any Pre-Effective Time Credit Document Indebtedness that is paid or satisfied by Company Group during the period after the Effective Time and prior to the Closing, excluding any payments made at the Closing from the proceeds of the Closing Payments;

(ii)        increased by an amount, if any, equal to any Post-Effective Time Credit Document Indebtedness (including any interest accrued thereon), that is paid or satisfied out of the proceeds of the Closing Payment or Closing Distribution under Section 2.6;

(e)            decreased by the amount, if any, of all Leakage occurring on or after the Effective Time and prior to or at the Closing (including, without duplication, the Closing Distribution);

(f)            increased or decreased with respect to Defects and Title Benefits as follows:

(i)        decreased, in accordance with Section 3.2(g)(i) with respect to Defects and/or any Assets excluded pursuant to Section 3.2(g)(ii);

(ii)        increased, in accordance with Section 3.2(h) with respect to Title Benefits;

(g)            increased or decreased with respect to Excluded Assets as follows:

(i)         increased, by an amount equal to the aggregate amounts received by Company Group attributable to or earned from any Excluded Assets during any period from and after the Effective Time;

(ii)        decreased, by the amount of all Property Costs paid by Company Group, including all prepaid costs and expenses that are incurred in connection with the ownership or operation of the Excluded Assets, after the Effective Time;

(h)           decreased, by an amount equal to the Transaction Costs paid by Company Group after the Effective Time and prior to Closing or that remain outstanding and the obligation of Company Group as of the Closing (and that are not satisfied out of the proceeds of the Closing Payment or Closing Distribution under Section 2.6);

(i)            increased or decreased with respect to Company Taxes as follows:

(i)         increased, by (A) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by any Seller, its Affiliates (other than the Company Group) or any Seller’s direct or indirect owners, and (B) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by the Company Group prior to the Effective Time, but only to the extent that the amount so paid or otherwise economically borne by the Company Group resulted in a reduction in Effective Time Working Capital as compared to what Effective Time Working Capital would have been had such Post-Effective Time Company Taxes not been paid or otherwise economically borne by the Company Group;

(ii)        decreased, by (A) the amount of all Pre-Effective Time Company Taxes that are economically borne by Purchaser, and (B) the amount of all Pre-Effective Time Company Taxes that are (1)  economically borne by the Company Group after the Effective Time but prior to the Closing Date or (2) unpaid as of the Closing Date (other than Pre-Effective Time Company Taxes required to be paid (or caused to be paid) by Sellers or an Affiliate thereof (other than a member of the Company Group) pursuant to Section 11.3(a);

(j)             decreased by the Property Trade Allocated Value for any Open Property Trades, in accordance with Section 8.16;

(k)            decreased by the amount of any Acquisition Costs first incurred or arising after the Effective Time and prior to the Closing as consideration for the acquisition of any interests set forth on Schedule AC, Part B, except for any amounts deducted as a Working Capital Liability in the calculation of the Effective Time Working Capital (it being understood that no acquisition of interests set forth on Schedule AC shall constitute a Title Benefit under this Agreement); and

(l)             increased or decreased, as applicable, by any other amounts expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Sellers’ Representative and Purchaser.

Section 2.5         Adjustment Procedures.

(a)            All adjustments to the Unadjusted Purchase Price shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP and COPAS (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control), as consistently applied by Company Group prior to Closing (the “Accounting Principles”) and (ii) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the determination of the calculation of Effective Time Working Capital shall be subject to any other adjustment to the Unadjusted Purchase Price. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Sellers’ Representative’s estimates will be used subject to the final adjustments in accordance with the terms hereof.

(b)            Notwithstanding anything to the contrary in this Agreement, in determining the adjustments contemplated under Section 2.4(a)(i) or Section 2.4(a)(ii), the following shall apply to the definitions of Working Capital Assets and Working Capital Liabilities, as applicable:

(i)         the following shall be deemed to constitute Working Capital Assets (without duplication), each determined in accordance with Accounting Principles:

(A)          all unpaid refunds on deposits, prepayments or similar items, in each case, that are contractually obligated to be paid, and all insurance proceeds that are attributable to periods prior to the Effective Time;

(B)           the amount of all pre-paid or deposited Property Costs and all other costs and expenses (other than Taxes) paid by or on behalf of Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time, including (1) bond and insurance premiums and deductibles paid or borne by or on behalf of Company Group with respect to any period after the Effective Time (prorated as applicable), (2) Royalties, (3) cash calls to Third Party operators, (4) bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time and (5) annual registration fees and/or well registration fees attributable to any period after the Effective Time (prorated as applicable);

(C)           Company Group’s entitlement of any Hydrocarbons in tanks or storage facilities produced from or credited to the Assets at the Effective Time based upon the quantities in tanks or storage facilities as of the Effective Time multiplied by the applicable Settlement Price;

(D)           unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties and any other unpaid amounts receivables earned by or owed to the Company Group, in each case during any period before the Effective Time;

(E)           if any member of the Company Group thereof is the operator under an operating agreement covering any of the Assets or assets then owned by Company Group, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by the Company Group on behalf of the other joint interest owners that are attributable to periods after the Effective Time; and

(F)           with respect to any Imbalances where Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Company Group for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price.

(ii)        the following shall be deemed to constitute Working Capital Liabilities (without duplication), each determined in accordance with Accounting Principles:

(A)          the amount of all Property Costs accrued or otherwise payable by Company Group that are unpaid as of the Effective Time that are attributable to operations with respect to the Assets that were conducted prior to the Effective Time; and

(B)          with respect to any Imbalances where Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Company Group to Third Parties for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price.

(c)            All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.

(d)            For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(e)            Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(f)            The terms “earned” and “incurred,” as used in Section 2.4 and this Section 2.5, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.6         Closing Date Flow of Funds. Contemporaneously with Closing:

(a)            The Closing Payment shall be disbursed at the Closing as follows:

(i)        First, to repay the amount of any Credit Document Indebtedness of the Company Group (including any Post-Effective Time Credit Document Indebtedness) outstanding as of the Closing Date, to the applicable holders of such Credit Document Indebtedness;

(ii)        Second, to the extent any Hedge Losses amounts are owed by the Company Group at Closing in connection with any Company Hedge liquidations, to the Persons owed any amounts in connection therewith;

(iii)      Third, to the extent any Transaction Costs are due and payable or outstanding as of Closing, to the Persons owed any such Transaction Costs;

(iv)      Fourth, to the extent the Defect Escrow Amount is a positive number at Closing, to the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement; and

(v)       Fifth, the remainder to the Person(s) and account(s) designated by Sellers’ Representative in the Preliminary Settlement Statement.

(b)            Sellers shall cause the Company Group to make the Closing Distribution to the Person(s) and account(s) designated by Sellers’ Representative in the Preliminary Settlement Statement.

Section 2.7         Closing Payment and Post-Closing Adjustments.

(a)            Not later than seven (7) Business Days prior to the Closing Date, Company shall prepare and deliver to Purchaser a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Company’s good faith estimate of the Adjusted Purchase Price as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts and amounts of disbursements that are required to receive such amounts in accordance with Section 2.6 (including the amounts Sellers’ Representative designates and nominates to receive the portions of the Closing Payment and Closing Distribution under Section 2.6(a)(iv) and Section 2.6(b), if other than a Seller), and (iii) the wiring instructions for all such payments and disbursements. Company shall supply to Purchaser reasonable documentation in the possession of Company or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Company and a brief explanation of any such adjustments and the reasons therefor. Company shall cause its representatives and Sellers’ Representative to be available upon reasonable advance notice and during normal business hours to answer any reasonable questions that Purchaser may have with respect to the Preliminary Settlement Statement delivered by Company and any adjustments set forth therein. Within three (3) Business Days after receipt of Company’s draft Preliminary Settlement Statement, Purchaser may deliver to Sellers and the Company a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then, subject to Section 3.2(i) with respect to the Defect Escrow Amount, any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Company will be used to adjust the Unadjusted Purchase Price at Closing.

(b)            As soon as reasonably practicable after the Closing, but not later than the later of (i) one hundred eighty (180) days following the Closing Date and (ii) five (5) Business Days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(i), Purchaser shall prepare and deliver to Sellers’ Representative a draft final settlement statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment. Purchaser shall, at Sellers’ Representative’s request, make reasonable documentation in Purchaser’s possession available to Sellers’ Representative to support the final figures. Purchaser shall cause its representatives to be available upon reasonable advance notice and during normal business hours to answer any questions that Sellers may have with respect to the Final Settlement Statement delivered by Purchaser and any adjustments set forth therein. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of the Final Settlement Statement, Sellers’ Representative shall deliver to Purchaser a written report containing any changes that Sellers’ Representative proposes be made in such statement. Any changes not so specified in such written report shall be deemed waived and Purchaser’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such report shall prevail. If Sellers’ Representative fails to timely deliver a written report to Purchaser containing changes Sellers’ Representative proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties and will be final and binding on the Parties (without limiting Section 11.1(b)) and not subject to further audit or arbitration. Purchaser may deliver a written report to Sellers’ Representative during the same thirty (30) day period reflecting any changes that Purchaser proposes to be made in the Final Settlement Statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than thirty (30) days following Sellers’ Representative’s receipt of Purchaser’s Final Settlement Statement delivered hereunder. In the event that the Parties cannot reach agreement as to the Final Settlement Statement of the Adjusted Purchase Price within such period of time, either Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.7(b) to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Sellers’ Representative (the “Accounting Referee”) for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Austin, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.7(b). The Accounting Referee’s determination shall be made as soon as reasonably practicable after submission of the matters in dispute and shall be final and binding on all Parties (without limiting Section 11.1(b)), without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and may not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of the Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.7) or penalties to any Party with respect to any matter. Each Seller, on the one hand, and Purchaser, on the other hand, shall each bear its own legal fees and other costs of presenting its case. Sellers shall collectively bear one half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (A) the expiration of Sellers’ Representative’s thirty (30) day review period without delivery of any written report or (B) the date on which the Parties or the Accounting Referee finally determines the Adjusted Purchase Price, (1) if the Adjusted Purchase Price exceeds the sum of the Closing Payment plus the Deposit, Purchaser shall pay to the Persons as directed by Sellers’ Representative by wire transfer of immediately available funds to an account(s) designated by Sellers’ Representative in writing an amount in cash equal to such excess or (2) if the sum of the Closing Payment plus the Deposit exceeds the Adjusted Purchase Price, Sellers shall collectively pay to Purchaser by wire transfer of immediately available funds to an account(s) designated by Purchaser in writing an amount in cash equal to such excess. The post-Closing adjustment of the Adjusted Purchase Price pursuant to the Final Settlement Statement is not intended to permit the introduction of different accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques or estimation methods with respect to financial statements from the Accounting Principles.

(c)            Sellers shall reasonably assist Purchaser in preparation of the Final Settlement Statement by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing.

(d)            All payments made or to be made under this Agreement to any Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Sellers’ Representative in writing.

(e)            All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.

Section 2.8         Tax Treatment; Allocation of Purchase Price. The Parties agree that (a) the transactions contemplated by this Agreement will be treated for U.S. federal Income Tax purposes as (b) a sale of partnership interests of the Company by the Sellers, which shall, for the avoidance of doubt, cause the Company’s taxable year as a partnership to close as of the end of the Closing Date for U.S. federal income tax purposes, and (c) an acquisition of the assets of each member of the Company Group by Purchaser, in each case, as described in Revenue Ruling 99-6, situation 2. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law. Each of Sellers’ Representative and Purchaser shall use commercially reasonable efforts to agree upon an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes with respect to the amounts allocated to the Assets, then among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the Cut-Off Date (the “Allocation”). If Sellers’ Representative and Purchaser reach an agreement with respect to the Allocation, (i) Sellers’ Representative and Purchaser shall use commercially reasonable efforts to update the Allocation in a manner consistent with Sections 751, 755 and 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, (ii) Sellers and Purchaser shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on IRS Form 8594, any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code, which, in each case, Sellers and Purchaser shall timely file with the IRS, as applicable, and neither Sellers nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by a change in applicable Law occurring after the date the Parties agree to the allocation; provided, however, that (A) if Sellers’ Representative and Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Article 3

Title and Environmental Matters

Section 3.1         Title and Environmental Matters. Without limitation of Purchaser’s rights under the R&W Insurance Policy and under Article 13 with respect to a breach of the Special Warranty of Title or Section 5.17, the conditions to Closing set forth in Article 9, and the rights and remedies set forth in Article 12, this Article 3 sets forth Purchaser’s sole and exclusive remedy against any member of the Seller Group with respect to (a) any Defect, (b) the failure of any member of Company Group or any other Person to have title to any of the Assets (whether Record/Beneficial Title or otherwise), and (c) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances, or any other environmental condition or obligation with respect to the Assets.

Section 3.2         Defects; Adjustments.

(a)            Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver to Sellers’ Representative a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect on or before 5:00 p.m. Central Time on the date that is fifty-five (55) days after the Execution Date (the “Defect Deadline”); provided that Purchaser shall provide to Sellers’ Representative weekly written updates no later than 5:00 p.m. Central Time on each Friday between the Execution Date and the Defect Deadline (which written updates may be amended or supplemented by a Defect Notice) with respect to the status of Purchaser’s review and a description of potential Defects and potential issues in respect thereof identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week. Each Defect Notice shall be in writing and include:

(i)         a description of the alleged Defect;

(ii)       a description of the Lease or Well and Subject Formation(s) or other Asset subject to such alleged Defect;

(iii)      the Allocated Value of each Lease or Well or other Asset subject to the alleged Defect;

(iv)      Purchaser’s good faith reasonable estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;

(v)       Reasonable Documentation in Purchaser’s or Purchaser’s Representatives’ possession or control supporting Purchaser’s assertion and claim of such Defect; and

(vi)      with respect to any alleged Environmental Defect, reference to the specific section of applicable Environmental Laws that have been violated or that require Remediation with respect to the applicable Assets as of the Effective Time;

provided, that so long as a Defect Notice includes (A) the information set forth in subparts (i) through (iv) above and (B) such Reasonable Documentation necessary for the Sellers and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or be put on notice as to the existence and nature of the alleged Defect, such Defect Notice shall be valid.

WITHOUT LIMITATION OF PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, AND EXCEPT WITH RESPECT TO PURCHASER’S RIGHTS UNDER Article 13 WITH RESPECT TO ANY BREACH OF THE SPECIAL WARRANTY OF TITLE, ANY LIEN THAT SECURES INDEBTEDNESS OF ANY MEMBER OF THE COMPANY GROUP, AND THE CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO Section 10.2(d), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLERS’ REPRESENTATIVE HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS Section 3.2(a).

(b)            Notice of Title Benefits. Should any Seller discover any Title Benefit at any time on or prior to the Cut-Off Date, such Seller shall promptly, but in no event later than the Cut-Off Date, deliver to Purchaser a written notice (each a “Title Benefit Notice”) including:

(i)         a description of the alleged Title Benefit;

(ii)        a description of the Oil and Gas Property subject to such alleged Title Benefit;

(iii)       the Allocated Value of each Oil and Gas Property subject to the alleged Title Benefit;

(iv)      such discovering Party’s good faith reasonable estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which such Party’s estimate is based; and

(v)       supporting documents reasonably necessary for the Other Party and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or investigate the existence of the alleged Title Benefit;

provided, that so long as a Title Benefit Notice includes (A) the information set forth in subparts (i) through (iv) above and (B) such Reasonable Documentation necessary for the Purchaser and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or be put on notice as to the existence and nature of the alleged Title Benefit, such Title Benefit Notice shall be valid.

SELLERS SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY OFFSETS TO TITLE DEFECTS ATTRIBUTABLE THERETO) FOR WHICH SELLERS’ REPRESENTATIVE HAS NOT SENT TO PURCHASER ON OR BEFORE THE CUT-OFF Date A VALID NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS Section 3.2(b).

(c)            Option to Cure Defects. Sellers shall have the right, but not the obligation to attempt, at Sellers’ sole cost, to cure or remove, on or prior to the Cure Deadline, any Defects asserted in a valid Defect Notice. Alleged Defects shall be deemed to have been cured or removed if the Assets affected by such alleged Defect are free of such Defect as of the Cure Deadline, as agreed by the Parties or determined by the Defect Referee, as applicable. If any asserted Defect is not cured or removed, or if Sellers’ Representative and Purchaser cannot agree as to whether such Defect has been cured or removed, and it is determined by the applicable Defect Referee that such Defect is not cured by the Cure Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. Any Seller’s attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of such Seller’s right to dispute the validity, nature, or value of, or cost to cure, such Defect.

(d)            Defect Amounts. The diminution of value of the Assets attributable to any valid Defect that actually burdens, encumbers or affects a Lease or Well (the “Defect Amount”) shall be determined as follows:

(i)        if Purchaser and Sellers’ Representative agree on the Defect Amount, that amount shall be the Defect Amount;

(ii)        if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Company Group’s interest in the affected Lease or Well;

(iii)       if a Title Defect as to the applicable Subject Formation affecting any Well or Lease represents a negative discrepancy between (A) the actual Net Revenue Interest for the applicable Subject Formation as to such Well or Lease and (B) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation for such Well or Schedule 2.8 for such Subject Formation for such Lease, as applicable, and in such case there is a proportionate decrease in the actual Working Interest with respect to the applicable Subject Formation as to such Well, from the Working Interest stated on Exhibit A-2 for such Subject Formation for such Well, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Well or Lease, as applicable multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-2 as to the applicable Subject Formation for such Well or Schedule 2.8 as to the applicable Subject Formation for such Lease, as applicable, minus (II) the actual Net Revenue Interest as to the applicable Subject Formation as to such Well or Lease, as applicable, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Subject Formation for such Well or Schedule 2.8 for such Subject Formation for such Lease, as applicable; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Subject Formation for such Well or Schedule 2.8 for such Subject Formation for such Lease, as applicable, throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;

(iv)       if the Title Defect represents a negative discrepancy between (A) Company Group’s aggregate ownership of Net Acres as to a Subject Formation for any Lease and (B) the amount of Net Acres as to such Subject Formation for such Lease in Schedule 2.8, and there is no discrepancy between the Net Revenue Interest of Company Group in such Subject Formation as to such Lease and the Net Revenue Interest set forth for such Subject Formation as to such Lease in Schedule 2.8, then the Defect Amount shall be the product of the Allocated Value of such Subject Formation as to such Lease multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by Company Group in such Subject Formation as to Lease and the number of Net Acres set forth for such Subject Formation as to such Lease in Schedule 2.8, and the denominator of which is the Net Acres set forth for such Subject Formation as to such Lease in Schedule 2.8;

(v)       if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the applicable Subject Formation as to a Lease or Well of a type not described in Section 3.2(d)(i) through Section 3.2(d)(iii), the Defect Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of Company Group’s interest in the applicable Subject Formation as to such Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the applicable Subject Formation as to such Lease or Well, the values placed upon the Title Defect by Purchaser and Sellers’ Representative, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Company Group’s Working Interest, and such other factors as are necessary to make an evaluation and determination of such value;

(vi)      if a Defect is an Environmental Defect, the Defect Amount shall be equal to the costs and expenses chargeable to the Company Group’s Working Interest or other interest (as of the Closing Date) to Remediate the Asset subject to such Environmental Defect (or group of Assets subject to the same Environmental Defect) using the Lowest Cost Response; provided, however, such Defect Amount shall expressly exclude (A) the costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), (B) the overhead costs of Purchaser or its Affiliates, and (C) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect;

(vii)     the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(viii)    notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to Defects with respect to each Asset shall not exceed the Allocated Value of such Asset (after giving effect to any applicable adjustments due to prior Defects).

(e)            Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:

(i)         if a Title Benefit applicable to any Subject Formation as to any Well or Lease represents a positive discrepancy between (A) the actual Net Revenue Interest for such Subject Formation as to such Well or Lease and (B) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Schedule 2.8 for such Lease, then the Title Benefit Amount shall be equal to (1) the product of the Allocated Value of such Subject Formation as to such Well or Lease multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest of such Subject Formation as to such Well or Lease minus (II) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Schedule 2.8 for such Lease, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Schedule 2.8 for such Lease; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-2 for such Subject Formation as to such Well or Schedule 2.8 as to such Lease throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only; and

(ii)        if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i) the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of Company Group’s interest in the Lease or Well affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Lease or Well, the values placed upon the Title Benefit by Purchaser and Sellers’ Representative, and such other factors as are necessary to make an evaluation and determination of such value.

(f)            Individual Threshold and Defect Deductibles. Notwithstanding anything to the contrary in this Agreement:

(i)        There shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any Defect or Defects to the extent the Defect Amount for any valid individual Defect is less than the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); and

(ii)        With respect to all valid Defects where the Defect Amount thereof exceeds the Individual Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate Defect Amounts thereof that exceeds the Individual Threshold also exceeds, in the case of Environmental Defects, the Environmental Defect Deductible and then only to the extent such aggregate amount exceeds the Environmental Defect Deductible (it being the intention of the Parties that the Environmental Defect Deductible represents a deductible and not a threshold) and, in the case of Title Defects, the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible (it being the intention of the Parties that the Title Defect Deductible represents a deductible and not a threshold);

provided, that, notwithstanding anything herein to the contrary, the Individual Threshold and Title Defect Deductible shall not apply and shall be disregarded for purposes of calculating any adjustments to the Unadjusted Purchase Price with respect to any Title Defects asserted prior to the Defect Deadline that, if asserted after the Closing, would constitute a breach of the Special Warranty of Title.

(g)            Remedies for Defects. Subject to each Seller’s right to cure, or dispute the existence of, a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated on or prior to the Cure Deadline, then:

(i)        subject to Section 3.2(f) and each Seller’s rights under Section 3.2(g)(ii), with respect to all uncured Defects for which the Defect Amount with respect thereto exceeds the Individual Threshold, the Unadjusted Purchase Price shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects, but only to the extent such aggregate sum with respect to Defects exceeds, in the case of Environmental Defects, the Environmental Defect Deductible and then only to the extent such aggregate amount exceeds the Environmental Defect Deductible (it being the intention of the Parties that the Environmental Defect Deductible represents a deductible and not a threshold) and, in the case of Title Defects, the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible (it being the intention of the Parties that the Title Defect Deductible represents a deductible and not a threshold); and

(ii)        notwithstanding anything herein to the contrary, in lieu of the remedy for Defects set forth in Section 3.2(g)(i), Sellers’ Representative shall have the right, but not the obligation, to elect in writing delivered to Purchaser no earlier than five (5) days prior to the Closing Date and no later than three (3) Business Days prior to the Closing Date, to cause the applicable member(s) of Company Group to exclude any Oil and Gas Property or other Asset subject to any alleged Defect where the Defect Amount equals or exceeds fifty percent (50%) of the Allocated Value of such Oil and Gas Property or other Asset (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets, (D) at Closing, the applicable member(s) of Company Group shall execute and deliver an assignment of such Excluded Assets in accordance with Section 10.2(h), (E) the applicable member(s) of the Company Group and the applicable assignee of such Excluded Assets shall, to the extent such Excluded Assets are not subject to an existing operating agreement, execute a joint operating agreement in the form attached hereto as Exhibit E (“Excluded Asset JOA”) with the “Contract Area” covering such Excluded Assets and any Oil and Gas Properties of the Company Group that are located within one governmental section of such Excluded Assets and designating the Party (or its designated Affiliate) that owns a majority of the Working Interests included in the Leases and Excluded Assets subject to such Excluded Asset JOA as the “operator” under such Excluded Asset JOA and (F) to the extent a member of the Company Group is designated as “operator” under any existing operating agreement burdening any such Excluded Assets, the Company Group and the assignee of such Excluded Assets shall vote their interests to designate the Party (or its designated Affiliate) that owns a majority of the Working Interests included in the Leases and Excluded Assets subject to such Excluded Asset JOA as the operator of such interests.

(h)            Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, Title Benefits shall be used solely for the purpose of offsetting any adjustment to the Unadjusted Purchase Price on account of Title Defects pursuant to Section 3.2(g)(i), with the amount of offset for each Title Benefit being the Title Benefit Amount (not to exceed the amount of any Defects resulting in adjustment to the Unadjusted Purchase Price).

(i)             Disputed Defects.

(i)         Sellers’ Representative and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure thereof). If Sellers’ Representative and Purchaser are unable to agree on the scope, interpretation and effect of this Article 3, the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts by the Closing Date, then, subject to Section 3.2(d), Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent at Closing to be held pursuant to the terms hereof and the terms of the Escrow Agreement. If Sellers’ Representative and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts, the Allocated Value of any Lease or Well, or any other matter related to title to the Leases or Wells by the date one hundred (100) days after the Closing Date, then, subject to Section 3.2(f) and Section 3.2(g), all such disputed interpretations and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Title Defects, and Defect Amounts regarding Title Defects, the Allocated Value of any Lease or Well, or any other matter related to title to the Lease or Well in dispute shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following the date one hundred (100) days after the Closing Date, (A) disputes as to the interpretation and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts in dispute shall be submitted to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the state where the applicable Asset is located as selected by mutual agreement of Purchaser and Sellers’ Representative or absent such agreement during such ten (10) Business Day period, by the Houston, Texas office of the AAA using customary procedures of the AAA (the “Title Referee”) and (B) disputes with respect to Environmental Defects or Defect Amounts regarding Environmental Defects in dispute shall be submitted to a nationally recognized independent environmental consulting firm or environmental attorney experienced in resolving Environmental Liabilities mutually acceptable to Sellers’ Representative and Purchaser or, absent such agreement during such ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). The Defect Referee shall not have worked as an employee, outside counsel or consultant, or in any other capacity, for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(ii)        The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 3.2(i)(ii). The applicable Defect Referee’s determination shall be made as soon as reasonably practicable after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers, and environmental consultants.

(iii)      In no event shall the Defect Referee’s determination of (A) any Defect Amount with respect to any Defect be any lower than the amount asserted by Sellers’ Representative for such Defect or any greater than the amount asserted by Purchaser for such Defect or (B) any Title Benefit Amount with respect to any Title Benefit be any lower than the amount asserted by Purchaser for such Title Benefit or any greater than the amount asserted by Sellers’ Representative for such Title Benefit. Purchaser shall have the burden of proof in proving the existence of each alleged Defect and Defect Amount with respect thereto. Sellers’ Representative shall have the burden of proof in proving the existence of each alleged Title Benefit and Title Benefit Amount with respect thereto. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final, and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 14.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 and any and all specific disputed Title Benefit Amounts or Defect Amounts submitted by any Party and may not award any damages, interest, or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own respective legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs, and expenses of the applicable Defect Referee, and Sellers shall collectively be responsible for the remaining one-half of the fees, costs, and expenses of the applicable Defect Referee.

(iv)      From time to time after the Closing Date, to the extent the Parties have mutually agreed on any disputed Title Benefit and Title Benefit Amount with respect thereto and/or any Defect and Defect Amount with respect thereto (or the cure thereof), or such disputed Title Benefit and Title Benefit Amount with respect thereto and/or any Defect and Defect Amount with respect thereto (or the cure thereof) has been finally determined by a Defect Referee, then, no later than three (3) Business Days after the date of such agreement or determination, the Parties shall deliver joint written instructions directing the Escrow Agent to disburse from the Defect Escrow Amount the Title Benefit Amount or Defect Amount with respect thereto to the Party entitled to such amount pursuant to the terms of this Agreement, together with any interest accrued on such amount under the terms of the Escrow Agreement.

Article 4

Representations and Warranties of Each Seller

Subject to the provisions of this Article 4 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Purchaser the matters set out in this Article 4.

Section 4.1         Organization, Existence and Qualification. Such Seller is duly formed or organized, validly existing and in good standing under the Laws of the State of Delaware. Such Seller is duly qualified to carry on its business in the states where it is required to do so, except, in each case, where the failure to do so does not result in a Material Adverse Effect.

Section 4.2         Power. Such Seller has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be at Closing a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be at Closing a party.

Section 4.3         Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be at Closing a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all Transaction Documents required to be executed and delivered by such Seller prior to or at Closing shall be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 4.4         No Conflicts. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) violate, conflict with or result in any breach of any provision of the Governing Documents of such Seller, (b) result in the creation of any Lien (other than any Permitted Securities Liens) on, or result in any Person having the right to exercise any Right to acquire, the Subject Securities, (c) violate any Order, regulation or decree applicable to such Seller as a party in interest, (d) violate any Law applicable to such Seller, (e) require that any Consent be obtained, made, or complied with or (f) violate, conflict with or result in any breach of any provision of, or constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation or acceleration under any agreement or instrument to which such Seller is a party, except in each case of the foregoing clauses (c) through (f) for any matters that would not prevent or materially impair or delay, or would not reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or by the other Transaction Documents to which it is, or will be at Closing, a party, or the performance of any of Sellers’ or Company Group’s obligations and covenants hereunder or under any such Transaction Documents or that would not be reasonably likely to result in any material liability of the Company Group or otherwise be material to the Subject Securities, Business, Assets or the Company Group.

Section 4.5         Litigation. There are no Actions pending or, to such Seller’s Knowledge, expressly threatened in writing by any Third Party or Governmental Authority against such Seller (a) which seeks an Order restraining, enjoining, prohibiting, preventing or making illegal any of the transactions contemplated by the Transaction Documents to which it is, or will be at Closing, a party or, individually or in the aggregate, questions or challenges the validity of the Transaction Documents to which it is, or will be at Closing, a party or the transactions contemplated thereby or any action taken or to be taken by such Seller in connection with, or which seeks to enjoin, the Transaction Documents or the consummation of the transactions contemplated thereby, or (b) that would prevent or materially impair or delay, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or by the other Transaction Documents to which it is, or will be at Closing, a party, or the performance of any of Sellers’ or Company Group’s obligations and covenants hereunder or under any such Transaction Documents or that would be reasonably likely to result in any material liability of the Company Group or otherwise be material to the Subject Securities, Business, Assets or the Company Group.

Section 4.6         Bankruptcy. There are no bankruptcy, reorganization, or receivership Actions pending against, being contemplated by, or, to such Seller’s Knowledge, threatened in writing against, such Seller. No Action is contemplated by such Seller in which such Seller would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures. Such Seller (a) is not insolvent, (b) is not in receivership or dissolution, (c) has not made any assignment for the benefit of creditors, (d) has not admitted in writing its inability to pay its debts as they mature, (e) has not been adjudicated bankrupt and (f) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Seller. In completing the transactions contemplated by this Agreement, such Seller does not intend to hinder, delay or defraud any present or future creditors of such Seller.

Section 4.7         Ownership of Subject Securities. Such Seller is the record and beneficial owner of all of the Subject Securities described on Schedule 5.5 as being owned by such Seller, free and clear of all Liens (other than Permitted Securities Liens). At the Closing, the delivery by such Seller to Purchaser of the Assignment will vest Purchaser with good and valid title to all of the Subject Securities held by such Seller (as set forth on Schedule 5.5), free and clear of all Liens (other than Permitted Securities Liens and Liens and other matters arising by, through or under Purchaser or its Affiliates). Except as set forth in the Governing Documents of the Company, such Seller is not party to any (i) option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Seller’s interest in such Subject Securities, as applicable, or (ii) voting trust, proxy or other agreement or understanding with respect to the voting of any of such Subject Securities.

Section 4.8         No Brokers. Such Seller nor any of such Seller’s Affiliates (other than the Company Group), has, directly or indirectly, agreed with or engaged any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, in favor of any such other Person, relating to the transactions contemplated by this Agreement for which Purchaser will have any responsibility.

Article 5

Representations and Warranties Regarding Company Group

Subject to the provisions of this Article 5 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, Company represents and warrants to Purchaser the matters set out in this Article 5.

Section 5.1         Existence and Qualification. Each member of Company Group is (a) a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (b) duly qualified to do business as a foreign limited liability company in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary (a list of such jurisdictions is set forth on Schedule 5.1), except in each case of this clause (b) where the failure to be so qualified would not result in a Material Adverse Effect.

Section 5.2         Power. Company has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3         Authorization and Enforceability. The execution, delivery and performance by Company of this Agreement and the other Transaction Documents to which it is or will be at Closing a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Company. This Agreement has been duly executed and delivered by Company (and all Transaction Documents required to be executed and delivered by Company at the Closing shall be duly executed and delivered by Company) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 5.4         No Conflicts. Except as set forth on Schedule 5.4, the execution, delivery, and performance by Company of this Agreement and the other Transaction Documents to which it is or will be at Closing a party, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) violate, conflict with or result in any breach of any provision of the Governing Documents of any member of Company Group, except for Permitted Securities Liens and/or Permitted Encumbrances, (b) result in the creation of any Lien on any of the Assets, the Subject Securities or any Securities of any member of Company Group, (c) violate any Order, regulation or decree applicable to any member of Company Group as a party in interest, (d) violate any Laws applicable to any member of Company Group or any of the Assets, (e) require that any Consent be obtained, made, or complied with, or (f) violate, conflict with or result in any breach of any provision of, or constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, any provision of any agreement or instrument to which any member of Company Group is a party or by which any of the Assets are bound or affected, except in each case of the foregoing clauses (a) through (f) for any matters that (i) would not prevent or materially impair or delay, or would not reasonably be expected to prevent or materially impair or delay, (x) the consummation of the transactions contemplated hereby or by the other Transaction Documents to which it is, or will be at Closing, a party, or (y) the performance of any of Sellers’ or Company Group’s obligations and covenants hereunder or under any such Transaction Documents or (ii) that would not be reasonably likely to result in any material liability of the Company Group or otherwise be material to the Subject Securities, Business, Assets or the Company Group.

Section 5.5         Capitalization. Schedule 5.5 sets forth the ownership structure of each member of Company Group, including a true and complete description of the holder(s) of the issued and outstanding Securities of each member of the Company Group as of the Execution Date. No member of Company Group has Subsidiaries or owns Securities in any Person except as disclosed in Schedule 5.5. Except as expressly set forth in the Governing Documents of each member of Company Group, as applicable, (a) there are no outstanding preemptive or other outstanding Rights with respect to the Securities of any member of Company Group, (b) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any member of Company Group or requiring any member of Company Group to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities and (c) there are no member agreements, irrevocable proxies, voting trusts or other agreements relating to the voting of any Securities of any member of the Company Group. The Subject Securities have been duly authorized, are validly issued, fully paid and nonassessable, and no Securities of any member of Company Group have been offered, issued, sold or transferred in violation of any applicable Law or preemptive or similar rights. Prior to the Execution Date, Company has made available to Purchaser (or Purchaser’s Representatives) true, correct and complete copies of each Governing Document of the members of the Company Group and all amendments or modifications made thereto at any time prior to the Execution Date. No party thereto is in breach in any material respect of the Governing Documents of any member of the Company Group.

Section 5.6         Financial Statements. Company has delivered to Purchaser complete and accurate copies of (a) the audited consolidated financial statements of Company and its Subsidiaries as of the date indicated therein, which comprise the consolidated statements of financial position as of December 31, 2024 and December 31, 2025, and related consolidated statements of operations and cash flows, together with all related notes thereto and accompanied by reports thereon of the Company’s and such Subsidiaries’ independent auditor and the unaudited consolidated statement of financial position of Company and such Subsidiaries as of March 31, 2026 (the “Balance Sheet Date”) and (b) the related statements of operations and cash flows for the three (3) month period then ended ((a) and (b), collectively, the “Financial Statements”). Except as set forth on Schedule 5.6, each of the Financial Statements (i) has been prepared in accordance with GAAP consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (ii) presents fairly in all material respects the financial position, results of operations and cash flows of the Company and its applicable Subsidiaries as of the date and for the period indicated therein, except that the Financial Statements as of and for the period ended on the Balance Sheet Date do not contain footnote disclosures and other presentation items required by Accounting Principles and are subject to normal year-end adjustments. Sellers’ and the Company Group’s systems of internal control over financial reporting are sufficient to provide reasonable assurance in all material respects (i) that the books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Assets, (ii) that the integrity of the Financial Statements and information is maintained, (iii) that access to the Assets is permitted only in accordance with management’s general or specific authorizations and (iv) that such systems are adequate for a business of their size and the industry in which the Company Group operates, taken as a whole, to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP, other than as would not reasonably be expected to be material to the Assets, the Business, Seller or any member of the Company Group.

Section 5.7         No Undisclosed Liabilities. There are no liabilities of or with respect to Company Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a balance sheet of Company Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as set forth on Schedule 5.7, (b) current liabilities reserved, reflected, or otherwise disclosed in the balance sheet of Company Group as of the Balance Sheet Date included in the Financial Statements, (c) liabilities incurred in the ordinary course of business since the Balance Sheet Date (other than such liabilities that relate to or arise from the breach of any Contract, Permit or Law), (d) liabilities included in the calculation of Effective Time Working Capital or Transaction Costs, (e) liabilities for Excluded Assets, (f) Company Hedges, (g) any Credit Document Indebtedness, (h) Plugging and Abandonment or asset retirement obligation, (i) Environmental Liabilities, (j) any insurance premiums attributable to the insurance policies held by Company Group after the Effective Time and (k) liabilities that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8         Litigation. Except as set forth on Schedule 5.8, (i) there are no Actions pending or, to Company’s Knowledge, expressly threatened in writing by any Third Party or Governmental Authority (A) against any member of Company Group or against any of the Subject Securities or the Assets or (B) against any member of the Company Group which seeks an Order restraining, enjoining, prohibiting, preventing or making illegal any of the transactions contemplated by the Transaction Documents to which it is, or will be at Closing, a party, and (ii) since January 1, 2024, there have been no material Actions against any member of Company Group that are unresolved that remain in effect as of the Execution Date.

Section 5.9         Bankruptcy. There are no bankruptcy, reorganization or receivership Actions pending against, being contemplated by, or, to Company’s Knowledge, threatened in writing against, any member of Company Group. No member of the Company Group (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt or (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against any member of the Company Group. In completing the transactions contemplated by this Agreement, Company does not intend to hinder, delay or defraud any present or future creditors of the Company Group.

Section 5.10       Taxes. Except, in each case, as set forth on Schedule 5.10:

(a)            All Income Tax Returns and other material Tax Returns required to be filed by or with respect to each member of the Company Group, the Assets or the Business have been duly and timely filed (taking into account any extension of the due date for filing), all such Tax Returns are true, correct and complete in all material respects, and all material Taxes owed by each member of the Company Group and with respect to the Assets or the Business which have become due and payable (whether or not reflected on any Tax Return) have been paid in full.

(b)            No Tax examinations, audits or administrative or judicial actions are being conducted, pending or threatened in writing with respect to any member of the Company Group.

(c)            Except for Permitted Securities Liens and/or Permitted Encumbrances, there are no liens or encumbrances for unpaid Taxes on the Securities or any of the assets of the Company Group.

(d)            No claim or deficiency for the assessment or collection of any Taxes has been asserted or proposed in writing against any member of the Company Group or with respect to any of the Assets or the Business which claim or deficiency has not been resolved with all amounts determined to have been due and payable having been paid in full or otherwise resolved.

(e)            No member of the Company Group has entered into or requested or is bound by (i) any agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes that is currently in effect, (ii) any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Authority with respect to any Taxes or (iii) any Contract or other agreement or arrangement with any Governmental Authority with respect to Taxes that requires any Person to take, or refrain from taking, any action after the Closing; and no power of attorney granted by or with respect to any member of the Company Group in respect of any Taxes is in effect that will not be revoked or cancelled at or prior to the Closing.

(f)            All material Taxes required to be withheld, collected or deposited by or with respect to each member of the Company Group have been withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority.

(g)            No member of the Company Group (i) is a party to or bound by or has any obligation under, and none of the Assets or the Business is subject to or bound by, any Tax allocation, indemnity or sharing Contract, or any other similar agreement or arrangement relating to Taxes (other than the Company LLC Agreement and any commercial agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes), (ii) is or has been a member of an affiliated, aggregate, combined, consolidated, unitary or similar group (other than a group of which the Company is the common parent), (iii) is a partner in a partnership or joint venture, a party to a Tax partnership agreement or other Contract, agreement or arrangement that is treated, or required to be treated, as a partnership for U.S. federal income tax purposes or an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or any corresponding or similar provision of state or local Law) (other than the Company LLC Agreement) or (iv) otherwise has any liability for the Taxes of any Person (other than any member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state or local Tax Law), as a transferee or successor, by assumption, by Contract or other agreement (other than the Company LLC Agreement and any commercial Contract or other agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes) or arrangement or by operation of Law.

(h)            No claim has been made in writing by any Governmental Authority in a jurisdiction where Tax Returns are not filed by or with respect to any member of the Company Group, the Assets or the Business that any member of the Company Group or any of the Assets or the Business is or may be subject to Taxation by that jurisdiction.

(i)             No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (or any corresponding or similar provision of state or local Tax Law) made prior to Closing, (ii) installment sale or open transaction made or entered into on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued prior to the Effective Time, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax Law) executed on or prior to the Closing Date or (v) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date.

(j)             No member of the Company Group has any outstanding liability for unclaimed property or escheat obligations.

(k)            No member of the Company Group nor any of the Assets is currently entitled or subject to any Tax incentive, deferral, holiday or abatement Contract or other agreement or arrangement with any Governmental Authority that would be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement Contract or other agreement or arrangement as a result of any of the transactions contemplated by this Agreement.

(l)             No member of the Company Group has (i) any obligations in respect of Deferred Employment Taxes or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m)           Paloma Permian Nominee Corporation has not been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any corresponding or similar provision of state or local Tax Law) occurring during the two-year period ending on the Execution Date or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)            For U.S. federal income tax purposes, Paloma Permian Nominee Corporation has not at any time since its formation owned any assets, had any gross income or had any activities or operations, apart from holding legal title to certain federal oil and gas leases as an agent on behalf of Paloma Permian AssetCo, LLC (which was properly treated at all times as the owner of such assets for U.S. federal income tax purposes).

(o)            Except for Paloma Permian Nominee Corporation (which is, and at all time since its formation has been, classified as a corporation), each member of Company Group is, and at all times since its formation has been, classified either as a disregarded entity or as a partnership (in each case, within the meaning of Treasury Regulations Sections 301.7701-2 and 301.7701-3) for U.S. federal (and applicable state and local) income Tax purposes.

(p)            No member of the Company Group is or has been a party to any “reportable transaction,” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision of state or local Tax law), other than a loss transaction described in Treasury Regulations Section 1.6011-4(b).

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.10 and Section 5.11 are the only representations and warranties of the Company in this Agreement with respect to Tax matters.

Section 5.11       Labor and Employee Benefits.

(a)            There are no collective bargaining or other labor union agreements to which any member of the Company Group is, or within the preceding thirty-six (36) months, has been, a party or by which any of them are, or within the preceding thirty-six (36) months, have been, bound. As of the date of this Agreement, no member of the Company Group (i) has, or within the preceding thirty-six (36) months, has had, any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Company, threatened against such member of the Company Group during such period or (ii) has received any written notice of any charges, complaints or proceedings pending or, to the Knowledge of Company, threatened against such member of the Company Group before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices. No collective bargaining agreement is currently being, or within the preceding twenty-four (24) months, has been, negotiated by any member of the Company Group.

(b)            No member of the Company Group is, or since January 1, 2023 has been, the employer of record or W-2 issuing employer of any Person. No member of the Company Group has misclassified any Person as an independent contractor in respect of any member of the Company Group rather than as an employee under any applicable Law.

(c)            No member of the Company Group is, or has ever been, in any material violation of any applicable Laws relating to the employment of labor, including those related to wages, hours, overtime, classification, discrimination, harassment, retaliation, immigration, occupational health and safety, and collective bargaining. There are no pending, or to the Knowledge of Company, threatened Actions before any Governmental Authority by any Person alleging a violation of, or non-compliance with, statutory or common laws relating to employment, employment practices, or terms and conditions of employment.

(d)            No member of the Company Group sponsors, maintains, contributes to, is required to contribute to, or has ever sponsored, maintained, contributed to or been required to contribute to, any Plan for the benefit of any present or former officers, employees, directors or independent contractors of any member of the Company Group, or under which any member of the Company Group has or may have any liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

(e)            There are no workers’ compensation claims, insured or uninsured, pending or, to the Knowledge of Company, threatened against any member of the Company Group, and no member of the Company Group has any material outstanding liability with respect to any workers’ compensation claims.

(f)            No member of the Company Group nor any other Person or entity that, together with any member of the Company Group, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (each an “ERISA Affiliate”) sponsors, maintains, contributes to, is required to contribute to, or, in the six years prior to the Execution Date, has sponsored, maintained, contributed to or been required to contribute to, or could have any liability (whether contingent or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or that is subject to Section 412, 430, 431, 432 or 436 of the Code, or any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA).

(g)            No condition or obligation exists with respect to any present or former officers, employees, directors or independent contractors of any member of the Company Group that could reasonably be expected to result in any member of the Company Group or Purchaser or any of its Affiliates becoming liable directly, or indirectly, (by indemnification or otherwise) for any material liability, except as has already been satisfied.

(h)            Neither the execution of this Agreement nor the occurrence of the Closing will result in any payment in the nature of compensation that would, either alone or in combination with any other payment, (i) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code to any Person, (ii) accelerate the time of payment, funding or vesting of any compensation or benefit to any Person, or (iii) increase the amount of compensation or benefits due to any Person, in each case, for which Purchaser or any of its Affiliates (including the Company Group) will have any responsibility.

Section 5.12       Compliance with Laws. Except as set forth on Schedule 5.12, (a) no member of Company Group, the Business or the Assets is, or has been in the last three (3) years, in any material violation of any applicable Laws and (b) since January 1, 2023, no member of Seller Group nor the Company Group has received any written notice alleging any unresolved material violation or material failure to comply with any applicable Laws or that it is under investigation by any Governmental Authority for potential material non-compliance with any applicable Law that remains unresolved.

Section 5.13       Material Contracts.

(a)            Schedule 5.13(a) lists all Material Contracts as of the Execution Date. Prior to the Execution Date, Company has made available to Purchaser (or Purchaser’s Representatives) complete and accurate copies of each such Material Contract and all amendments, supplements or modifications thereto. Except (i) as would not reasonably be expected to be adverse to the Company Group in any material respect and (ii) with respect to unit operating agreements, pooling agreements and similar Contracts, each Material Contract is a valid and binding obligation of the member of the Company Group that is party thereto, and is in full force and effect and enforceable in accordance with its terms against such member of the Company Group and, to the Knowledge of Company, the other parties thereto in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Action in equity or at law).

(b)            Except as disclosed on Schedule 5.13(b), (A) neither any member of Company Group, nor, to Company’s Knowledge, any other Person, is in material breach or material default under any Material Contract, (B) no written notice of material breach or material default or to terminate, cancel, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any Material Contract (in whole or in part) has been received or delivered by Seller or any member of the Company Group under any such Material Contract, the resolution of which is outstanding as of the date hereof and (C) no event has occurred nor has any party taken or failed to take any action that, with the giving of notice or the passage of time or both, would constitute a material breach or material default in any material respect by any member of the Company Group or any other party to such Material Contract or, to the Knowledge of Company, any other party to such Material Contract.

Section 5.14       Outstanding Capital Commitments. Except as set forth on Schedule 5.14, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on any member of Company Group or the Oil and Gas Properties and that any member of Company Group reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time in excess of One Hundred Twenty Five Thousand Dollars ($125,000) (net to Company Group’s Working Interests in such Oil and Gas Properties).

Section 5.15       Preferential Rights. Except as set forth on Schedule 5.15, (a) there are no Preferential Rights applicable to or triggered by the sale or transfer of the Subject Securities contemplated by this Agreement and (b) as of the Execution Date, there are no Asset Preferential Rights or any drag-along right, tag-along right or similar rights in favor of any Person, applicable to the Assets.

Section 5.16       Wells. Except as set forth on Schedule 5.16, (a) there are no Wells operated by any member of Company Group (or, to Company’s Knowledge, any other Well) with respect to which (i) there is an unresolved Order or any member of Company Group has received an unresolved notice from any Governmental Authority requiring that such Well be Plugged and Abandoned, (ii) any member of the Company Group is as of the Execution Date presently obligated by applicable Law to Plug and Abandon, or (iii) such Well is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Laws, the terms of any applicable Contract, or the terms of any applicable Lease, that has not been Plugged and Abandoned in accordance with such applicable Laws, Contract, or Lease, in all material respects, as applicable, (b) no Well is subject to penalties after the Effective Time on allowables under applicable Laws because of any overproduction occurring prior to the Effective Time, (c) to Company’s Knowledge, all Wells have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, the Contracts and Permits, and (d) to Company’s Knowledge, there are no Wells that have been Plugged and Abandoned, dismantled or abandoned, in each case, in a manner that does not comply in all material respects with applicable Laws, Contracts, and Leases.

Section 5.17       Environmental. Except as set forth in Schedule 5.17:

(a)            the Company Group and the Assets are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws including any Permits required under Environmental Law for the conduct of their operations as currently conducted, which Permits are in full force and effect (including the timely filing of any required renewal applications) and not subject to any pending or, to the Company’s Knowledge, threatened adverse modification, revocation or cancellation proceeding; and Company has made available to Purchaser (or Purchaser’s Representative) true, correct and complete copies of such material Permits;

(b)            no member of the Company Group has Released any Hazardous Substances at, under, on or from the Owned Real Property or the Leased Real Property or, to Company’s Knowledge, any real property formerly owned, leased, occupied or operated by any member of the Company Group or any other location, in each case in material violation of Environmental Laws or in a quantity, concentration or manner that could reasonably be expected to give rise to any material Liability of the Company Group, including any Remediation obligations, that has not been finally resolved;

(c)            there are no Actions pending or, to Company’s Knowledge, threatened in writing against any member of the Company Group, by any Governmental Authority or any other Person against any member of Company Group relating to any violation of or liability under any Environmental Laws with respect to any member of Company Group’s ownership or operation of any Asset;

(d)            no member of the Company Group has entered into any agreements, consents, Orders, decrees or judgments with any Governmental Authorities based on any violation of Environmental Laws by, or liability under Environmental Laws of, any member of Company Group that relate to the future use of the Assets and that require any material future Remediation; and

(e)            the Seller has made available to Purchaser copies of all material environmental, health or safety audits, assessments, investigations, and reports relating to the Company Group or their Assets that are in the possession or reasonable control of the Seller or any member of the Company Group.

Section 5.18       Royalties. Except for Suspense Funds and except as set forth on Schedule 5.18, the applicable member of the Company Group, or to Company’s Knowledge, the applicable Third Party operator, has properly and timely paid all material Royalties payable by any member of Company Group in accordance with the terms of the Leases in all material respects.

Section 5.19       Imbalances. Except as set forth on Schedule 5.19 or for which the Unadjusted Purchase Price shall be adjusted pursuant to Section 2.4, there are no material Imbalances as of the date set forth on Schedule 5.19.

Section 5.20       Advance Payments. Except as set forth in Schedule 5.20, and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 5.19, (a) with respect to any of the Wells operated by a member of the Company Group, no member of the Company Group is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, or (b) with respect to any of the Assets not operated by Company, to Company’s Knowledge, no member of the Company Group is obligated to gather, deliver, process or transport Hydrocarbons, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.

Section 5.21       Certain Real Property Interests.

(a)            Schedule 5.21(a) identifies each Owned Real Property held by any member of the Company Group. Each member of the Company Group has good title to all Owned Real Property held by such member, free and clear of all Liens other than Permitted Encumbrances. As used in this Section 5.21(a), “good title” means record title or interest that is free and clear of any Lien or defect in title (other than a Permitted Encumbrance) as is sufficient to enable the Company Group to own, operate and maintain such Owned Real Property and conduct the Business with respect thereto in all material respects in the ordinary course of business and consistent with past business practices, and in compliance with applicable Laws.

(b)            Schedule 5.21(b) identifies each Leased Real Property held by any member of the Company Group, including a complete list of all leases for such Leased Real Property. Except as set forth on Schedule 5.21(b), (i) each member of the Company Group has a valid leasehold interest in all Leased Real Property held by such member, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Encumbrances, (ii) as of the Execution Date, no member of the Company Group has received any unresolved written notices alleging any material default or material breach under any lease with respect to Leased Real Property by any member of the Company Group or any of their Affiliates, or, to Company’s Knowledge, their predecessors in interest, and (iii) as of the Execution Date, no member of the Company Group has received any unresolved written notice seeking to terminate any lease with respect to Leased Real Property.

(c)            Except as set forth on Schedule 5.21(c), (i) as of the Execution Date, no member of the Company Group has received any unresolved written notices alleging any material default or material breach under any Surface Rights and Rights of Way by any member of the Company Group or any of their Affiliates, or, to Company’s Knowledge, their predecessors in interest, (ii) as of the Execution Date, no member of the Company Group has received any unresolved written notice seeking to terminate any of the Surface Rights and Rights of Way, (iii) none of the Surface Rights and Rights of Way contain express provisions that materially impede or restrict operations (including, but not limited to, seasonal, hunting and well location restrictions) as currently conducted on the lands underlying the Leases, and (iv) the Surface Rights and Rights of Way (together with any easements, rights of way and other rights to use the surface estate under the Leases) constitute all of the rights that are necessary for (A) the continued operation of the Wells as currently operated as of the Execution Date in all material respects and (B) the development of the wells contemplated in the Ordinary Course Development Plan in all material respects.

(d)            Except for any Permitted Encumbrances and except as set forth on Schedule 5.21(d), to Company’s Knowledge, (i) there are no material contractual or legal restrictions that prevent any member of the Company Group from using any Owned Real Property or Leased Real Property for its current use in all material respects and (ii) all structures and other buildings on the Owned Real Property and Leased Real Property are in operating condition adequate to maintain normal operations as currently operated and used by the Company Group in all material respects, and none of such structures or buildings is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs, in each case, except for ordinary wear and tear.

Section 5.22       Condemnation. No member of the Company Group has acquired any of the Assets through the use of eminent domain or condemnation. As of the Execution Date, there is no pending, or threatened in writing, condemnation, expropriation or similar Action (whether permanent, temporary, whole or partial) against any member of the Company Group with respect to any of the Assets, or any part of the Assets, by any Governmental Authority.

Section 5.23       Insurance. Set forth on Schedule 5.23 is, as of the Execution Date, a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance carried by, held by, or maintained for the benefit of, any member of Company Group. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by the applicable insurers listed on Schedule 5.23. The Company Group is not in material default under any provisions of any such insurance policy (including any obligation to pay premiums due and payable under such policies), nor has any member of the Company Group received written notice of cancellation of any insurance policy, nor has any member of the Company Group failed to timely report any material claim or reportable incident under such insurance policies.

Section 5.24       Indebtedness. Except as set forth on Schedule 5.24 and any Credit Document Indebtedness, as of the Execution Date, no member of the Company Group has any outstanding Indebtedness.

Section 5.25       Bank Accounts; Officers; Powers of Attorney. Schedule 5.25(a) sets forth a list of all deposit, demand, savings, passbook, security or similar accounts maintained by any member of Company Group with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account. Schedule 5.25(b) sets forth a true, accurate and complete list of all officers, directors and managers of each member of the Company Group and a complete list of all Persons holding powers of attorney issued by a member of the Company Group.

Section 5.26        Books and Records. The minute books of each member of Company Group contain materially accurate and complete records of all meetings held and action taken by the members of Company Group. Each member of Company Group maintains all books of account and other business records (including the Records) as required by applicable Law and necessary to conduct the business of such member of Company Group in accordance with its past practices, consistently applied, in each case, in all material respects.

Section 5.27       No Brokers. Except for Transaction Costs, no member of the Company Group nor any of their respective Affiliates has, directly or indirectly, agreed with or engaged any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, in favor of any such other Person, relating to the transactions contemplated by this Agreement for which Purchaser will have any responsibility.

Section 5.28       Absence of Certain Changes. Except for the matters set forth in Schedule 5.28, (1) From the Balance Sheet Date through the Execution Date, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) the Company Group has not taken any action that would require the consent of Purchaser under Section 8.2, and (2) as of the Closing Date, from the Execution Date through the Closing Date, the Company Group has not taken any action that would require the consent of Purchaser under Section 8.2. Without limiting the generality of the foregoing, except as set forth in Schedule 5.28, since the Balance Sheet Date, no member of the Company Group has changed in any material respect the accounting principles, practices or methods of any member of Company Group, except as required by the Accounting Principles.

Section 5.29       Permits. Each member of the Company Group holds all material Permits (including such Permits issued by the Bureau of Land Management) as are necessary to conduct the Business generally and to own and operate the Assets as conducted or owned or operated, as applicable, during the period in which the Company Group has owned the relevant Assets or as is now being conducted or owned or operated, as applicable. Each such Permit or waiver is in full force in effect and each member of the Company Group, as applicable, are each in material compliance with all obligations under such Permits or waivers, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to be material to the Company Group.

Section 5.30       Suspense Funds. To the Company’s Knowledge, as of the Execution Date, (a) Schedule 5.30, Part A lists all Suspense Funds held by the Company Group as of the dates set forth on such schedule and (b) except as set forth on Schedule 5.30, Part B, no share of Hydrocarbon proceeds attributable to the Assets to which the Company Group is entitled is currently being held in suspense by the applicable Third-Party operator or payor thereof.

Section 5.31       Payout Balances. To the Company’s Knowledge, Schedule 5.31 sets forth the payout balances (and the status thereof) (net to the Working Interest of the Company Group) as of the date set forth on such schedule, for each Well listed on Exhibit A-2 that is subject to a Working Interest or Net Revenue Interest reversion or other Working Interest or Net Revenue Interest adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease, by its terms).

Section 5.32       Credit Support Obligations. Schedule 5.32 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, surety bonds, and other forms of credit assurance or credit support (collectively, “Credit Support”) provided by any member of the Company Group, or by any member of the Seller Group or any other Person on behalf of any member of the Company Group in support of the obligations of the Company Group to any Governmental Authority, contract counterparty, or other Person related to the ownership or operation of the Assets, including identification of the type and amount of such Credit Support and the date such Credit Support was provided.

Section 5.33       Intellectual Property.

(a)            The Company Group owns, or has valid licenses or other rights to use, all material Intellectual Property (if any) necessary for the operation of the Business as currently conducted (collectively, the “Company Intellectual Property”), subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Encumbrances).

(b)            Except for such matters that are not reasonably expected to be material to the Company Group, no member of the Company Group nor any of their Affiliates has received any written notice (i) alleging infringement, misappropriation or material violation of the Intellectual Property of any other Person or challenging the use or validity of any material Intellectual Property by the Company Group, (ii) to Company’s Knowledge, no Third Party is infringing on any material Intellectual Property owned by the Company and (iii) of any default or any event that with notice or lapse of time, or both, would constitute a material default under any material Contract governing Company Intellectual Property.

Section 5.34       Lease Status. Except as set forth on Schedule 5.34, (a) (i) as of the Execution Date, no member of the Company Group has received any unresolved written notices alleging any material default or breach under any Lease by any member of the Company Group or any of their Affiliates, or, to Company’s Knowledge, their predecessors in interest and (ii) no Company Group member is and, to Company’s Knowledge as of the Execution Date, no other party to any Lease is in material default or material breach of the terms, provisions or conditions of the Leases; (b) as of the Execution Date, no member of the Company Group has received any unresolved written notice seeking to terminate any of the Leases; (c) none of the Leases contain express provisions obligating any member of the Company Group to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease and/or offset drilling provisions that require drilling upon actual drainage); (d) (i) no Lease operated by a member of the Company Group is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production, (ii) as of the Execution Date, to any Seller’s Knowledge, no Lease in which the Company owns an interest, and which is operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (iii) no Lease operated by a member of the Company Group is being maintained by virtue of a well on the subject lands of such Lease that is capable of production but remains uncompleted; and (e) all bonuses, rentals and other similar payments due under the Leases operated by a member of the Company Group, or, to Company’s Knowledge operated by a Third Party, have been paid in accordance with the terms of such Leases in all material respects.

Section 5.35       Sufficiency of Assets; No Affiliate Assets. The Assets, when utilized by a labor force substantially similar to that utilized by the Company Group and Paloma Resources in connection with the conduct of the Business as of the Execution Date, together with the Excluded Assets and the rights and services made available under the Management Services Agreement and the Transition Services Agreement, are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted by the Company Group as of the Execution Date, ordinary wear and tear and Casualty Events excepted and taking into account the age, history and use of such Assets.

Section 5.36       Personal Property. All of the personal property included in the Assets of the Company Group is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of the Company Group, in all material respects, ordinary wear and tear excepted.

Section 5.37       Consents. Except (a) as set forth on Schedule 5.37, and (b) Consents that are customarily obtained after the Closing, there are no Consents required to be obtained applicable to the transactions contemplated by this Agreement.

Section 5.38       No Casualty Event. As of the Execution Date, no Seller has any Knowledge of the threat, occurrence or pendency of, any Casualty Event with damages estimated to exceed $125,000 affecting all or any portion of the Assets.

Section 5.39       Regulatory Matters. No member of the Company Group, is engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938 (as amended), or uses any of the Assets in a manner that subjects it or the Assets to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938 (as amended), Natural Gas Policy Act of 1978 (as amended), or Interstate Commerce Act (as amended).

Section 5.40       Specified Matters. Except as set forth on Schedule 5.40, there are no losses or liabilities incurred by, suffered by or owing by the Company Group caused by, arising out of, or resulting from the following matters to the extent attributable to the ownership, use or operation of the Assets: (a) any personal injury or death resulting from or attributable to any member of the Company Group’s ownership or operation of the Assets prior to the Closing Date; (b) any material monetary fines or penalties or criminal sanctions imposed on the Company Group, to the extent resulting from any pre-Closing violation of Law (excluding any Environmental Law); (c) any transportation or disposal, or arrangement for transport or disposal, of Hazardous Substances (other than Hydrocarbons) from any Asset of the Company Group to a site that is not an Asset prior to Closing that is (or if known, would be) in material violation of applicable Environmental Law or that has given or would give rise to a material liability under applicable Environmental Law; (d) in connection with the Excluded Assets; (e) the failure to pay, underpayment, or incorrect payment of any and all Royalties with respect to any of the Oil and Gas Properties in each case to the extent (i) not attributable to Suspense Funds (other than resulting from the failure to escheat such amounts to the applicable Governmental Authority in accordance with applicable Law), (ii) attributable to the period that Hydrocarbons were produced and marketed from any Oil and Gas Property during any member of Company Group’s period of ownership of the Assets prior to the Effective Time and (iii) chargeable to any member of Company Group’s Working Interest in the Assets, but only to the extent not taken into account in the calculation of Effective Time Working Capital; (f) the failure to comply with any Asset Preferential Right or Punitive Consent in connection with the acquisition of any of the Assets by any member of the Company Group occurring prior to the Closing Date; (g) the Actions set forth on Part 1 of Schedule 5.8 (or not set forth on Schedule 5.8 but required to be set forth on Schedule 5.8 pursuant to the terms of Section 5.8); and (h) any Third Party Claims for gross negligence or willful misconduct by the Company Group but only to the extent such Damages, obligations or liabilities relate or arise in connection with the ownership or operation of the Assets prior to the Closing Date.

Section 5.41       Special Warranty. As of the Effective Time the Company Group has (and through and until the consummation of the Closing, the Company Group will have), Record/Beneficial Title to the Assets, solely to the extent that such Assets have a positive Allocated Value, in each case, unto Purchaser from and against the lawful claims of any Person by, through or under any member of the Company Group or their Affiliates, but not otherwise, subject however, to Permitted Encumbrances (the warranty set forth in this Section 5.41, the “Special Warranty of Title”).

Section 5.42       Non-Consent Operations. Except as set forth on Schedule 5.42 or as reflected in the before- and after-payout Working Interests and Net Revenue Interests set forth in Exhibit A-2, as of the Execution Date, no material operations are being conducted or are proposed to be conducted on the Oil and Gas Properties with respect to which any member of the Company Group has, during the period such member of the Company Group has owned the Oil and Gas Properties, elected to be a nonconsenting party under the applicable operating agreement or forced pooling order and with respect to which Company’s rights have not yet reverted to the Company Group prior to the Execution Date.

Section 5.43       Anti-Corruption Laws. No member of the Company Group, nor any of their directors, officers, employees, or, to Company’s Knowledge, any of their agents or other Third Party representatives acting on its behalf has, in connection with the Business: (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment, or other unlawful expenses related to political activity; (b) made or offered to make any unlawful payment or provided or offered to provide anything of value to any Government Official in violation of applicable Laws in any material respect; or (c) otherwise violated in any material respects any applicable Laws relating to bribery, public corruption or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

Section 5.44       Economic Sanctions. During the five (5) years preceding the Execution Date, no member of the Company Group nor any of their officers, directors, employees, or to Company’s Knowledge, agents, have transferred any funds to any Person (i) in material violation of any applicable Law relating to economic sanctions, including but not limited to the laws, regulations, orders and directives administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department (“Sanctions Laws”); (ii) who is the subject or target of sanctions prohibitions or restrictions under any Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Specially Designated Nationals (as defined by OFAC) or other sanctions targets) in material violation of applicable Sanctions Laws; or (iii) who is located, organized, or resident in any country or territory subject to a comprehensive embargo under any Sanctions Laws (currently, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) in material violation of applicable Sanctions Laws.

Section 5.45       International Trade Laws. During the five (5) years preceding the Execution Date, no member of the Company Group nor any of their officers, directors, employees, or to Company’s Knowledge, agents, have violated and are not in violation of any applicable International Trade Laws, in each case, in any material respect.

Section 5.46       Data Privacy.

(a)            The Company Group owns, leases, licenses, or otherwise has the legal right to use all Business Systems. Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, the Company Group has caused the implementation of commercially reasonable security, disaster recovery and business continuity procedures and facilities, designed to protect and provide backup, security and disaster recovery for the Business Systems and the data contained therein or transmitted thereby.

(b)            Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) the Company Group takes commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including by implementing procedures customary in the industry for preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data; and (ii) there is no Malicious Code in any of the Business Systems.

(c)            Each member of the Company Group and the conduct of the business of each member of the Company Group are in material compliance with, and, for the last two (2) years, have been in material compliance with, all Data Security Requirements. Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, for the last two (2) years, (i) there have not been any material data security breaches, unauthorized access, destruction, damage, disclosure, loss, corruption, or alteration of any Business System or data; and (ii) there have been no notices received by the Company alleging a material breach by the Company of any Data Security Requirements; and (iii) the Company has not sent any notices required by Data Security Requirements.

Section 5.47       Operatorship. No member of the Company Group or Seller has received written notice of any pending vote to have any Company Group member removed as the “operator” under any joint operating agreement or unit agreement applicable to the Assets for which such Company Group Member is currently designated as the “operator”.

Section 5.48       Certain Transfers. With respect to any Oil and Gas Properties for which any member of the Company Group owned any depths other than the Subject Formations during the twelve (12) month period prior to the Execution Date, except (a) as set forth on Schedule 5.48, (b) any fee mineral interests that were subsequently leased backed to Seller or its Affiliates pursuant to a Lease set forth on Exhibit A-1, (c) Permitted Encumbrances, Seller has not intentionally transferred, leased, subleased, assigned or sold any material portion of such Oil and Gas Properties with respect to depths other than the Subject Formations within such twelve (12) month period prior to the Execution Date.

Article 6

Representations and Warranties of Purchaser

Purchaser represents and warrants to each Seller and Company as of the Execution Date and as of Closing (or, with respect to any representation or warranty made as of specified date, as of such date) the following:

Section 6.1         Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization (as set forth in the introductory paragraph) and is duly qualified to carry on its business in the states where it is required to do so, except in any state where the failure to be so duly qualified and in good standing would not reasonably be expected to materially delay, impair, make illegal or otherwise interfere with the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents to which it is a party or otherwise prevent its ability to perform in all material respects its obligations under the Transaction Documents to which it is or will be at Closing a party.

Section 6.2         Power. Purchaser has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be at Closing a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be at Closing a party.

Section 6.3         Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all Transaction Documents required to be executed and delivered by Purchaser at Closing shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4         No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) violate, conflict with or result in any breach of any provision of the Governing Documents of Purchaser or its Affiliates, (b) violate any Order, regulation or decree applicable to Purchaser or its Affiliates as a party in interest, (c) violate any Law applicable to Purchaser or its Affiliate, (d) require that any Consent be obtained, made, or complied with or (e) violate any provision of any agreement or instrument to which Purchaser or its Affiliates is a party, except in each case of the foregoing clauses that prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance of any Purchaser’s obligations and covenants hereunder that are to be performed at Closing.

Section 6.5         Defense Production Act. Purchaser is not a foreign person as such term is defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 and the regulations promulgated thereunder, 31 C.F.R. Part 800.

Section 6.6         Litigation. There are no Actions pending or, to such Purchaser’s Knowledge, expressly threatened in writing by any Third Party or Governmental Authority against Purchaser (a) which seeks an Order restraining, enjoining, prohibiting, preventing or making illegal any of the transactions contemplated by the Transaction Documents or (b) that prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance of any Purchaser’s obligations and covenants hereunder that are to be performed at Closing.

Section 6.7         Bankruptcy. There are no bankruptcy, reorganization or receivership Actions pending against, being contemplated by or, to Purchaser’s Knowledge, threatened in writing against Purchaser or any Affiliate thereof. No Action is contemplated by Purchaser or its Affiliates in which Purchaser or any of its Affiliates would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures. Neither Purchaser nor any of its Affiliates (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt and (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against Purchaser or any of its Affiliates. In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or its Affiliates.

Section 6.8         Financing. Purchaser has, and will at Closing have, sufficient cash, available lines of credit (including funds available pursuant to any debt offering or other debt financing transaction, the “Financing”) or other sources of immediately available funds to enable Purchaser to (a) fund the Deposit in accordance with Section 2.3(a), (b) pay the Closing Payment on the Closing Date to or on behalf of Sellers and (c) pay and perform all other obligations of Purchaser hereunder and under the other Transaction Documents delivered hereunder by Purchaser.

Section 6.9         Investment Intent. Purchaser is acquiring the Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. Purchaser has made, independently and without reliance on Sellers or any member of Company Group (except to the extent that Purchaser has relied on the representations and warranties in this Agreement or other Transaction Document), its own analysis of the Subject Securities, each member of Company Group, and the Assets for the purpose of acquiring the Subject Securities, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser acknowledges that the Subject Securities are not registered pursuant to the Securities Act and that none of the Subject Securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 6.10       Independent Evaluation.

(a)            Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Subject Securities, each member of Company Group and the Assets and the value thereof. Purchaser acknowledges and affirms that it has completed such independent investigation, verification, analysis and evaluation of the Subject Securities, each member of Company Group, and the Assets and has made all such reviews and inspections of the Subject Securities, each member of Company Group, and the Assets as it has deemed necessary or appropriate to enter into this Agreement, at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Subject Securities, each member of Company Group, and the Assets and made all such reviews and inspections of the Subject Securities, each member of Company Group, and the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction.

(b)            Purchaser understands and acknowledges that neither the SEC nor any federal, state, or foreign agency has passed upon the Subject Securities, any member of Company Group, and the Assets or made any finding or determination as to the fairness of an investment in the Subject Securities, any member of Company Group, and the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

Section 6.11       No Brokers. Neither Purchaser nor any of its Affiliates has, directly or indirectly, agreed with or engaged any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which any Seller will have any responsibility.

Section 6.12       Qualification. Purchaser Operating Affiliate is, or as of the Closing will be qualified under all applicable Laws to operate the Assets (if any) operated by Paloma Resources immediately prior to Closing and own any and all Assets assigned to Purchaser Operating Affiliate at Closing.

Section 6.13       U.S. Person. Purchaser (or, if Purchaser is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal Income Tax purposes, the Person that is treated as its regarded tax owner for such purposes) is a “United States person” as defined in Section 7701(a)(30) of the Code.

Article 7

Disclaimers and Acknowledgements

Section 7.1         General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Article 4, Article 5, THE SPECIAL WARRANTY OF TITLE, AND THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING, WITHOUT LIMITING IN ANY RESPECT PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (a) NO MEMBER OF THE SELLER GROUP NOR COMPANY MAKES, EACH SELLER AND COMPANY EXPRESSLY DISCLAIM, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (i) ANY MEMBER OF THE SELLER GROUP, (ii) ANY TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON THE ASSETS, (iii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iv) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (v) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (vi) ANY ESTIMATES OF THE VALUE OF THE SUBJECT SECURITIES OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vii) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (viii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (ix) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (x) ANY BULK SALES LAWS OR SIMILAR LAWS AND/OR ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (b) EACH SELLER AND COMPANY FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE, AND SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES PURSUANT TO Article 3 AND THE R&W INSURANCE POLICY, THE SUBJECT SECURITIES AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY SELLER, COMPANY OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT FOR CLAIMS, DAMAGES AND EQUITABLE REMEDIES AGAINST ANY SELLER OR COMPANY FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF ANY SELLER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN OR UNDER THE R&W INSURANCE POLICY.

Section 7.2         Environmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, asbestos-containing materials, scale, NORM, Hazardous Substances or other substances or materials located in, on or under the Assets or associated with the Assets; (b) the sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM-containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, BUT WITHOUT LIMITING IN ANY RESPECT PURCHASER’S RIGHTS UNDER Article 3, PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, EXCEPT AS EXPRESSLY SET FORTH IN Section 5.17, NONE OF ANY SELLER OR COMPANY MAKES, AND EACH SELLER AND COMPANY EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES ALLOWED UNDER APPLICABLE LAW FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, THE R&W INSURANCE POLICY AND ITS OWN INSPECTION OF THE ASSETS.

Section 7.3         Calculations, Reporting and Payments. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM ANY SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’ (INCLUDING, FOR THIS PURPOSE, THE COMPANY’S)) METHODOLOGIES FOR THE CALCULATION AND REPORTING OF (A) PRODUCTION OR ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME OR (B) TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

Section 7.4         Changes in Prices; Well Events. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 7.5         No Fraud Waiver. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO LIMIT OR OTHERWISE PRECLUDE CLAIMS FOR FRAUD (AS DEFINED IN Section 1.1).

Section 7.6         Certain Information. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article 4 OR Article 5, (a) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (b) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

Section 7.7         Conspicuousness. EACH SELLER, COMPANY AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 7 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Article 8

Covenants of the Parties

Section 8.1         Access.

(a)            Upon execution of this Agreement until the Closing Date, Company shall give Purchaser and its Representatives reasonable access to, and ability to make copies of, electronic copies of the Records (and to physical copies of such Records to the extent electronic copies are not available) in any member of Company Group’s possession and any Assets operated by any member of Company Group and knowledgeable personnel who are familiar with the Assets, in each case during Company Group’s normal business hours, solely for the purpose of conducting a confirmatory review of the Assets, in each case to the extent that Company Group may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of any Seller or any member of Company Group, any of their respective Affiliates or their respective counselors, attorneys, accountants or consultants, or (iii) violating any obligations of any Seller or any member of Company Group to any Third Party. Such access shall be granted to Purchaser virtually to the extent reasonably practicable and otherwise in the offices of Company located in Houston, Texas and on the premises of the Oil and Gas Properties (if any) that are operated by any member of Company Group; provided, however, in no event shall any Seller or any member of Company Group be obligated to provide, and Purchaser and Purchaser’s Representatives shall have no right to receive or review (x) any Excluded Records, (y) prior to Closing, any emails of any member of Company Group, or (z) any personnel or employee related records. To the extent that any Third Parties operate the Assets, Company’s obligations to provide Purchaser with access to such Assets shall be limited to requesting that the applicable Third Party operator provide Purchaser’s Representatives with access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Each Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 8.1(a). Purchaser’s investigation and review shall be conducted in a manner that reasonably minimizes interference with the ownership or operation of the Assets or the Business and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527 or E2247) or a similar visual assessment that does not include sampling or testing of any environmental media (“Phase I”). No Purchaser Representative shall be entitled to conduct any sampling or testing of any environmental media in a manner similar to ASTM International Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903), or any other invasive or intrusive testing, or sampling on or relating to the Assets (“Phase II”), without submitting a justification and proposed work plan for the proposed Phase II and obtaining the prior written consent of Company, which consent may be granted, conditioned, or withheld at the sole discretion of Company; provided, however, in the event Purchaser’s Phase I Environmental Site Assessment has identified a Recognized Environmental Condition (as determined under A.S.T.M. Publication Designation: E1527-13) with respect to any of the Assets that is reasonably expected to require Remediation with the Lowest Cost Response being in excess of $1,000,000, then Company’s prior written consent shall not be required. Purchaser shall furnish to each Seller and Company free of costs, a copy of all draft and final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets as soon as reasonably possible after such report is prepared. Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Company; provided that, upon request, Company shall provide Purchaser with assistance (at no cost or liability to any Seller or any member of the Company Group) as reasonably requested by Purchaser that may be necessary to secure such permits. Each Seller and Company shall have the right, at its option, to split with Purchaser any samples collected pursuant to any permitted invasive activities authorized under this provision. If the Closing does not occur, Purchaser shall (A) promptly return to Sellers or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (B) keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.

(b)            Purchaser may not contact contractual counterparties, customers or potential customers of any member of Company Group regarding the Assets, without the prior written consent of Sellers’ Representative (which consent may be withheld by Sellers’ Representative in its sole discretion); provided, that nothing herein shall preclude Purchaser or its Affiliates from contacting its customer or potential customers in the ordinary course of business.

(c)            Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group, the other owners of interests in the Oil and Gas Properties, and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), to the extent attributable to or arising out of Purchaser’s or Purchaser’s Representative’s access to the Records, any offices of any Seller or Company, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF COMPANY OR ANY SELLER AND CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES TO THE EXTENT ATTRIBUTABLE TO PRE-EXISTING CONDITIONS THAT ARE NOT EXACERBATED BY PURCHASER OR PURCHASER’S REPRESENTATIVES).

(d)            Upon completion of Purchaser’s due diligence, Purchaser shall, at its sole cost and expense and without any cost or expense to any Seller, any member of Company Group or any of their respective Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Purchaser’s or Purchaser’s Representative’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s or Purchaser’s Representative’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representative’s due diligence shall be promptly corrected by Purchaser.

(e)            During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or any member of Company Group’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts reasonably requested by Sellers. Coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, (ii) waive subrogation against the members of the Seller Group, (iii) list the members of the Seller Group as additional insured, and (iv) provide for five (5) days’ prior notice to Sellers in the event of cancellation or modification of the policy or reduction in coverage. Upon request by any Seller, Purchaser shall provide evidence of such insurance to Sellers prior to entering the Assets or premises of any Seller, any member of Company Group or any of their respective Affiliates.

(f)            Purchaser understands that one or more members of the Seller Group (including Company Group) have had discussions regarding other bids for Company and/or the Assets and the preparation and negotiation of this Agreement, the Schedules hereto and the other documents contemplated herein, and that, excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Schedules and Exhibits attached hereto), (i) Purchaser and Company shall not be entitled to use in connection with any disputes against any Seller or any member of Company Group (before or after Closing) any Seller’s or any member of Company Group’s internal drafts of this Agreement, copies of (or other information regarding) other bids for any member of Company Group, or emails or other written information (including in electronic form) relating to any of the foregoing or to the sales process (whether or not related to Purchaser’s bid or other bids for any member of Company Group), and (ii) Purchaser hereby agrees that (A) it shall not have any rights to any such information and (B) it shall not request or subpoena any of any member of Seller Group or Company Group, or any of their Representatives, management or employees to provide to any such information.

Section 8.2         Operation of Business of Company Group.

(a)            From the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to by Purchaser, no Seller shall (i) transfer or sell any of the Subject Securities held by such Seller (as set forth on Schedule 5.5); or (ii) amend or adopt any change to any Governing Documents of any member of Company Group, which consent in the case of this clause (ii) shall not be unreasonably delayed, withheld or conditioned.

(b)            From the Execution Date until the Closing, except (v) as reasonably necessary or required in order for any Seller or Company to perform their respective obligations and covenants set forth herein, (w) as required by the terms of any Lease, Contract or applicable Laws, (x) as set forth in Schedule 8.2, (y) for the operations covered by the capital commitments described in Schedule 5.14, and/or (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Company shall, and shall cause the Company Group to:

(i)         conduct the ownership and operation of the Assets in the ordinary course of business in substantially the same manner as conducted by Company Group, consistent with the standard of care under the A.A.P.L. Form 610 -1989 Model Form Operating Agreement, and use commercially reasonable efforts to own, operate and maintain the applicable Assets in the usual, regular and ordinary manner consistent with past practice of the Company Group, including by taking or causing to be taken all actions required to be taken by this Section 8.2(b);

(ii)        not transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws or Contracts, (C) sales and dispositions of equipment and materials that are no longer necessary in the operation of the Assets or for which replacement equipment has been obtained, or (D) the Excluded Assets;

(iii)       not (A) enter into or consummate any transaction to acquire oil and gas leases or mineral interests via trade, swap or acreage exchange or (B) otherwise acquire (whether directly or indirectly, through asset purchase, merger, consolidation, share exchange, business combination or otherwise) any material assets or properties, except for (1) inventory in the ordinary course of business, (2) materials acquired in connection with capital expenditures consistent with work permitted in accordance with this Section 8.2 or (3) acquisitions of assets or properties for which the consideration does not exceed $100,000.00 individually, or $1,000,000.00 in the aggregate;

(iv)       use commercially reasonable efforts to fund costs, expenses and other capital requirements of the Company Group with cash from operations or other cash on hand of the Company Group before incurring any indebtedness for borrowed money, including any Post-Effective Time Credit Document Indebtedness, provided, that Company shall not be obligated to (or cause the Company Group to) (A) fund any such costs, expenses or capital requirements such that the Company Group would be obligated to hold, in the aggregate and after paying such costs, expenses or capital requirements, a cash reserve equal to an amount less than $2,500,000.00 in cash or (B) issue any Securities to, draw on equity commitments from or require capital contributions from, any Person, including any Seller or its Affiliates, in each case, before incurring any indebtedness for borrowed money, including any Post-Effective Time Credit Document Indebtedness;

(v)       not mortgage or pledge any of the Assets or create any Lien thereupon (other than Permitted Encumbrances);

(vi)      except for operations for which Purchaser’s consent is required under Section 8.2(b)(ix) and such consent has not been granted by Purchaser, not elect to be a non-consenting party as to any material operation proposed by a Third Party on the Assets;

(vii)      not institute any Action, or enter into, or offer to enter into, any compromise, release or settlement of any Action pertaining to the Assets or any member of the Company Group, or waive or release any material right of a member of the Company Group, for which the amount in controversy is reasonably expected to be in excess of $100,000.00 (net to the Working Interest of any member of Company Group) other than any settlement, release or compromise that involves only a payment from Sellers to a Third Party and does not pertain to the Company Group or the Assets;

(viii)    not (A) enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by any member of Company Group), novate, materially amend, or extend any Material Contracts outside the ordinary course of business or as reasonably required in order to conduct any operations contemplated under the Ordinary Course Development Plan or (B) affirmatively waive, assign or release any material rights or material claims under any such Material Contracts;

(ix)        except as set forth in the Ordinary Course Development Plan, not propose, commit to or approve any AFEs for capital expenditures that individually is reasonably estimated to involve commitments in excess of $270,000 (net to the Working Interest of any member of Company Group) other than as required on an emergency basis or as required for the safety of individuals or the environment;

(x)        not resign as operator of any of the Assets (other than assets that are transferred or disposed as permitted under Section 8.2(b)(ii));

(xi)       not issue any Securities or split, combine or reclassify any of its outstanding Securities;

(xii)      not make any investment in the Securities of any other Person or form any Subsidiary of any member of the Company Group;

(xiii)     not grant or create any Asset Preferential Right with respect to the Assets;

(xiv)     not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or otherwise acquire any business of, or acquire any Securities in any Person;

(xv)      not change in any material respect the material accounting principles, practices or methods of any member of Company Group, except as required by the Accounting Principles;

(xvi)     not adopt a plan or agreement of complete or partial liquidation, dissolution or wind-up of any member of Company Group;

(xvii)    not hire any employees;

(xviii)   maintain the books of accounts and Records of the Company Group in the ordinary course of business;

(xix)     not (A) prepare any Tax Return in a manner which is inconsistent with past practice, (B) file any amendment to a Tax Return, (C) incur any liability for Taxes other than in the ordinary course of business, (D) settle or compromise any Tax proceeding or enter into any closing agreement with respect to Tax matters, (E) consent or agree to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, (F) change any accounting method or period, (G) make any Tax election that is inconsistent with past practice or change any Tax election or (H) surrender any right to claim a refund of Taxes, in each case, except to the extent such action (1) would not reasonably be expected to have a material impact on any Post-Effective Time Company Taxes or (2) is necessary to comply with a change in applicable Law;

(xx)      use commercially reasonable efforts to maintain the current insurance policies of the Company Group and not voluntarily reduce or terminate any existing insurance of the Company Group; and

(xxi)     not agree or commit to take any of the actions described above for which Seller or the Company Group is prohibited from taking without the consent of Purchaser.

(c)            Purchaser’s approval shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in a Seller’s or Company’s Notice) of a Seller’s or Company’s Notice to Purchaser requesting such consent unless Purchaser notifies a Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 8.2, neither Sellers nor Company shall be in breach of this Section 8.2 in the event of an emergency or risk of loss, damage, or injury to any person, property or the environment or as otherwise required by Law (an “Emergency Event”), Sellers and any member of Company Group may take such actions, and cause any member of Company Group to take such actions, as are reasonably necessary to address such Emergency Event and shall notify Purchaser of such action promptly thereafter; provided that in the case of any such Emergency Event, Sellers shall, as soon as reasonably practicable and in any event within forty-eight (48) hours of such event, give Purchaser written notice thereof, including the nature and estimated cost of the response undertaken in response thereto. Requests for approval of any action restricted by this Section 8.2 shall be delivered to each of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

MRC Ranger, LLC

5400 LBJ Freeway, Suite 1600

Dallas, Texas 75240

Attention: Chief Legal Officer

Email: berman@matadorresources.com

(d)            With respect to Assets for which any member of Company Group is not designated as the operator under applicable Laws or Contracts, Company’s obligations under this Section 8.2 with respect to the operation of such Assets shall be limited to voting Company Group’s Working Interests or other voting interests in a manner consistent with the requirements set forth in this Section 8.2.

(e)            Subject to and in accordance with the standard of care set forth in Section 8.2(b)(i), from the Execution Date until Closing, the Company Group shall use commercially reasonable efforts to undertake and complete the operations set forth in the Ordinary Course Development Plan in accordance with the schedule, operational plan, cost and other operational parameters set forth therein, subject to, and otherwise operate in accordance with the Ordinary Course Development Plan. Subject to (i) deviations resulting from an Emergency Event in accordance with Section 8.2(c), (ii) any variance in a cost that does not exceed five percent (5%) of the applicable cost item set forth in the Ordinary Course Development Plan, and (iii) other deviations in the schedule, operational plan and other operational parameters set forth in the Ordinary Course Development Plan that would not, individually or in the aggregate, reasonably be likely to result in a material adverse impact on the Business, Assets or the Company Group, any amendment or other change or modification to the Ordinary Course Development Plan shall require the prior written consent of Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned). Without limitation of the foregoing, and including subject to and in accordance with the standard of care set forth in Section 8.2(b)(i), (A) the Company shall use commercially reasonable efforts to obtain all Permits necessary to drill, complete and equip the Scheduled Wells in accordance with the Ordinary Course Development Plan, including obtaining any applicable seasonal lesser prairie chicken waivers and (B) the Company Group agrees to (i) provide drafts of the documentation with respect to the request for such Permits and waivers for Purchaser’s reasonable review and comments, (ii) provide copies of documents evidencing receipt of such Permits and waivers, and (iii) keep Purchaser reasonably apprised of the status and progress of the pursuit of such Permits and waivers.

(f)            Subject to the terms and conditions of Section 8.1(c) and the standard of care set forth in Section 8.2(b)(i), the Company Group shall further provide: (i) following reasonable prior notice to Company and with Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), reasonable access rights for the Representatives of Purchaser to the applicable Oil and Gas Properties for purposes of observing such development operations, which access shall be subject to compliance with Company’s customary qualification and safety rules and procedures and be conducted in a manner that reasonably minimizes interference with the ownership or operation of the Assets or the Business, (ii) daily operations reports in the connection with such development operations that are customarily prepared by or on behalf of the Company Group in the ordinary course of business, (iii) weekly progress reports regarding the results of such development operations during the prior week, as soon as reasonably practicable following such reports becoming available, to the extent such reports are customarily prepared by or on behalf of the Company Group in the ordinary course of business, (iv) upon Purchaser’s reasonable request, weekly meetings with the knowledgeable personnel of Paloma Resources. Subject to and in accordance with the standard of care set forth in Section 8.2(b)(i), Sellers shall make available their Representatives, including individuals at the Company Group or Paloma Resources, as reasonably requested by Purchaser, to review and discuss any results of operations (including production or performance results from any Well drilled or completed after the Execution Date), technical issues, planned development operations and estimated development and other costs related to the Ordinary Course Development Plan.

Section 8.3         Casualty and Condemnation. Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Purchaser shall assume all risk of loss with respect to the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest, or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), Sellers and Company shall use commercially reasonable efforts, prior to Closing, to repair or, in the case of a Casualty Event affecting personal property or equipment, replace with items of equivalent quality and value, any Asset damaged or taken by the relevant Casualty Event at the cost and expense of Seller, Sellers shall cause the Company Group to file all permissible claims under all applicable insurance policies with respect to such Casualty Event, Purchaser and Sellers shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 9.1 and Section 9.2, nevertheless be required to proceed with Closing and Company Group shall be entitled to retain any and all insurance proceeds and proceeds and rights as to any Third Party Claims arising out of any and all such Casualty Events. Notwithstanding the foregoing or anything herein to the contrary, if any Casualty Event results in uninsured losses or damages to Assets exceeding $1,000,000, the Unadjusted Purchase Price shall be decreased by the lesser of (a) the amount of the cost (determined as of the Closing Date) to cause the Assets affected by such Casualty Event to be repaired, restored or replaced (to substantially the same condition as immediately preceding such Casualty Event) and (b) the Allocated Value of such affected Assets.

Section 8.4         Closing Efforts and Further Assurances. Subject to the terms and conditions of this Agreement, Sellers, the Company and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using their respective reasonable best efforts to (i) cause the conditions precedent of each Seller (in the case of Purchaser) and of Purchaser (in the case of each Seller) set forth in Article 9 to be satisfied, (ii) obtain all necessary Consents, (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings with Governmental Authorities, and (iii) avoid any Action by any Governmental Authority by the Target Closing Date; provided that the obligations in this Section 8.4 shall not require any Party or any of its Affiliates to sell, divest, hold separate, transfer or dispose of, or commit to any behavioral remedy with respect to, any assets, securities, operations, rights, product lines, businesses or interest therein of such Party or any of their Affiliates (or consent to any of the foregoing actions); or litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (iv).

Section 8.5         Notifications. Each Party shall notify the Other Party in writing promptly after obtaining Knowledge of (a) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely and (b) any notice or other communication from any Person alleging that the Consent of such Person is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. It is understood and agreed that the delivery of any Notice required under this Section 8.5 shall not in any manner constitute a waiver by any Party, or a cure of the failure by such Party, of any conditions precedent to the Closing hereunder or otherwise limit or affect the remedies available hereunder to any Party hereunder (including any right to indemnification under Article 13).

Section 8.6         Press Releases. The Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transaction Documents or the transactions contemplated by this Agreement (a “Public Transaction Statement”). The Parties shall not, and shall cause their respective Affiliates not to, issue any such Public Transaction Statement without the prior written consent of the Other Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than any Public Transaction Statement that only contains information and statements regarding the Transaction Documents or the transactions contemplated by this Agreement that are consistent with those that have been previously approved for disclosure by the Parties pursuant to this Section 8.6; provided that any Party may issue a Public Transaction Statement without such prior consent or agreement (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or an Affiliate of Purchaser, (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents or (c) to any Non-Recourse Person. Purchaser shall be liable for the compliance of Purchaser’s Affiliates with the terms of this Section 8.6.

Section 8.7         Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred by Sellers in connection with or related to the authorization, preparation, or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 8.8         Records. At and after Closing, Sellers may retain, at their sole cost and expense, copies of any and all Records; provided that such Records shall remain subject to the confidentiality obligations of Sellers in Section 8.13. At and after Closing, Purchaser and Company shall, and shall cause each member of the Company Group to preserve and keep a copy of all Records in any member of Company Group’s and Purchaser’s possession for a period of at least seven (7) years after the Closing Date. From and after Closing, Purchaser and Company shall make available to such Seller upon reasonable notice, for examination and copying at such Seller’s cost or expense, reasonable access to such Records as remain in Purchaser’s and/or each member of Company Group’s possession or control, to the extent not retained by such Seller in accordance with this Section 8.8, in connection with any reasonable business purpose, including the preparation of financial statements and Tax Returns, or in connection with matters relating to any claims or disputes (a) relating to this Agreement, (b) among any members of the Seller Group or (c) with any Third Parties.

Section 8.9         Indemnification of Directors and Officers.

(a)            Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Closing now existing in favor of any present and former director, manager, officer and employee of each member of Company Group and members of Company (in all of their capacities) (collectively, the “Company Indemnified Parties”) will remain obligations of the Company Group and will survive the Closing and continue in full force and effect in accordance with their terms for a period of six (6) years from and after the Closing Date.

(b)            Purchaser and Company agree that, until the six (6) year anniversary date of the Closing Date, the Governing Documents of Company and each member of the Company Group shall contain provisions no less favorable with respect to indemnification of Company Indemnified Parties than are provided in the Governing Documents of the applicable members of Company Indemnified Parties in existence on the Execution Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(c)            Prior to the Closing, Purchaser and/or Company shall have purchased a “tail” policy for the benefit of the Company Indemnified Parties from an insurer with substantially the same or better credit rating as the current carrier for the existing D&O Insurance of Company Group on terms with respect to coverage and in amounts no less favorable in the aggregate than those included in the D&O Insurance of Company Group in effect on the Execution Date, which (i) has an effective term of six (6) years from the Closing Date, (ii) covers each person covered by the D&O Insurance of Company Group in effect on the Execution Date or on the Closing Date for actions and omissions occurring prior to the Closing Date, and (iii) contains terms that are no less favorable in the aggregate than those of the D&O Insurance of Company Group in effect on the Execution Date. The costs of the “tail” policy shall be borne by Purchaser; provided, that, to the extent costs of the “tail” policy exceed $200,000, such costs shall be borne by Seller. From and after the Closing, Purchaser and Company shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Purchaser.

(d)            The provisions of this Section 8.9 are (i) intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Purchaser shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party in enforcing the indemnity obligations provided in this Section 8.9 unless it is ultimately determined that such Company Indemnified Party is not entitled to such indemnity.

(e)            For a period of six (6) years after the Closing Date, if Purchaser, Company or any member of the Company Group, or any of its or their respective successors or assigns, (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Purchaser and Company shall cause, and in each case, proper provision shall be made so that the successors and assigns of such Person honor the indemnification obligations set forth in this Section 8.9.

(f)            Purchaser hereby acknowledges that certain Company Indemnified Parties may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company and the Subsidiaries (collectively, the “Indemnitors”). Purchaser hereby agrees (i) that Purchaser and the Company are the indemnitors of first resort (i.e., their obligations to the Company Indemnified Party are primary and any obligation of the Indemnitors are secondary), (ii) Purchaser and the Company shall be required to advance the full amount of expenses incurred by any Company Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Company’s or its Subsidiaries’ respective certificate of incorporation, by-laws or comparable organizational documents (or any other agreement between the Company or any of the Subsidiaries and any such Company Indemnified Party), without regard to any rights the Company Indemnified Party may have against the Indemnitors, and (iii) Purchaser and the Company irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and the Company further agree that no advancement or payment by an Indemnitor on behalf of a Company Indemnified Party with respect to any claim for which a Company Indemnified Party has sought indemnification from the Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Company Indemnified Party against the Company. Purchaser and the Company Indemnified Parties agree that the Indemnitors are express third party beneficiaries of the terms of this Section 8.9(f).

(g)            Notwithstanding anything to the contrary herein, Purchaser (and, following the Closing, the Company Group), shall have no obligations with respect to matters contemplated in this Section 8.9 in connection with any claim or Action directed against any Company Indemnified Party by any member of the Seller Group to the extent such Company Indemnified Party was a director, officer, employee, member, manager, equity holder or partner of any member of the Seller Group (excluding the Company Group).

Section 8.10       Financial Information.

(a)            From and after the Execution Date, including for the avoidance of doubt, as soon as reasonably practicable following the Execution Date, until the date that is seventy-five (75) days after the Closing Date (the “Records Period”):

(i)         Company (and after Closing, Sellers) shall, and shall cause its Representatives to, use commercially reasonable efforts to cause the external audit firm or any applicable Third Parties that audit the Financial Statements (the “Audit Firm”) to cooperate with Purchaser and its Representatives to (A) revise the Financial Statements or otherwise cause the Financial Statements to comply or (B) prepare audited consolidated financial statements of Company Group as of and for the year ended December 31, 2025 and unaudited financial statements of Company Group as of and for the six (6) months ended June 30, 2026, together with all related notes thereto, in order to comply, in each case, with Regulation S-X promulgated by the SEC (“Regulation S-X”) and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act, any registration of securities under the Securities Act or otherwise in connection with a Financing;

(ii)        (A) Company shall, and shall cause its Representatives to, use commercially reasonable efforts to prepare or cause to be prepared, and Sellers shall, and shall cause their Representatives to, use commercially reasonable efforts to assist the Company (and after Closing, Purchaser) in the preparation of, unaudited consolidated statements of the financial position of Company Group as of September 30, 2026 and the related statements of operations and cash flows for the nine (9) month period then ended, in each case, in accordance with GAAP consistently applied, and (B) Company shall, and shall cause its Representatives to, use commercially reasonable efforts to cause, and Sellers shall, and shall cause its Representatives to, use commercially reasonable efforts to assist Company (and after Closing Purchaser) in causing, the Audit Firm to cooperate with Purchaser and its Representatives to cause such unaudited financial statements to comply with Regulation S-X and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act, any registration of securities under the Securities Act or otherwise in connection with a Financing; and

(iii)       to the extent Closing occurs after December 31, 2026, (A) Company shall, and shall cause its Representatives to, use commercially reasonable efforts to prepare or cause to be prepared, and Sellers shall, and shall cause their Representatives to, use commercially reasonable efforts to assist the Company (and after Closing Purchaser) in the preparation of, the audited consolidated statements of the financial position of Company Group as of December 31, 2026 and the related statements of operations and cash flows for the year then ended, in each case, in accordance with GAAP consistently applied and (B) Company shall, and shall cause its Representatives to, use commercially reasonable efforts to cause, and Sellers shall, and shall cause their Representatives to, use commercially reasonable efforts to assist Company (and after Closing Purchaser) in causing, the Audit Firm to cooperate with Purchaser and its Representatives to cause such financial statements to comply with Regulation S-X and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act, any registration of securities under the Securities Act or otherwise in connection with a Financing.

(b)            During the Records Period, Company and Sellers, as applicable, agree to use commercially reasonable efforts to make available to Purchaser and its Representatives any and all Records (to the extent in Company’s, Sellers’ or their respective Affiliates’ possession or control) and to give Purchaser and its Representatives reasonable access to such Parties and their Affiliates’ personnel who were responsible for preparing or maintaining such Records, in each case as reasonably required by Purchaser or its Representatives in order to prepare financial statements in connection with a Financing or Purchaser’s or its Affiliates’ filings, if any, that are required by the SEC, under securities Laws applicable to Purchaser and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act (“Purchaser Financial Statements”).

(c)            During the Records Period, Sellers and Company shall use commercially reasonable efforts to cause their respective Representatives and other Third Parties to cooperate with Purchaser and their Representatives in connection with the preparation by Purchaser of Purchaser Financial Statements that are required to be included in any filing by Purchaser or its Affiliates with the SEC or are otherwise reasonably requested by Purchaser in connection with any registration of securities under the Securities Act or a Financing, including to use their commercially reasonable efforts to cause the Audit Firm to provide its consent or customary “comfort letters” from time to time as reasonably requested by Purchaser or its Representatives with respect to any such filing, registration or Financing. If requested, Sellers and Company shall use commercially reasonable efforts to execute and deliver to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Purchaser Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(d)            During the Records Period, Sellers and Company shall, and shall cause their respective Representatives to, use commercially reasonable efforts to (i) furnish information (other than Excluded Records) to Purchaser and its Representatives with respect to the Company Group or Seller (as applicable) as may be reasonably requested by Purchaser or such Representative in order to arrange, market or consummate any such Financing, (ii) provide Purchaser or its Representatives access to information included in the Records with respect to property descriptions of the Company Group’s Assets necessary for Purchaser or its Affiliates to execute and record deeds of trust, mortgages and other collateral documents for any such Financing (including any related schedules, annexes and exhibits thereto), it being understood that such documents will not be recorded or take effect until Closing and the Company and its Representatives will not be obligated to execute any agreements, documents or solvency or similar certificate, (iii) provide Purchaser or its Representatives access to information included in the Records as reasonably requested by Purchaser in connection with the preparation of materials for rating agency presentations, customary offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with any such Financing, (iv) cause the Company Group to facilitate payoff letter(s) and the release of liens securing Credit Document Indebtedness of the Company Group for delivery at the Closing, as reasonably requested by Purchaser, and (v) provide, at least ten (10) Business Days prior to the Closing, all documentation and other information included in the Records about the Company Group as is reasonably requested by Purchaser which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT. Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any Third Party any rights to which it is not entitled hereunder.

(e)            In no event shall Sellers, any member of the Company Group or any of their respective Affiliates or other Representatives be required to bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to Section 8.10(a) through (d). Purchaser shall be responsible for all fees and expenses related to the actions contemplated by this Section 8.10(a) through (d), including the compensation of any contractor or advisor of any Seller or any member of the Company Group. Accordingly, notwithstanding anything to the contrary herein, Purchaser shall promptly, upon written request by a Seller, reimburse such Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor) incurred in connection with the cooperation of such Seller contemplated by this Section 8.10. Further, the Purchaser shall indemnify and hold harmless the Sellers, the Company Group and their respective Affiliates from and against any and all losses or damages actually incurred or suffered by them in connection with the obligations of Sellers, the Company Group and their respective Affiliates under Section 8.10(a) through (d) (other than to the extent resulting from the gross negligence, bad faith or willful misconduct of any Seller, the Company or any of their respective Affiliates). Notwithstanding anything to the contrary contained in this Agreement, none of the Seller’s, the Company Group’s or any of their respective Affiliates’ performance under this Section 8.10 shall be taken into account with respect to whether any condition to Closing set forth in Article 9 shall have been satisfied.

Section 8.11       Company Hedges. At Closing, (a) Company shall cause the termination, liquidation and unwinding of any remaining Company Hedges, (b) the Unadjusted Purchase Price shall be adjusted pursuant to Section 2.4(c) with respect to the Company Hedges and (c) a portion of the Closing Payment shall be disbursed to the applicable Hedge counterparties in an amount equal to the Hedge Losses attributable to such Company Hedges, if any, payable in connection with such termination, liquidation and unwinding.

Section 8.12       Exclusivity. From the Execution Date through the earlier of the Closing or the date that this Agreement is terminated in accordance with Section 12.1:

(a)            Sellers and Company shall, and shall cause their respective Representatives and each member of the Seller Group and their respective Representatives to, deal exclusively with Purchaser and the Purchaser Group with respect to a transaction involving the sale of (i) any member of the Company Group, the Subject Securities, any Securities in any member of the Company Group or (ii) all of the Assets or any portion of the Assets the disposition of which would impede or preclude the transactions contemplated by this Agreement being consummated with Purchaser (in each case, including any merger or similar transaction or any other transaction having substantially the same economic effect) (in any case, a “Sale Transaction”), and, without the written consent of Purchaser, the Sellers and Company shall not, and shall cause each member of the Seller Group not to, directly or indirectly, facilitate, encourage, solicit or entertain offers or inquiries from, participate in negotiations or discussions with, enter into any agreement or letter of intent with, or disclose any non-public information to, any other Person, in each case, with respect to any Sale Transaction.

(b)            Sellers and Company shall, and shall cause their respective Representatives and each member of the Seller Group and their respective Representatives to, (i) cease any discussions or negotiations with any Person other than Purchaser and the Purchaser Group in connection with any Sale Transaction and (ii) discontinue any access afforded to such Persons to information relating to a Sale Transaction.

Section 8.13       Confidentiality.

(a)            The terms of the Confidentiality Agreement are hereby incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate. In the event a provision contained in the Confidentiality Agreement conflicts with a provision contained in this Agreement, the provision contained in this Agreement shall control.

(b)            Sellers, for themselves and on behalf of their Affiliates, acknowledge that, after the Closing, Purchaser and its Affiliates would be irreparably damaged if any confidential information regarding Purchaser, its Affiliates, the Company Group, the Business, the Assets and the operation thereof (including information regarding the activities, finances, properties and other assets, marketing, pricing, suppliers, customers, licensors and licensees) were disclosed to or utilized on behalf of any other Person. Sellers, for themselves and on behalf of their Affiliates, covenant and agree that, for a period of eighteen (18) months following the Closing, they will not, without the prior written consent of Purchaser, disclose or permit to be disclosed or use or permit to be used in any way any such confidential information unless (i) it receives a request or is compelled to disclose such confidential information by judicial or administrative process or by other Order issued by a Governmental Authority, (ii) such disclosure is required by the rules of any applicable stock exchange or regulatory or self-regulatory organization or other applicable Law; (iii) such disclosure is to its accountants, attorneys, advisors and other professional consultants (in each case, to the extent that each is subject to similar confidentiality obligations with such Seller); (iv) such disclosure is necessary in connection with the filing of Tax Returns or claims for refund or in defending, prosecuting or otherwise conducting any examination, audit or administrative or judicial Action regarding any Tax Return or Taxes; (v) such disclosure is made in connection with the enforcement, defense or settlement of such Seller’s rights and obligations under this Agreement or as may be reasonably necessary to effect the transactions under this Agreement; (vi) such information is lawfully in the possession of the Third Party recipient other than as a result of a breach of this Section 8.13 or (vii) such information is generally available to Third Parties other than as a result of a breach of this Section 8.13. Sellers, for themselves and on behalf of their Affiliates, as applicable, shall give Purchaser prior written notice of any disclosure pursuant to clause (i) above and cooperate with Purchaser, at Purchaser’s expense, to limit or obtain confidential treatment of the information so required to be disclosed.

Section 8.14       Change of Name; Removal of Name.

(a)            Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of the Company Group and the Purchaser Group, that they (i) shall have no right to use the name “Paloma” or any similar name or any Intellectual Property related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”) and (ii) will not at any time hold themselves out as having any affiliation with any Seller or any of its Affiliates. In furtherance thereof, Purchaser shall (A) within sixty (60) days after the Closing Date, file all documentation reasonably necessary to change the legal name of each member of the Company Group with all applicable Governmental Authorities in all applicable jurisdictions and (B) within one hundred twenty (120) days after the Closing Date, remove, strike over or otherwise obliterate all Subject Marks from all Assets and materials, including, without limitation, any Oil and Gas Properties, vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials; provided, however, that Purchaser shall have one hundred eighty (180) days after the Closing Date to remove any Subject Marks required to be on the Assets pursuant to any Environmental Law, health or safety Law or state or federal statutory law.

(b)            From and after the Closing: (A) Purchaser shall not object to (1) the formation by any Seller or its Affiliates of an entity with the word “Paloma”, or any of the other Subject Marks in its name or (2) the use by any Seller or its Affiliates of the logo used by any member of the Company Group prior to the Closing as the logo for any other Person and (B) Purchaser and each member of the Company Group shall provide such consents as may be reasonably requested in connection with the formation of such new Persons.

Section 8.15       R&W Insurance Policy.

(a)            The Parties acknowledge and agree that, as of the Execution Date, Purchaser has procured the R&W Conditional Binder in connection with the R&W Insurance Policy. Following the Execution Date, Purchaser shall use commercially reasonable efforts to satisfy the conditions set forth in the R&W Conditional Binder to cause the R&W Insurance Policy to be issued on the terms and in the form attached hereto as Exhibit I as soon as reasonably practicable following the Closing, including payment of all costs of such R&W Insurance Policy, which, for the avoidance of doubt, shall become effective as of the Closing. The costs of procuring the R&W Insurance Policy (including the total premium, underwriting costs, Taxes, brokerage commission, and other costs, fees and expenses of such policy) shall be fifty percent (50%) borne by Purchaser and fifty percent (50%) borne by Sellers. Each Seller agrees to use commercially reasonable efforts to assist Purchaser in its efforts to satisfy the conditions set forth in the R&W Conditional Binder, including providing such information, data, Records, or other reasonable information reasonably requested by the underwriters of such R&W Insurance Policy. Upon request, Purchaser shall provide Sellers’ Representative with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing.

(b)            The Parties acknowledge and agree that any failure by Purchaser to obtain or maintain the R&W Insurance Policy in accordance with this Section shall not in any manner increase any liability of any Seller or any of its Affiliates or any of its or their respective representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Purchaser or its Affiliates, in whole or in part, or (z) there is otherwise an absence of coverage thereunder for any reason, including due to exclusions.

(c)            The Parties acknowledge and agree that Purchaser has provided to Sellers a reasonable opportunity to review the R&W Insurance Policy and provide reasonable comments in advance of binding coverage, which R&W Insurance Policy expressly provides that (i) the insurer(s) issuing such policy irrevocably and unconditionally waives and agrees not to, directly or indirectly through any other Person, pursue any rights of subrogation, indemnification or contribution or otherwise make or bring any claim against, via subrogation, contribution, indemnification or otherwise, against Sellers or any of their Affiliates and/or any of their respective Representatives (the “Seller Protected Parties”), except subrogation rights against Sellers in the case of losses resulting from Fraud by Sellers; (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s); (iii) the Seller Protected Parties are express third-party beneficiaries of the R&W Insurance Policy with the right to enforce the foregoing; and (iv) no Person shall amend, waive, restate, modify or otherwise revise the R&W Insurance Policy in a manner that is adverse or prejudicial in any respect to any Seller Protected Party, or allow any such subrogation waiver to be amended, waived, restated, modified or otherwise revised without the prior written consent of the Sellers (which may be withheld in their sole and absolute discretion). From and after the date hereof, Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner (i) inconsistent with the immediately preceding sentence or (ii) materially adverse to any of the Seller Protected Parties, without the prior written consent of Sellers (which may be withheld in their sole and absolute discretion).

Section 8.16       Property Trades.

(a)            Schedule 8.16 sets forth a list of all Property Trades as of the Execution Date. The Parties acknowledge and agree that they have allocated value to each Property Trade as set forth on Schedule 8.16. During the period from the Execution Date until the Closing, Sellers shall, and shall cause the Company Group to, use commercially reasonable efforts to consummate each Property Trade.

(b)            To the extent that any Property Trade has not been consummated by the Company Group prior to the date that is two (2) Business Days prior to the Target Closing Date (such Property Trade, an “Open Property Trade”), the Unadjusted Purchase Price shall be decreased by an amount equal to the amount set forth on Schedule 8.16 as the allocated value for such Property Trade (the “Property Trade Allocated Value”).

(c)            Following the Closing and until the Property Trade Termination Date, (i) Purchaser shall, and shall cause the Company Group to, use commercially reasonable efforts to consummate each Open Property Trade and (ii) Sellers shall use commercially reasonable efforts to assist and cooperate with Purchaser and the Company Group in connection with Purchaser’s and the Company Group’s efforts to consummate each Open Property Trade, including by providing such reasonable information, documentation, and assistance as may be reasonably requested by Purchaser. If any Open Property Trade is consummated after the Closing but on or prior to the Property Trade Termination Date, promptly (and in any event within five (5) Business Days) following such consummation, Purchaser shall pay to Sellers’ Representative (on behalf of Sellers) an amount equal to the Property Trade Allocated Value for such Property Trade (as adjusted mutatis mutandis by the adjustments set forth in Section 2.4), by wire transfer of immediately available funds to an account designated by Sellers’ Representative. With respect to each Property Trade, the obligations of the Parties under this Section 8.16 with respect to such Property Trade shall terminate on the earlier of (i) the date on which the letter(s) of intent governing such Property Trade (as such date in such letter(s) may be extended) have expired or otherwise terminated pursuant to their terms and (ii) the date on which the counterparty to such Property Trade indicates in writing that it no longer intends to consummate such Property Trade (such earlier date, the “Property Trade Termination Date”).

(d)            Any properties acquired by the Company Group pursuant to a Property Trade shall be deemed “Assets” under this Agreement.

Section 8.17       Transition Services. Within sixty (60) days after the Execution Date, the Parties shall cooperate in good faith to (i) determine whether any transition services shall be provided by Paloma Resources or another Affiliate of Sellers to the Company Group after the Closing, and if applicable, (ii) prepare and mutually agree to the schedule of transition services to be attached to the form of Transition Services Agreement, substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”), with respect to the applicable services the Parties have mutually agreed are to be provided thereunder; provided, however, in no event shall the failure of the Parties to agree to a form of a transition services agreement be deemed a breach of this Agreement by any Party.

Section 8.18       Data Room Contents. Within five (5) Business Days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a digital copy of the complete contents of the Data Room as of the Closing Date.

Article 9

Conditions to Closing

Section 9.1         Conditions of Sellers to Closing. The obligations of each Seller to consummate the transactions contemplated by this Agreement (except for the obligations of such Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of such Seller to consummate the Closing, at the option of such Seller, are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.1, unless waived in writing by Sellers’ Representative:

(a)            Representations. Each representation and warranty of Purchaser in this Agreement shall be true and correct in all respects, other than de minimis failures to be true and correct, as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)            Performance. Purchaser shall have performed, in all material respects, all covenants and agreements to be performed by Purchaser under this Agreement prior to or on the Closing Date;

(c)            No Injunction. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d)            Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 3.2(g) with respect to Defects, minus (ii) the aggregate offsets to such downward adjustments with respect to Defects under Section 3.2(h) with respect to Title Benefits, plus (iii) the downward adjustments to the Unadjusted Purchase Price for any Asset(s) affected by a Casualty Event in accordance with Section 8.3, does not exceed an amount equal to fifteen percent (15%) of the Unadjusted Purchase Price;

(e)            Closing Deliverables. Purchaser shall (i) have delivered to Sellers the Purchaser Party Certificate and (ii) be ready, willing, and able to deliver to Sellers at the Closing the other documents and items required to be delivered by Purchaser under Section 10.3; and

(f)            Sellers’ Representative Termination. Sellers’ Representative has not elected to terminate this Agreement pursuant to Section 12.1(f).

Section 9.2         Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, at the option of Purchaser, are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.2, unless waived in writing by Purchaser:

(a)            Representations. Each of (i) the Fundamental Representations shall be true and correct in all respects, other than de minimis failures to be true and correct, as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the Non-Fundamental Representations of each Seller and Company in this Agreement shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) (without regard to any Material Adverse Effect or other materiality qualifier set forth therein), except to the extent the failure of any such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect;

(b)            Performance. Each Seller and Company shall have performed, in all material respects, each covenant and agreement to be performed by Sellers and/or Company under this Agreement prior to or on the Closing;

(c)            No Injunction. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d)            Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 3.2(g) with respect to Defects, minus (ii) the aggregate offsets to such downward adjustments with respect to Defects under Section 3.2(h) with respect to Title Benefits, plus (iii) the downward adjustments to the Unadjusted Purchase Price for any Asset(s) affected by a Casualty Event in accordance with Section 8.3, does not exceed an amount equal to fifteen percent (15%) of the Unadjusted Purchase Price;

(e)            No Material Adverse Effect. Company shall not have experienced a Material Adverse Effect on or after the Execution Date; and

(f)            Closing Deliverables. Each Seller and/or Company shall (i) have delivered to Purchaser the Closing Certificate and (ii) be ready, willing, and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by such Seller and/or Company under Section 10.2.

Article 10

Closing

Section 10.1       Time and Place of Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers’ Representative, take place at the offices of Vinson & Elkins LLP located at 845 Texas Avenue, Houston, Texas 77002-2947 at 10:00 a.m., Central Time, on October 1, 2026 (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 12. The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered. Upon the occurrence of the Closing, the Closing shall be effective for all purposes at 12:01 a.m., Central Time, on the Closing Date.

Section 10.2       Obligations of Sellers and Company at Closing. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, each Seller and/or Company shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)            the Preliminary Settlement Statement, duly executed by Sellers’ Representative;

(b)            assignment of the Subject Securities in the form attached hereto as Exhibit B (the “Assignment”), duly executed by each Seller;

(c)            a valid, properly completed and duly executed IRS Form W-9 of each Seller (or, if a Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal Income Tax purposes, the Person that is treated as its regarded tax owner for such purposes);

(d)            a certificate duly executed by an authorized officer of each Seller, dated as of the Closing, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) as it relates to each Seller have been fulfilled;

(e)            evidence of the payment in full of all Credit Document Indebtedness outstanding as of the Closing;

(f)            (i) releases of all Liens securing Credit Document Indebtedness and obligations under Company Hedges that are burdening the Subject Securities and/or the Assets, (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all Liens securing such Credit Document Indebtedness and obligations under Company Hedges that are burdening the Subject Securities and/or the Assets and (iii) all instruments and agreements reasonably required to effect and file of record the release of all Liens securing Credit Document Indebtedness and obligations under Company Hedges that are burdening the Subject Securities and/or the Assets;

(g)            the resignation or removal (effective as of Closing) of all managers, officers and directors, as applicable, of Company Group;

(h)            an Excluded Asset Assignment from the applicable members of the Company Group to a Seller or one or more of its designees, duly executed by each such member of the Company Group and such Seller (or its designee);

(i)             a Termination and Release Agreement in the form attached hereto as Exhibit F, providing for the termination of the Management Services Agreement and release of certain rights and obligations thereunder among the Company Group and the other Persons party thereto, duly executed by the applicable members of the Company Group and such other Persons;

(j)             joint written instructions, duly executed by Seller, instructing the Escrow Agent to release the Deposit minus the Holdback Amount to Seller;

(k)            if applicable in accordance with Section 8.17, a counterpart of the Transition Services Agreement, duly executed by Paloma Resources;

(l)             counterparts of the AMI and Standstill Agreements, in the form attached hereto as Exhibit H, from Sellers and each of the individuals set forth on Schedule 10.2(l) (the “Standstill Agreements”), duly executed by each Seller and each such individual; and

(m)           all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at Closing by any Seller, or any of their respective Affiliates.

Section 10.3       Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers and Company of their obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Sellers, among other things, the following:

(a)            the Preliminary Settlement Statement, duly executed by Purchaser;

(b)            a wire transfer of the Closing Payment in same-day funds to the account(s) designated in the Preliminary Settlement Statement;

(c)            the Assignment, duly executed by Purchaser;

(d)            a certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(e)            if applicable in accordance with Section 8.17, a counterpart of the Transition Services Agreement, duly executed by Purchaser Parent (or its designated Affiliate);

(f)             counterparts of the Standstill Agreements, each duly executed by Purchaser;

(g)            joint written instructions, duly executed by Purchaser, instructing the Escrow Agent to release the Deposit minus the Holdback Amount to Seller; and

(h)           all other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Purchaser.

Article 11

Tax Matters

Section 11.1       Company Taxes.

(a)            Solely for purposes of determining the amounts of any Pre-Effective Time Company Taxes and any Post-Effective Time Company Taxes in connection with the definition of “Seller Taxes” and the application of Section 2.4, Section 2.5, Section 2.7, Section 11.6, Section 13.1 and Section 13.2: (i) Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes that are Income Taxes or that are ad valorem, property or similar Company Taxes imposed on a periodic basis) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Company Taxes occurred; (ii) Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes that are Income Taxes, are ad valorem, property or similar Company Taxes imposed on a periodic basis, or described in clause (i)), shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Company Taxes occurred; (iii) Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Company Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; and (iv) Company Taxes that are Income Taxes payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (A) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (B) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax.

(b)            To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.4, Section 2.5 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment.

Section 11.2       Transfer Taxes and Recording Fees. (a) Sellers shall bear and pay fifty percent (50%), and Purchaser shall bear and pay fifty percent (50%), of any sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) Purchaser shall bear and pay one hundred percent (100%) of all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey the Subject Securities to Purchaser. Each Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 11.3       Tax Returns. Sellers’ Representative shall prepare or cause to be prepared all Tax Returns of any member of Company Group with respect to Flow-Through Income Taxes for any Tax period ending on or before the Closing Date and all Seller Consolidated Returns (collectively, the “Sellers’ Representative Prepared Returns”), and timely pay (or cause to be paid) all Taxes with respect to Seller Consolidated Returns. Subject to the provisions of the Transition Services Agreement and excluding any Tax Returns and Company Taxes required to be filed and/or paid by a Third Party operator, Purchaser shall prepare or cause to be prepared all Tax Returns of any member of the Company Group with respect to Company Taxes for all Pre-Effective Time Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date, other than the Sellers’ Representative Prepared Returns (collectively, “Purchaser Prepared Returns”). Each Purchaser Prepared Return and Seller Consolidated Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Purchaser shall, reasonably in advance of the due date of each Purchaser Prepared Return (taking into account any applicable extensions), deliver a draft of such Purchaser Prepared Return, together with all supporting documentation and workpapers, to Sellers’ Representative for its review and comment, and Purchaser will cause such Purchaser Prepared Return (as revised to incorporate Sellers’ Representative’s reasonable comments) to be timely filed and provide a copy thereof to Sellers’ Representative. Purchaser shall, or shall cause the applicable members of the Company Group to, pay or cause to be paid all Taxes shown as due and owing on such Tax Returns to the appropriate Governmental Authority, and Sellers shall, subject to the Specified Representation Indemnity Cap set forth in Section 13.3(c)(i)(B) and the source of recovery pursuant to Section 13.6, reimburse Purchaser for the amount of any such Taxes that are Pre-Effective Time Company Taxes within ten (10) days after such payment (but only to the extent such Pre-Effective Time Company Taxes have not been taken into account as a reduction in the Unadjusted Purchase Price pursuant to Section 2.4 or Section 2.7, was economically borne by Sellers pursuant to Section 13.2, or was a Transfer Tax borne by Sellers pursuant to Section 11.2). For the purposes of preparing all Tax Returns with respect to Flow-Through Income Taxes, all Transaction Costs (regardless of whether included in the calculation of Effective Time Working Capital) shall be treated as accruing on or before the Closing Date unless otherwise required by applicable Tax Law.

Section 11.4       Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes imposed on or with respect to the assets, operations or activities of any member of the Company Group. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.5       Amended Returns. No amended Tax Return relating to a Tax period beginning prior to the Closing Date shall be filed by or with respect to any member of the Company Group without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 11.6       Tax Refunds. Subject to the final sentence of this paragraph, Sellers shall be entitled to any and all refunds and credits attributable to Company Taxes allocated to Sellers pursuant to Section 11.1 that are received or realized prior to the Holdback Release Date, and Purchaser shall be entitled to any and all refunds and credits attributable to Company Taxes allocated to Purchaser pursuant to Section 11.1 that are received or realized prior to the Holdback Release Date, in each case, to the extent such Company Taxes were economically borne by the Party seeking payment for such refund or credit pursuant to this Section 11.6, provided, however, that Sellers shall not be entitled to any such refund or credit to the extent such refund or credit (1) results from the carryback of any net operating loss, credit or other Tax attribute from any Tax period (or portion of any Straddle Period) beginning after the Closing Date or (2) is of Seller Taxes that were paid by Purchaser or any of its Affiliates after the Closing and that have not been indemnified by Sellers. If a Party or its Affiliate receives a refund of Company Taxes or receives or realizes a Tax benefit attributable to any credit, in each case, to which another Party is entitled pursuant to this Section 11.6, such recipient Party shall forward to the entitled Party the amount of such refund or Tax benefit within thirty (30) days after such refund is received or such Tax benefit is received or realized, as applicable, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund or Tax benefit. To the extent any Tax refund or benefit which has been paid to Sellers pursuant to this Section 11.6 is subsequently disallowed or otherwise reduced, Sellers shall promptly pay to Purchaser the amount of such disallowance or reduction, including any interest, penalties, fines, additions to Tax or additional amounts imposed with respect thereto. Notwithstanding anything to the contrary in this Agreement, neither Party shall have any obligations pursuant to this Section 11.6 after the Holdback Release Date.

Section 11.7       Tax Proceedings. If, after the Closing Date, a Party or an Affiliate of such Party (including a member of the Company Group) receives notice of an audit or administrative or judicial Action with respect to any Company Tax or Tax Return with respect to Company Taxes related to any taxable period ending prior to the Effective Time (a “Pre-Effective Time Tax Contest”), such Party shall notify the Other Party within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the first Party of its obligations under this Agreement with respect to Company Taxes, as applicable, except to the extent such failure results in insufficient time being available to permit the Other Party to effectively defend against such Pre-Effective Time Tax Contest. Sellers’ Representative shall have the option, at Sellers’ sole cost and expense, to control any such Pre-Effective Time Tax Contest and may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving notice of such Pre-Effective Time Tax Contest from Purchaser; provided that Sellers’ Representative shall, to the extent such Pre-Effective Time Tax Contest is reasonably expected to have a material impact on the amount of any Post-Effective Time Company Taxes, (i) keep Purchaser reasonably informed of the progress of such Pre-Effective Time Tax Contest, (ii) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such Pre-Effective Time Tax Contest, including in meetings with the applicable Governmental Authority and (iii) not settle, compromise and/or concede such portion of such Pre-Effective Time Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, a Party or an Affiliate of such Party (including any member of the Company Group) receives notice of an audit or administrative or judicial proceeding with respect to any Company Tax or Tax Return with respect to Company Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), such Party shall notify the Other Party within ten (10) days of receipt of such notice; provided that the failure to provide such notice shall not relieve the first Party of its obligations under this Agreement with respect to Company Taxes, except to the extent such failure results in insufficient time being available to permit the Other Party to effectively participate in the defense against such Straddle Period Tax Contest. Purchaser shall control any Straddle Period Tax Contest; provided that, solely with respect to any Straddle Period Tax Contest for which any Seller may be required to economically bear any Taxes (pursuant to this Agreement or Applicable Law) in the event of an adverse determination, Purchaser shall (x) keep Sellers’ Representative reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit Sellers’ Representative (or Sellers’ Representative’s counsel) to participate, at Sellers’ sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.8       Termination of Tax Sharing Agreements. At or prior to the Closing, Sellers shall, and shall cause their Affiliates to, terminate any and all Tax allocation, sharing or indemnity Contracts, agreements or arrangements and any other similar Contract (other than the Company LLC Agreement and any commercial agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes) between any member of the Company Group, on the one hand, and Sellers or any of their Affiliates (other than members of the Company Group), on the other hand. After such termination, no member of the Company Group shall have any further rights or liabilities thereunder.

Section 11.9       Push Out Elections.

(a)            Notwithstanding anything contained in this Agreement to the contrary, if a member of the Company Group (or any predecessor thereof) is, or since 2015 has been, classified as a partnership for U.S. federal income tax purposes (or applicable state or local Tax purposes) and becomes the subject of an adjustment to any tax item resulting from any income tax audit, examination, administrative or judicial proceeding with respect to any taxable period or portion thereof ending on or prior to the Closing Date, then, except as otherwise agreed by the Parties, to the extent permitted by applicable Law, Sellers shall, and shall cause their Affiliates to, take such actions as are needed to cause such member of the Company Group (or such predecessor) to make a “push out” election under Section 6226(a) of the Code (and any corresponding or similar provision of state or local Tax Law) for such taxable period or portion thereof ending on or prior to the Closing Date.

(b)            Notwithstanding anything in this Agreement to the contrary, if, after the Closing Date, any Party receives notice of an audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to the Company with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, such Party shall notify the other Parties within ten (10) days of receipt of such notice. Sellers shall be entitled to control, in their sole discretion and at their sole expense, any audit or administrative or judicial proceeding that relates to Flow-Through Income Taxes attributable to the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date, including having the ability to appoint and replace the “partnership representative” and “designated individual” of the Company.

(c)            Notwithstanding anything in this Agreement to the contrary, with respect to Flow-Through Income Taxes attributable to the Company, Purchaser shall not (i) initiate any voluntary disclosures with any Governmental Authority regarding Flow-Through Income Taxes with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, (ii) agree to extend or waive the statute of limitations with respect to Flow-Through Income Taxes attributable to the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) make any other Tax election or change any accounting method after the Closing Date (including any entity classification election under Treasury Regulation Section 301.7701-3 but excluding, for the avoidance of doubt, any election under Section 6226 of the Code) that would have effect prior to the Closing Date or (iv) cause the Company to effect or engage in any transaction or other action occurring on the Closing Date after the Closing that is outside of its ordinary course of business and not otherwise contemplated by this Agreement, if such action would reasonably be expected to increase the amount of Taxes for which Seller is economically responsible pursuant to this Agreement or applicable Law.

Article 12

Termination

Section 12.1       Termination. This Agreement may be terminated at any time prior to the Closing (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”):

(a)            by the mutual prior written consent of Sellers’ Representative and Purchaser;

(b)            by Sellers’ Representative or Purchaser upon written Notice to the Other Party, if Closing has not occurred on or before the date that is thirty (30) days after the Target Closing Date (as may be extended pursuant to the following proviso, the “Outside Date”);

(c)            by Sellers’ Representative or Purchaser upon written Notice to the Other Party, if a final non-appealable Order has been entered restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)            by Purchaser upon written notice to Sellers’ Representative, if Purchaser is not then in material breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Section 9.1 and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.2 and such breach, inaccuracy or failure cannot be cured by any Seller or Company by the Target Closing Date;

(e)            by Sellers’ Representative upon written notice to Purchaser, if no Seller or Company is then in material breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Section 9.2 and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.1 and such breach, inaccuracy or failure cannot be cured by Purchaser by the Target Closing Date;

(f)            by Sellers’ Representative upon written notice to Purchaser, if the aggregate amount of the sum of (i) the aggregate Defect Amounts with respect to all Title Defects and Environmental Defects asserted by Purchaser, minus (ii) the Title Defect Deductible minus (iii) the Environmental Defect Deductible equals or exceeds an amount equal to seven and one-half percent (7.5%) of the Unadjusted Purchase Price; or

(g)            by Sellers’ Representative upon written notice to Purchaser, if Purchaser has not delivered the Deposit to the Escrow Agent in accordance with Section 2.3(a) by 5:00 p.m. Central Time on July 23, 2026;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 12.1(b) or Section 12.1(c) if (A) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, or covenants hereunder that would give rise to the failure of any of the conditions specified in Article 9, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (B) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 12.2(b) or Section 12.2(c) below.

Section 12.2       Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3(b), Article 7, Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), Article 12, and Article 14, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement.

(b)            In the event that (i) all conditions precedent to the obligations of each Seller set forth in Section 9.1 have been satisfied or waived in writing by Sellers’ Representative (or would have been satisfied except for the breach described in clause (ii) of this Section 12.2(b)) and (ii) the Closing has not occurred solely as a result of the material breach of any Seller’s or Company’s representations or warranties, such that the condition to Closing set forth in Section 9.2(a) is not satisfied, or the material breach or failure of covenants hereunder, such that the condition to Closing set forth in Section 9.2(b) is not satisfied, including, if and when required, any Seller’s or Company’s obligations to consummate the transactions contemplated hereunder at the Closing, then Purchaser shall be entitled, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at the Closing, to either (A) seek specific performance of this Agreement under Section 14.16, or (B) terminate this Agreement and receive (1) the entirety of the Deposit for the sole account and use of Purchaser and (2) the reimbursement of documented out-of-pocket fees and expenses paid to Third Parties incurred by Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement, including fees and expenses of accountants, land brokers, environmental consultants or other representatives or consultants, and reasonable fees and expenses of outside counsel, in each case, up to a maximum reimbursement of four million Dollars ($4,000,000) (collectively, the “Reimbursement Expenses”) as liquidated damages hereunder. Each Seller and Purchaser acknowledge and agree that (x) Purchaser’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Reimbursement Expenses are a fair and reasonable estimate by the Parties of such aggregate actual damages of Purchaser and (z) such liquidated damages do not constitute a penalty.

(c)            In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach described in clause (ii) of this Section 12.2(c)) and (ii) the Closing has not occurred solely as a result of the material breach of any of the Purchaser Parties’ representations or warranties, such that the condition to Closing set forth in Section 9.1(a) is not satisfied, or the material breach or failure of covenants hereunder, such that the condition to Closing set forth in Section 9.1(b) is not satisfied, including, if and when required, the Purchaser Parties’ obligations to consummate the transactions contemplated hereunder at the Closing, then Sellers shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group or any Financing Source for the failure to consummate the transactions contemplated hereunder at the Closing, to either (A) seek specific performance of this Agreement under Section 14.16 or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Sellers as liquidated damages hereunder. Each Seller, Purchaser and Purchaser Parent acknowledge and agree that (1) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers and (3) such liquidated damages do not constitute a penalty.

(d)            In the event that this Agreement is terminated under Section 12.1 (except for any termination under Section 12.1(g)) and Sellers are not entitled or required to receive the Deposit under Section 12.2(c), Purchaser shall be entitled to receive the entirety of the Deposit for the account of Purchaser.

(e)            Promptly, but in no event later than three (3) Business Days after the Termination Date, (i) Sellers’ Representative and Purchaser shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Party or Parties entitled to receive the Deposit and/or (ii) to the extent required under Section 12.2(b), Sellers’ Representative shall cause the Reimbursement Expenses to be paid to Purchaser via wire transfer of immediately available funds, in each case, as provided in this Section 12.2. To the extent any Party is entitled to receive any amounts (including the Deposit and/or Reimbursement Expenses) under this Section 12.2, such amounts shall be disbursed to the Persons and account(s) as designated by Sellers’ Representative or Purchaser, as applicable.

Section 12.3       Return of Documentation and Confidentiality. Promptly following the termination of this Agreement, Purchaser shall destroy or return to Sellers and the Company all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Company or any Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of Company, the Subject Securities or the Assets, in each case, in accordance with the Confidentiality Agreement and, if Purchaser elects to destroy any such information, an officer of Purchaser shall certify the destruction of such information to Sellers and the Company in writing.

Article 13

Indemnification; Limitations

Section 13.1       Sellers’ Indemnification Rights. Subject to the terms hereof, from and after the Closing, Purchaser and Company shall be jointly and severally responsible for, shall pay, and shall jointly and severally indemnify, defend and hold harmless each Seller, Paloma Resources, each Affiliate of each such Person, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(a)            the failure or breach of any Purchaser Party’s covenants or agreements contained in this Agreement or in any Transaction Document;

(b)            the failure or breach of Company’s covenants or agreements contained in this Agreement, in each case to the extent required to be performed after Closing;

(c)            any breach or inaccuracy of any representation or warranty made by a Purchaser Party contained in Article 6 of this Agreement or in the Purchaser Party Certificate;

(d)            any Post-Effective Time Company Taxes, except any Damages against which Purchaser is entitled to indemnity from Sellers’ Representative under Section 13.2, and except any Post-Effective Time Company Taxes that (i) result from actions taken outside the ordinary course of business by Sellers, any of their Affiliates or any member of the Company Group prior to the Closing, (ii) were economically borne by the Purchaser pursuant to the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 and/or Section 2.7, as applicable or (iii) were economically borne by Purchaser pursuant to Section 11.1(b); and/or

(e)            the conduct, ownership or operation of the Subject Securities, Company Group, the Business and/or the Assets, excepting and excluding any Damages against which Purchaser is entitled to indemnity from Sellers’ Representative under Section 13.2;

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES (BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON).

Section 13.2       Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Sellers’ Representative shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Purchaser, the Affiliates of Purchaser (including the Company Group) and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to, or resulting from:

(a)            the failure or breach of any of Sellers’ covenants or agreements contained in this Agreement, in each case to the extent required to be performed after Closing;

(b)            any Seller Taxes;

(c)            any breach of any Specified Representation; and/or

(d)            the Specified Liability Matters.

Section 13.3       Survival; Limitations.

(a)            Subject to Section 13.3(b) and Section 13.3(c): (i) all representations and warranties of each Seller and/or Company set forth herein (other than the Specified Representations) and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall terminate and expire at Closing; provided, however, solely for the purposes of the R&W Insurance Policy, (x) this Section 13.3(a) shall not affect the time periods during which any claim by Purchaser may be made under the R&W Insurance Policy and (y) all such representations and warranties shall survive until the expiration of the R&W Insurance Policy pursuant to its terms; (ii) the Specified Representations shall survive Closing and terminate upon the expiration of the applicable survival period of the insurance with respect to such Specified Representations under the R&W Insurance Policy; (iii) the covenants and agreements of each Seller, Company and the Purchaser to be performed on or prior to Closing shall terminate and expire at Closing; (iv) the covenants and agreements of each Seller or Purchaser to be performed, in whole or in part, after Closing shall survive the Closing to such extent and terminate when fully performed (other than (A) in the case of the Sellers’ Representative, the covenants in Section 13.2, or (B) in the case of Purchaser, the covenants in Section 13.1, in each case, which shall terminate on the date the applicable representations, warranties and covenants that is subject to indemnification thereunder terminates); (v) the representations, and warranties of Purchaser set forth in this Agreement and the Purchaser Party Certificate shall survive Closing and terminate on the date that is thirty (30) days after the expiration of the statutes of limitations applicable to such matters; (vi) Sellers' indemnification obligations set forth in Section 13.2(b) shall survive until thirty (30) days after the expiration of the statutes of limitations applicable to such matters; and (vii) Seller’s indemnification obligations set forth in Section 13.2(d) shall survive the Closing (x) with respect to the Action set forth on Schedule 13.2(d), until the occurrence of a final, non-appealable decision from a Governmental Authority or a final settlement that contains a full and complete dismissal or release of claims against each member of the Company Group applicable to such Action and (y) with respect to the other matters set forth on Schedule 13.2(d), until the date that is thirty (30) days after the expiration of the statutes of limitations applicable to such matters. Notwithstanding anything in this Article 13 to the contrary, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to the expiration or termination date of the applicable survival period thereof.

(b)            As a condition to making any claims for indemnification, defense, or to be held harmless under this Article 13, the Party seeking indemnification must deliver to the Other Party a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date it is otherwise required to be delivered hereunder. All rights of each member of the Purchaser Group or the Seller Group to indemnification and/or reimbursement under Section 13.2 or Section 13.1, respectively, shall survive Closing and terminate and expire on the earlier to occur of (i) the termination date of each respective representation, warranty, covenant or agreement, as applicable, for which any member of the Purchaser Group or the Seller Group is entitled to indemnification or reimbursement hereunder, except in each case as to matters for which a specific written Claim Notice has been validly delivered to the Other Party, as applicable, on or before the earlier of such termination date or the date otherwise required to be delivered hereunder or (ii) the date the Purchaser Group or the Seller Group has received indemnification and/or reimbursement from the Other Party, as applicable, in an aggregate amount equal to the Applicable Indemnity Cap.

(c)            Subject to Section 14.11 and Section 13.3(c)(iii), and notwithstanding anything to the contrary contained elsewhere in this Agreement after Closing:

(i)            neither Purchaser nor any member of the Purchaser Group shall be entitled to indemnity or reimbursement:

(A)          for any breach or inaccuracy of any representation or warranty made by any Seller or Company (other than the Specified Representations) (Purchaser’s sole and exclusive remedy with respect thereto being the R&W Insurance Policy);

(B)           for (i) any breach or inaccuracy of any Specified Representations or (ii) Sellers’ indemnity obligations under Section 13.2(b), in either case, in excess of an amount equal to $5,737,500 (such amount, the “Specified Representation Indemnity Cap”);

(C)           for Sellers’ indemnity obligations under Section 13.2(d) in any amount in excess of ten million dollars ($10,000,000) (the “Specified Liability Matters Indemnity Cap”); and

(D)           for aggregate Damages that Purchaser Group is entitled to indemnity and reimbursement under this Agreement or any other Transaction Document in excess of an amount equal to one-hundred percent (100%) of the Adjusted Purchase Price (such amount, the “Overall Indemnity Cap”).

(ii)        Subject to Article 12 and Section 14.11, the aggregate liability of Purchaser (and Company after Closing) under this Agreement or any Transaction Document shall not exceed the Adjusted Purchase Price.

(iii)       Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit the liability of a Party for Fraud.

(d)            Each Seller, Company and Purchaser each acknowledge and agree that except as expressly set forth in Article 12 or under Section 14.16, (i) the payment of money, as limited by the terms of this Agreement, and the rights to the proceeds of the R&W Insurance Policy, shall be adequate compensation for the breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser, Company and each Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance under Section 14.16 and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the Other Party to perform its obligations hereunder required to be performed after Closing.

Section 13.4       Exclusive Remedy and Certain Limitations.

(a)            Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, Purchaser’s and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the Assets, the Business, the Subject Securities, Company Group, the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein, and the affirmations of such representations, warranties, covenants and agreements contained in the Closing Certificate are the rights to indemnity from Sellers set forth in Section 13.2, as limited by the terms of this Article 13, the rights to the proceeds of the R&W Insurance Policy, and the right to seek specific performance under Section 14.16 for the breach or failure of a Seller to perform any covenants required to be performed after Closing. Notwithstanding any other provision to the contrary, with respect to any liability for breach or inaccuracy of any representation or warranty made by any Seller or Company or any breach of any Seller’s or Company’s covenants or agreements to be performed on or prior to Closing that is covered and collectible (in whole or in part) under the R&W Insurance Policy, Purchaser shall, and shall instruct each Purchaser Group member to, submit such claim for coverage under the R&W Insurance Policy and use commercially reasonable efforts in order to pursue such claim under the R&W Insurance Policy; provided, however, that for the avoidance of doubt, this sentence shall not limit Sellers’ indemnification obligations under Section 13.2 so long as Purchaser complies with the foregoing obligations in this sentence (it being understood that Purchaser’s pursuit of any such claim under the R&W Insurance Policy includes the pursuit of the reduction or erosion of the Retention with respect to such claim). Except for the remedies for indemnification or defense from Sellers contained in this Article 13, and except for the rights to proceeds of the R&W Insurance Policy upon Closing, Purchaser waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the Assets, the Business, the Subject Securities, Company Group, the negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of any Assets, or any matter relating to any member of the Seller Group in their capacity as direct or indirect shareholders, members, officers, directors or employees, including any actions taken by managers or officers of Company prior to the Closing Date, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP (OTHER THAN THE R&W INSURANCE POLICY), AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

(b)            Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, Sellers’ and Seller Group’s sole and exclusive remedy against any member of the Purchaser Group with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Purchaser Group contained herein, and the affirmations of such representations, warranties, covenants and agreements contained in the Purchaser Party Certificate are (i) the rights to indemnity from Purchaser set forth in Section 13.1, as limited by the terms of this Article 13, and (ii) the right to seek specific performance under Section 14.16 for the breach or failure of Purchaser or Purchaser Parent to perform any covenants required to be performed after Closing. Except for the remedies for indemnification or defense from Purchaser contained in this Article 13 or in Section 8.9, upon Closing, each Seller waives, releases, remises and forever discharges, and shall cause each member of the Seller Group to waive, release, remise and forever discharge, each member of the Company Group from any and all Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Seller Group might now or subsequently may have, based on, relating to or arising out of actions or omissions (including any actions taken by managers or officers of the Company), facts or circumstances occurring, arising or existing at or prior to the Closing, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

(c)            Any claim for indemnity under this Article 13 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than a Seller and Purchaser shall have any rights against a Seller, Purchaser or Company under the terms of this Article 13, except as may be exercised on its behalf by Purchaser or a Seller, as applicable, pursuant to this Article 13. Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 13.4.

(d)            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance or other Third Party proceeds, recoupment, reimbursements or claims actually received or realized, with respect to such Damages, costs or expenses incurred in connection with securing or obtaining such proceeds, recoupment, reimbursements or claims. Purchaser shall, and shall cause the Purchaser Group, and Sellers shall, and shall cause the Seller Group, as applicable, to, use commercially reasonable efforts to collect any amounts available under such insurance coverage or from the applicable Third Party; provided that the foregoing obligation to use commercially reasonable efforts is not a condition precedent to an Indemnified Person’s rights to indemnification hereunder. In the event that any member of the Purchaser Group or Seller Group receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages, Purchaser or Sellers’ Representative, as applicable, shall, regardless of when received by such member of the Purchaser Group or Seller Group, respectively, promptly pay and reimburse the Other Party such funds or proceeds to the extent of any funds previously paid by Sellers or Purchaser, as applicable, to or received by any member of the Purchaser Group or Seller Group, as applicable, with respect to such Damages.

(e)            Each Indemnified Person shall use commercially reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder. If an Indemnified Person fails to use commercially reasonable efforts to so mitigate any indemnifiable Damages under the preceding sentence, (i) such Indemnified Person shall have no right to indemnity hereunder and (ii) the Indemnifying Party shall have no liability, in each case, for any portion of such Damages that reasonably could have been avoided, reduced or mitigated had the Indemnified Person made such commercially reasonable efforts.

(f)             The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid under this Article 13 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(g)            To the extent of the indemnification obligations in this Agreement, Purchaser and Company, on behalf of itself and Company Group, and each Seller hereby waive for itself and its successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(h)            For purposes of this Article 13, the amount of Damages resulting from any inaccuracy or breach of a representation or warranty (but not the existence of an inaccuracy or breach of such representation or warranty), shall be determined without regard to and as if all qualifications as to materiality, Material Adverse Effect or similar qualifiers contained in or applicable to such representation or warranty were deleted therefrom.

Section 13.5       Indemnification Actions. All claims for indemnification under this Article 13 shall be asserted and resolved as follows:

(a)            For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Damages means (i) Sellers’ Representative in the event any member of the Purchaser Group is entitled to indemnification under Section 13.2 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 13, the term “Indemnified Person” when used in connection with particular Damages means (A) Purchaser in the event any member of the Purchaser Group is entitled to indemnity under Section 13.2 and (B) each Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement.

(b)            To make a claim for indemnification, defense or reimbursement under this Article 13, an Indemnified Person shall notify the Indemnifying Party of its claim, including reasonably specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c)            In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to provide a Claim Notice with respect to any Third Party Claim as provided in this Section 13.5 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.

(d)            In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (i) the Indemnified Person’s right to indemnity from the Indemnifying Party in respect of such Third Party Claim as provided in this Article 13 or (ii) the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e)            If the Indemnifying Party admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Sellers’ Representative is the Indemnifying Party, at the sole cost and expense of Sellers’ Representative, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement (A) does not include an unconditional written release of the Indemnified Person or (B) includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in either case, which settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.5(e) (provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above) and to employ a single separate counsel of its choosing. The Indemnified Person’s participation in any such defense shall be at its expense unless the Indemnifying Party and the Indemnified Person are both named parties to the proceedings and the Indemnified Person shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Person shall participate in such defense and employ separate counsel, which counsel must be reasonably acceptable to the Indemnifying Party, at the Indemnifying Party’s expense. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money Damages covered by the indemnity).

(f)            If an Indemnifying Party does not admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing. The Indemnified Person shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(g)            In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than sixty (60) days after the Indemnified Person becomes aware of (i) the events that gave rise to such Direct Claim and (ii) the fact that such events give rise to a Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof, and shall indicate the good faith estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Article 13 or (ii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.

(h)            To the extent the provisions of this Section 13.5 are inconsistent with Section 11.7, Section 11.7 shall control with respect to any Pre-Effective Time Tax Contest or Straddle Period Tax Contest.

Section 13.6       Holdback Amount. Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the terms and provisions set forth in this Section 13.6 shall control as to the Parties.

(a)            At Closing, a portion of the Deposit equal to the Holdback Amount shall automatically be converted into, and become, the Holdback Amount, which shall be held by the Escrow Agent in accordance with the Escrow Agreement and paid out in accordance with the provisions of this Section 13.6 and the Escrow Agreement, as security against, and to support the satisfaction of the obligation to defend and indemnify or otherwise pay any amounts to any member of the Purchaser Group pursuant to Section 13.2. The Holdback Amount shall be the Purchaser Indemnified Persons’ sole and exclusive source of funds for satisfaction of all claims by Purchaser Indemnified Persons for Damages with respect to Sellers’ indemnity obligations under Section 13.2(b) and Section 13.2(c).

(b)            If at any time on or prior to the Holdback Release Date, Purchaser delivers to Sellers’ Representative a Claim Notice that any member of Purchaser Group is entitled under Section 13.2, to indemnity, payment and reimbursement for any alleged Damages, Sellers’ Representative shall, within thirty (30) days after the receipt of any such Claim Notice, deliver to Purchaser (i) a written response to the Claim Notice, and Purchaser and Sellers’ Representative shall promptly deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse to Purchaser from the Holdback Amount an amount equal to all or a stipulated amount of such alleged Damages set forth in such Claim Notice to such account(s) as Purchaser designates in such Claim Notice, (ii) a written notice to Purchaser that Sellers’ Representative disputes that Purchaser Group is entitled to indemnity, payment and reimbursement of all or any portion (which shall be stipulated in Sellers’ Representative’s notice) of the amount of the alleged Damages in Purchaser’s Claim Notice, or (iii) any combination of the foregoing. Timely delivery of Sellers’ Representative’s written notice stipulating that Sellers’ Representative disputes any portion of the amount of damages to which Purchaser claims the Purchaser Group is entitled shall constitute notice that such amount in dispute shall not be released by the Escrow Agent to Purchaser and that the Escrow Agent shall continue to hold such amount in accordance with the Escrow Agreement until the dispute has been fully resolved by final non-appealable court order, arbitrator’s decision, settlement or otherwise. The failure of Sellers’ Representative to deliver a written notice that Sellers’ Representative disputes any portion of the amount of damages to which Purchaser claims the Purchaser Group is entitled shall constitute notice that Sellers’ Representative disputes such indemnity obligations hereunder with respect to such Claim Notice and all such amounts asserted by Purchaser Group in such Claim Notice shall be retained by the Escrow Agent.

(c)            If Sellers’ Representative timely delivers to Purchaser a notice that Sellers’ Representative (i) does not dispute any of the alleged Damages specified in Purchaser’s Claim Notice or (ii) disputes only a portion of the Damages alleged in Purchaser’s Claim Notice, then Purchaser and Sellers’ Representative shall promptly (but in no event later than three (3) Business Days after such occurrence) execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to disburse to Purchaser (A) in the case of Section 13.6(c)(i), the entire amount of the alleged Damages specified in the applicable Claim Notice and (B) in the case of Section 13.6(c)(ii), the amount of the alleged Damages specified in such Sellers’ Representative’s notice that are not in dispute.

(d)            On the Holdback Release Date, Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to disburse to Sellers’ Representative or its designees from the Holdback Amount an amount equal to the positive remainder (if any) of (i) the remaining Holdback Amount minus (ii) the aggregate amount of all undisbursed or unpaid alleged Damages asserted by Purchaser in any and all applicable unresolved Claim Notices delivered by Purchaser on or prior to the Holdback Release Date.

(e)            From and after the Holdback Release Date, upon resolution of each dispute of the Purchaser Group’s entitlement to such Damages from the Holdback Amount in accordance with the terms hereof, Purchaser and Sellers’ Representative shall promptly (but in no event more than three (3) Business Days after such resolution) execute and deliver joint written instructions to the Escrow Agent for the release from the Holdback Amount (i) to Purchaser any amounts to which Purchaser Group is entitled upon resolution of such dispute and (ii) to Sellers’ Representative or its designee any amounts to which Sellers are entitled upon resolution of such dispute.

(f)             To the extent necessary to release any portion of the Holdback Amount to any Party (or its designee) entitled to receive any portion of the Holdback Amount hereunder, Purchaser and Sellers’ Representative shall promptly (but in no event more than three (3) Business Days) take such reasonable actions as necessary to cause the release of such amount(s) from the Holdback Amount to the applicable Party or Parties, including executing and delivering joint written instructions to the Escrow Agent for the release of such amount(s) from the Holdback Amount.

Section 13.7       Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS Article 13 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER (AND COMPANY FROM AND AFTER CLOSING) TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

Article 14

Miscellaneous

Section 14.1       Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to the Other Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To any Seller (or Company prior to Closing):	Paloma Permian Intermediate, LLC c/o EnCap Investments L.P. 9651 Katy Fwy Sixth Floor Houston, TX 77024 Attn: Bryan Stahl Email: BStahl@encapinvestments.com

with a copy (that shall not constitute Notice) to:	Paloma Permian Intermediate, LLC 1100 Louisiana Street, Suite 5100 Attn: Andrew N. Keck Email: AKeck@PalomaResources.com

Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser (or Company after Closing):	MRC Ranger, LLC One Lincoln Centre 5400 LBJ Freeway, Suite 1600 Dallas, Texas 75240 Attention: Chief Legal Officer Email: berman@matadorresources.com with a copy (that shall not constitute Notice) to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 1100
Dallas, Texas 75201

Attn: Preston Bernhisel
Email: preston.bernhisel@bakerbotts.com

Baker Botts L.L.P.
910 Louisiana St.

Houston, Texas 77002

Attn: Alia Y. Heintz
Email: alia.heintz@bakerbotts.com

Notice shall be effective upon actual receipt; provided, however, that Notice by e-mail shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2       Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, (a) in connection with the determination of the existence of any Title Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state where such Oil and Gas Property is located shall govern and control such determination and (b) in connection with the determination of the existence of any Environmental Defect, the federal Laws of the United States and the Laws of the state where such Oil and Gas Property is located shall govern and control such determination. Notwithstanding anything in this Agreement to the contrary, each of the Parties and each of their respective Affiliates hereby: (i) agrees that all Actions (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement involving any Financing Source shall be subject to the exclusive jurisdiction of any federal or state court located in Dallas County, Texas and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action shall be governed by the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws and (ii) irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in any action brought against any Financing Source directly or indirectly arising out of, under or in connection with this Agreement.

Section 14.3       Arbitration.

(a)            Except as to any dispute, controversy, matters or claim arising out of or in relation to or in connection with (i) the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5 or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.7(b)), (ii) the determination of the scope, interpretation and effect of Article 3 or (iii) the existence, cure or amount of any Title Benefits, Title Benefit Amounts, Defects or Defect Amounts (which shall be resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter or claim between the Parties arising out of or relating to this Agreement (each, subject to such exceptions, a “Dispute”), that is not resolved between the Parties, will be submitted to and settled by arbitration in accordance with this Section 14.3. The arbitration proceeding shall be held in Austin, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 14.3.

(b)            Within thirty (30) days after submission of a Dispute to arbitration, each of Purchaser and Sellers’ Representative shall have the right to select one arbitrator. Within fifteen (15) days after the selection of an arbitrator by each of Purchaser and Sellers’ Representative, the two arbitrators selected shall select a third arbitrator. All arbitrators must be independent from each Party and its Affiliates. If either of Purchaser or Sellers’ Representative fails to appoint an arbitrator or the appointed arbitrators fail to agree upon the selection of the third arbitrator within the prescribed fifteen (15)-day period then, on reasonable notice to the Other Party, either Purchaser or Sellers’ Representative may ask the AAA to appoint such arbitrators within fifteen (15) days of the request therefor with due regard for the selection criteria herein. The arbitrators selected pursuant to this Section 14.3(b) shall be qualified by education, experience or training to render a decision upon the issues of the Dispute. Unless otherwise determined by the arbitrators in accordance with Section 14.3(c) below, each Party shall bear the costs incurred by such Party in connection with the procedures described in this Section 14.3 and Purchaser shall bear one-half of the fees, costs, and expenses of the arbitrators, and Sellers shall collectively be responsible for the remaining one-half of the fees, costs, and expenses of the arbitrators. Purchaser and Sellers’ Representative shall request that the arbitrators make a decision within thirty (30) days after the hearing.

(c)            The decision of a majority of the arbitrators shall be final and binding upon the parties to the arbitration, and not subject to any appeal. The arbitration award may, at the discretion of the arbitrators, include an equitable allocation of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of, and other expenses reasonably incurred during the arbitration by the Parties, taking into account the merits (or lack thereof) of the Parties’ claims and defenses and the decisions of the arbitrators in respect thereof. Judgment on any arbitral award may be entered in any court having jurisdiction. The Parties shall keep the arbitration proceedings and the terms of any arbitration award confidential, however, nothing in this Section 14.3 shall prohibit a party from compelling arbitration or moving to enforce, confirm, or vacate an arbitral award or order of the arbitrators.

(d)            The procedures specified in this Section 14.3 shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, either Purchaser or Sellers’ Representative, without prejudice to the mandatory procedures of this Section 14.3, may file a complaint for purposes of tolling the statute of limitations or seek injunctive or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Venue for such action shall be exclusively in Travis County, Texas. Notwithstanding such action, the Parties will continue to participate in good faith in the procedures specified in this Section 14.3.

(e)            The Parties agree that a Dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by arbitration under this Section 14.3 together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the arbitrators do not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

Section 14.4       Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 14.5       Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right. No consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

Section 14.6       Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.7       Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of Purchaser, each Seller and Company and any transfer or delegation made without such consent shall be null and void; provided, however, that following the Closing, Purchaser may, upon prior written notice to Sellers, assign all or any portion of this Agreement to any wholly-owned Subsidiary of Matador Resources Company without the consent of either Seller, provided that such assignment shall not relieve Purchaser from its obligations hereunder and Purchaser and such assignee shall be jointly and severally liable for all obligations of Purchaser hereunder. Unless expressly agreed to in writing by Purchaser each Seller and Company, no permitted assignment of any Party’s rights or duties that is subject to the consent of Purchaser, each Seller and Company shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 14.8       Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 14.8.

Section 14.9       Amendment. This Agreement may be amended or modified only by an agreement in writing signed by each Seller, Company and Purchaser and expressly identified as an amendment or modification; provided, that Section 12.2(c), 14.2, 14.10 and 14.13 shall not be amended, supplemented, waived or otherwise modified in a manner adverse to any Financing Source without the prior written consent of each such Financing Source.

Section 14.10     No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Section 8.1, Section 8.9, Section 12.2(c), Article 13 and/or Section 14.13, in each case, only to the extent such rights are exercised or pursued, if at all, by the applicable Seller, Company or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing, (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 13.4(c) or by a Non-Recourse Person in connection with the enforcement of Section 14.13.

Section 14.11     Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND PURCHASER, COMPANY AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.

Section 14.12     Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, except as expressly contemplated in this Agreement, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the Other Party to show prejudice, or on any equitable grounds.

Section 14.13     Non-Recourse Persons. The Parties acknowledge and agree (i) that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate (including, without limitation, EnCap Investments L.P. and any investment fund managed by EnCap Investments L.P.) or Financing Source, and any of the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (in each case other than any of the Parties), or financing sources of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for any Damages, suits, legal or administrative Actions, claims, demands, losses, costs, obligations, liabilities, interests, charges or causes of action whatsoever, in law or in equity, known or unknown, which are based on, related to, or arise out of the negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder and (ii) not to commence any Action against any Financing Source in connection with such Financing whether under law or equity (whether in tort, contract or otherwise); provided, that Purchaser (including its permitted successors and assigns under any Financing) at its own direction shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Financing pursuant to the terms thereof. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to, or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14.13. Notwithstanding anything to the contrary in this Agreement, this Section 14.13 may not be amended or modified in a manner that adversely impacts in any respect any Financing Source without the prior written consent of the applicable Financing Source.

Section 14.14     Relationship of Sellers; Sellers’ Representative.

(a)            Notwithstanding anything herein to the contrary, each Seller shall be severally and not jointly liable for the duties and obligations of each other Seller under this Agreement and any other Transaction Documents and notwithstanding anything herein to the contrary, in no event shall any Seller have, and Purchaser hereby waives and releases any rights and remedies against any Seller hereunder, for any Damages, losses or liabilities arising out of any breach or failure of this Agreement or any other Transaction Document by any other Seller.

(b)            Each Seller hereby irrevocably constitutes and appoints Paloma Holdings as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to Sellers, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Sellers’ Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (ii) receiving and forwarding of Notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Sellers or any Sellers, any and all consents, waivers and amendments deemed by the Sellers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by Purchaser under this Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Sellers’ Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to the Sellers’ Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Sellers’ Representative shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to all the Sellers (other than the reduction of any portions of the Holdback Amount that would otherwise be distributed to an individual Seller on a proportionate basis to the extent that such Seller is in breach of any of its representations, warranties or covenants hereunder and such breaches resulted in the reduction of any amounts of the Holdback Amount that would otherwise been made to the Sellers or Sellers’ Representative hereunder in the absence of any such breaches). Subject to the foregoing, any disbursements of the Closing Payment, Deposit, Holdback Amount or any other amount received hereunder, Sellers’ Representative shall disburse such amounts to the Sellers as such Sellers would otherwise be entitled under the terms of the Governing Documents of the Company immediately prior to the Closing Date. Notices and communications to or from the Sellers’ Representative shall constitute Notice to or from each of the Sellers. Any decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Purchaser may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (1) in all matters in which action by the Sellers’ Representative is required or permitted, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and each member of the Purchaser Group shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any member of the Purchaser Group of any such dispute or disagreement; and (2) the appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason. Each Seller hereby agrees indemnify, defend, and hold harmless and release Sellers’ Representative from any and all Damages (known or unknown, actual or contingent, or existing or arising hereinafter) incurred or claimed against Sellers’ Representative in connection with its actions (and any inactions) taken or refrained to be taken by Sellers’ Representative in its capacity as agent of such Seller, regardless of fault of Sellers’ Representative.

Section 14.15     Certain Waivers. Purchaser and Company agree, on their own behalf and on behalf of the other Purchaser Group (including Company Group following Closing), that, following the Closing, Vinson & Elkins LLP may serve as counsel to any Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins LLP of Company Group prior to the Closing Date. Purchaser, on behalf of itself and the other members of the Purchaser Group (including Company Group after the Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of any Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby (the “Subject Representation”), (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of Company Group prior to the Closing and (c) agrees that, in the event that a dispute arises between Purchaser, Company Group or any of their respective Affiliates, on the one hand, and any Seller and/or its Affiliates, on the other hand, none of Purchaser, Company Group or any of their respective Affiliates will object to Vinson & Elkins LLP representing any Seller and/or its Affiliates in such dispute due to the interests of any Seller and its Affiliates being directly adverse to Purchaser, Company Group or any of their respective Affiliates or due to Vinson & Elkins LLP having represented Company Group in a matter substantially related to such dispute. Purchaser further agrees that, as to all communications among Vinson & Elkins LLP, Company Group, any Seller or their respective Affiliates and representatives prior to the Closing that relate in any way to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Sellers and their respective Affiliates and may be controlled by any Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Purchaser, Company Group, or any of their respective Affiliates. To the extent that Purchaser, Company Group, or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of the applicable Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any member of Company Group and a Third Party (other than a Seller and its Affiliates) or any Governmental Authority after the Closing, any member of Company Group may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

Section 14.16     Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the earlier of valid termination of this Agreement pursuant to Article 12 and Closing) institute and prosecute an action in accordance with Section 14.3 to enforce specific performance of such covenant or agreement or seek any other equitable relief (without the posting of any bond and without proof of actual damages). Accordingly, each Party waives any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and any requirement for the security or posting of any bond in connection with the remedies described in this Section 14.16. To the extent any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (a) the tenth (10th) Business Day following the final resolution of such action or (b) such other time period established by the court presiding over such action.

Section 14.17     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 14.18     Guarantee.

(a)            Purchaser Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Purchaser’s obligations hereunder (the “Purchaser Parent Guarantee”), including, for the avoidance of doubt, Purchaser’s obligations under Article 2 and Article 10. The Purchaser Parent Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Purchaser Parent, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), in each case, with respect to Purchaser Parent. The Purchaser Parent Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Purchaser’s or Purchaser Parent’s obligations hereunder) or any assumption without the consent of Sellers and the Company of any such guaranteed obligation by any other party. The obligations of Purchaser Parent hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Purchaser with or into any Person or any sale or transfer by Purchaser of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchaser, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Purchaser’s or Purchaser Parent’s obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Purchaser or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Purchaser Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Sellers entered into this Agreement in reliance upon this Section 14.18. Purchaser Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Purchaser Parent set forth in this Section 14.18 are knowingly made in contemplation of such benefits.

(b)            Purchaser Parent hereby represents and warrants as follows: (i) Purchaser Parent is a corporation duly formed and validly existing under the Laws of the State of Texas, and has the requisite corporate power and authority to execute, deliver and perform obligations created by this Section 14.18; (ii) the execution, delivery and performance of this Agreement by Purchaser Parent has been duly and validly authorized and approved by all necessary corporate action; (iii) this Agreement has been duly executed and delivered by Purchaser Parent and constitutes a valid and legally binding obligation of Purchaser Parent, enforceable against Purchaser Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of public policy and/or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), in each case, with respect to Purchaser Parent; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, delivery and performance of this Section 14.18 by Purchaser Parent have been obtained or made, except as would not prevent or materially impair or delay, or would not reasonably be expected to prevent or materially impair or delay, the performance of Purchaser Parent’s obligations and covenants under this Section 14.18; (v) the execution, delivery and performance by Purchaser Parent of this Agreement do not and will not violate (A) its Governing Documents, (B) any applicable Law or (C) any material contractual restriction binding on Purchaser Parent or its assets, except in the case of clauses (B) and (C), as would not prevent or materially impair or delay, or would not reasonably be expected to prevent or materially impair or delay, the performance of Purchaser Parent’s obligations and covenants under this Section 14.18; and (vi) Purchaser Parent has, and, for so long as this Section 14.18 shall remain in effect in accordance with its terms, Purchaser Parent shall have, funds sufficient to satisfy all of its obligations hereunder.

(c)            Notwithstanding anything to the contrary herein, in the event of an action by any party entitled to enforce the provisions of this Section 14.18, Purchaser Parent shall have available to it all defenses that Purchaser would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchaser).

Section 14.19     Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at either Party’s written request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the transactions contemplated under this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

PALOMA HOLDINGS:

PALOMA PERMIAN HOLDINGS, LLC

By:	/s/ Mark J. Gabrisch
Name:	Mark J. Gabrisch
Title:	Executive Vice President, Land and Legal

PALOMA INTERMEDIATE:

PALOMA PERMIAN INTERMEDIATE, LLC

By:	/s/ Mark J. Gabrisch
Name:	Mark J. Gabrisch
Title:	Executive Vice President, Land and Legal

COMPANY:

PALOMA PERMIAN, LLC

By:	/s/ Mark J. Gabrisch
Name:	Mark J. Gabrisch
Title:	Executive Vice President, Land and Legal

Signature Page to Securities Purchase Agreement

PURCHASER:

MRC RANGER, LLC

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman and Chief Executive Officer

Solely for purposes of Section 14.18:

PURCHASER PARENT:

MRC ENERGY COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman and Chief Executive Officer

Signature Page to Securities Purchase Agreement